     As filed with the Securities and Exchange Commission on June 14, 2001
                                                       Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20549
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                      GEMSTAR-TV GUIDE INTERNATIONAL, INC.
             (Exact name of Registrant as specified in its charter)
         Delaware                    3651                    95-4782077
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of      Industrial Classification     Identification No.)
     incorporation or            Code Number)
      organization)             ---------------
       135 North Los Robles Avenue, Suite 800, Pasadena, California 91101
                                 (626) 792-5700
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                ---------------
                            Jonathan B. Orlick, Esq.
                      Gemstar-TV Guide International, Inc.
                          135 North Los Robles Avenue
                                   Suite 800
                           Pasadena, California 91101
                                 (626) 792-5700
                                ---------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                        Copies of all communications to:
       Robert W. Murray Jr., Esq.              Bruce E. Macdonough, Esq.
           Baker Botts L.L.P.                    Brian H. Blaney, Esq.
          599 Lexington Avenue                   Greenberg Traurig, LLP
        New York, New York 10022          2375 East Camelback Road, Suite 700
             (212) 705-5000                      Phoenix, Arizona 85016
                                                     (602) 445-8000
                                ---------------
  Approximate date of commencement of proposed sale to public: As soon as practicable after completion of the merger of SkyMall, Inc. ("SkyMall") with and into a subsidiary of Registrant.
  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
                                                     Proposed Maximum   Proposed Maximum       Amount of
      Title Of Each Class Of         Amount To Be     Offering Price   Aggregate Offering    Registration
    Securities To Be Registered      Registered (1)     Per Share            Price (2)          Fee (3)
---------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
 share...........................   820,585 Shares    Not applicable     $27,146,924.07        $6,786.73
---------------------------------------------------------------------------------------------------------
Preferred Stock Purchase Rights..   820,585 Rights          (4)                (4)                (4)
---------------------------------------------------------------------------------------------------------
Option Cash Election Rights......   686,066 Rights          (5)                (5)                (5)
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

(1) The number of shares of Gemstar-TV Guide International, Inc. ("Gemstar") common stock, par value $.01 per share, with Preferred Stock Purchase Rights, to be registered is based upon the sum of (1) the product of (a) 0.03759, the fraction of a share of Gemstar common stock issuable as part of the merger consideration for each share of SkyMall common stock, multiplied by (b) 16,723,953 shares of SkyMall common stock (which includes all shares of common stock outstanding on June 12, 2001 and shares issuable upon the exercise of certain option and warrants and other contractual arrangements) (the "SkyMall Share Number"), and (2) the product of (i) the quotient resulting from $1.50 divided by $37.75, the average of the high and low sales prices of Gemstar common stock on the Nasdaq National Market tier of The Nasdaq Stock Market ("Nasdaq") on June 11, 2001, as reported in published financial sources, multiplied by (ii) 4,830,280 shares of SkyMall common stock (which is the number of shares included in the SkyMall Share Number held by Robert M. Worsley, his spouse and a trust for the benefit of his children (the "Worsley Share Number")). Includes such additional number of shares as may be issuable upon application of an adjustment to the merger consideration to ensure that not less than 45% of the value of the merger consideration at the effective time of the merger consists of shares of Gemstar common stock.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to rules 457(f)(1) and 457(c) under the Securities Act of 1933, as amended (the "Securities Act"). Based upon $44,987,433.57, which represents the product of (1) $2.69, the average of the high and low sales prices of SkyMall common stock on Nasdaq on June 12, 2001, as reported in published financial sources, multiplied by (2) 16,723,953, the SkyMall Share Number. The amount of $17,840,509.50 was then subtracted from the result, which is the amount of cash to be paid by Gemstar as merger consideration, based upon the product of $1.50 multiplied by 11,893,673 (the SkyMall Share Number less the Worsley Share Number).
(3) Pursuant to Rule 0-11(a)(2) of the Securities Exchange Act of 1934, an amount of $9,398.86 was previously paid upon filing the Preliminary Proxy Statement on Schedule 14A by SkyMall, Inc., filed with the Commission on May 30, 2001 (File No. 000-21657). Pursuant to Rule 457(b) under the Securities Act, the amount previously paid is credited against the fee payable for filing this Registration Statement.
(4) The Preferred Stock Purchase Rights of Gemstar initially are carried and traded with the shares of the Gemstar common stock being registered hereby. The value attributable to such Preferred Stock Purchase Rights, if any, is reflected in the market price of Gemstar common stock.
(5) Represents the right of holders of an aggregate of 686,066 options to acquire SkyMall common stock to elect to receive cash in an amount equal to the excess of (1) the merger consideration otherwise receivable upon exercise of an option over (2) the exercise price of such option immediately prior to the effective time of the merger.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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                                 SKYMALL, INC.
                             1520 East Pima Street
                               Phoenix, AZ 85034

                                 June 14, 2001

To Our Stockholders:

   You are cordially invited to attend a special meeting of stockholders of SkyMall, Inc. to be held at SkyMall's corporate offices located at 1520 East Pima Street, Phoenix, Arizona 85304 on July 17, 2001 at 9:00 a.m. local time.

   At the special meeting, you will be asked to vote on the approval of an Agreement and Plan of Merger, dated as of May 14, 2001, among Gemstar -TV Guide International, Inc. ("Gemstar"), GSky Acquisition Sub, Inc., a wholly-owned subsidiary of Gemstar, and SkyMall, under which SkyMall will merge with and into GSky Acquisition Sub. GSky Acquisition Sub will continue as the surviving corporation and change its name to "SkyMall, Inc."

   As a result of the merger, you will be entitled to receive 0.03759 of a share of Gemstar common stock and $1.50 in cash for each share of SkyMall common stock you own immediately prior to the merger.

   Our board of directors has approved the merger agreement and the merger and believes it is in the best interests of SkyMall and its stockholders. Accordingly, the board of directors recommends that you vote FOR the proposal to approve the merger agreement and the merger at the special meeting.

   The attached notice of special meeting and proxy statement/prospectus explain the proposed merger and provide specific information concerning the special meeting. Please read these materials carefully. Do not send any certificates representing your SkyMall common stock at this time.

   The affirmative vote of the holders of a majority of the outstanding shares of SkyMall's common stock is required to approve the merger agreement and the merger. My family and I control approximately 30% of the common stock outstanding, and we have agreed to vote all of our shares in favor of the proposal to approve the merger agreement and the merger. It is a requirement of Gemstar that all of our shares be exchanged for Gemstar common stock, which we will then hold according to the terms of a five-year lock-up agreement. Unlike other stockholders, my family and I will not receive any cash in the merger. For each share of SkyMall common stock we hold, my family and I will receive
0.03759 of a share of Gemstar common stock plus an additional fraction of a share determined by dividing $1.50 by the volume weighted average sale price of a share of Gemstar common stock on the closing date of the merger.

   Whether or not you plan to attend the special meeting, we urge you to complete, sign and promptly return the enclosed proxy card to assure that your shares will be voted at the special meeting. Failure to return a properly executed proxy card and/or to vote at the special meeting will have the same effect as a vote against approval of the merger agreement and the merger.

                                          Sincerely,

                                          /s/ Robert M. Worsley
                                          Robert M. Worsley
                                          Chief Executive Officer

WE URGE YOU TO CONSIDER THOSE MATTERS SET FORTH UNDER THE HEADING
"RISK FACTORS" BEGINNING ON PAGE 15 OF THE ACCOMPANYING PROXY
STATEMENT/PROSPECTUS.

   Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares of Gemstar common stock to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

   This proxy statement/prospectus is dated June 14, 2001 and is first expected to be mailed to SkyMall stockholders on or about June 18, 2001.

                      REFERENCE TO ADDITIONAL INFORMATION

   This proxy statement/prospectus "incorporates by reference" important business and financial information about SkyMall and Gemstar from documents that are not included in or delivered with this proxy statement/prospectus. You may obtain documents incorporated by reference in this proxy statement/prospectus without charge by requesting them in writing or by telephone from the appropriate company at the following addresses:

                SkyMall, Inc.                       Gemstar-TV Guide International, Inc.
            1520 East Pima Street                  135 North Los Robles Avenue, Suite 800
              Phoenix, AZ 85034                              Pasadena, CA 91101
             Tel: (602) 254-9777                            Tel: (626) 792-5700
          Attn: Corporate Secretary                      Attn: Corporate Secretary

   In order to obtain the documents in time for the special meeting, you must request the documents from us by July 10, 2001, which is five business days prior to the date of the special meeting.

   For a more detailed description of the information incorporated by reference into this proxy statement/prospectus and how you may obtain it, see "Summary-- Where You Can Find More Information" on page 13.

                                 SKYMALL, INC.
                             1520 East Pima Street
                               Phoenix, AZ 85034

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          To Be Held on July 17, 2001

To the Stockholders of SkyMall, Inc.:

   A special meeting of stockholders of SkyMall, Inc. will be held at SkyMall's corporate offices located at 1520 East Pima Street, Phoenix, Arizona 85304 on July 17, 2001 at 9:00 a.m. local time, for the following purposes:

     1. To consider and vote upon a proposal to approve the merger of SkyMall with a wholly-owned subsidiary of Gemstar-TV Guide International, Inc. ("Gemstar") and adopt the Agreement and Plan of Merger, dated as of May 14, 2001, among Gemstar, GSky Acquisition Sub, Inc., and SkyMall, under which:

    .  SkyMall will be merged with GSky Acquisition Sub, and GSky
       Acquisition Sub will continue as the surviving corporation and change its name to "SkyMall, Inc." and be a wholly-owned subsidiary of Gemstar; and

    . each issued and outstanding share of SkyMall common stock will be converted into and represent the right to receive 0.03759 of a share of Gemstar common stock and $1.50 in cash; however, each share of SkyMall common stock held by Robert M. Worsley, his spouse and a trust for the benefit of their children will be entitled to receive the same 0.03759 of a share of Gemstar common stock to be received by other stockholders plus the fraction of a share of Gemstar common stock determined by dividing $1.50 by the volume weighted average sale price of a share of Gemstar common stock on the closing date of the merger; and

     2. To transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

   Our board of directors has approved the merger agreement and the merger and recommends that you vote FOR approval of the merger agreement and the merger. These proposals are described in more detail in the accompanying proxy statement/prospectus, which you should read in its entirety before voting. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement/prospectus.

   Only stockholders of record at the close of business on June 14, 2001 are entitled to notice of the special meeting and to vote at the special meeting and at any adjournments thereof. For ten days prior to the special meeting, a complete list of stockholders entitled to vote at the special meeting will be available for examination by any stockholder for any purpose germane to the special meeting during ordinary business hours at the principal executive offices of SkyMall located in Phoenix, Arizona.

   All SkyMall stockholders are cordially invited to attend the special meeting in person. However, to ensure your representation at the special meeting, you are urged to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope or to vote telephonically or electronically via the Internet as provided on the enclosed proxy card. You may revoke your proxy in the manner described in the accompanying proxy statement/prospectus at any time before it is voted at the special meeting. If you fail to return a properly executed proxy card or to vote telephonically, electronically, or in person at the special meeting, the effect will be a vote against the proposal to approve the merger agreement and the merger.

                                          By order of the board of directors,

                                          /s/ Christine A. Aguilera
                                          Christine A. Aguilera
                                          Secretary

Phoenix, Arizona
June 14, 2001

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
QUESTIONS AND ANSWERS ABOUT THE PROPOSALS..................................   1
SUMMARY ...................................................................   4
RISK FACTORS...............................................................  15
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS..........................  22
THE COMPANIES INVOLVED IN THE MERGER.......................................  23
  SkyMall, Inc. ...........................................................  23
  Gemstar-TV Guide International, Inc. ....................................  23
  GSky Acquisition Sub, Inc. ..............................................  24
THE SPECIAL MEETING........................................................  24
  Special Meeting to Vote on the Proposed Merger...........................  24
  Date, Time and Place.....................................................  24
  Purpose of the Special Meeting...........................................  24
  Record Date..............................................................  24
  List of Stockholders.....................................................  24
  Shares Entitled to Vote..................................................  24
  Quorum Requirement.......................................................  24
  Shares Beneficially Owned by SkyMall's Directors and Executive Officers..  25
  Vote Necessary to Approve the Merger Agreement and the Merger............  25
  Proxies..................................................................  25
  Voting in Person.........................................................  26
  Proxy Solicitation.......................................................  26
THE MERGER.................................................................  27
  Background of the Merger.................................................  27
  SkyMall's Reasons for the Merger.........................................  28
  Recommendation of SkyMall's Board of Directors...........................  30
  Opinion of SkyMall's Financial Advisor...................................  30
  Gemstar's Reasons for the Merger.........................................  36
  Accounting Treatment.....................................................  36
  Certain Financial Projections............................................  37
  Interests of SkyMall's Officers and Directors in the Merger..............  37
  Indemnification and Insurance............................................  39
  Material U.S. Federal Income Tax Consequences of the Merger..............  39
  Delisting and Deregistration of SkyMall Common Stock.....................  42
  Regulatory Matters.......................................................  42
  Restrictions on Sales by Affiliates of SkyMall...........................  42
THE MERGER AGREEMENT.......................................................  44
  Structure of Merger......................................................  44
  Merger Consideration.....................................................  44
  Effective Time of the Merger.............................................  44
  Conversion of Shares in the Merger.......................................  44
  Exchange Agent; Procedures for Exchange of Certificates..................  45
  Treatment of SkyMall Stock Options in the Merger.........................  45
  Treatment of Warrants in the Merger......................................  46
  Conditions to Completing the Merger......................................  46
  Conduct of SkyMall's Business Pending the Merger.........................  48
  Other Covenants..........................................................  50
  Indemnification of SkyMall Directors and Officers........................  51
  Termination..............................................................  51
  No Solicitation; Termination Fee.........................................  52
  Representations and Warranties...........................................  53
  Amendment, Extension and Waiver..........................................  54

                                                                             Page
                                                                             ----
  Expenses..................................................................   54
OTHER AGREEMENTS............................................................  55
  Voting Agreement..........................................................  55
  Lock-up Agreement.........................................................  55
  Option Agreement..........................................................  55
  Worsley Employment Agreement..............................................  56
COMPARISON OF RIGHTS OF STOCKHOLDERS........................................  57
SUBMISSION OF STOCKHOLDER PROPOSALS.........................................  66
EXPERTS.....................................................................  67
LEGAL MATTERS...............................................................  67
ANNEX A-Agreement and Plan of Merger........................................ A-1
ANNEX B-Opinion of Robertson Stephens, Inc. ................................ B-1

                   QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q: What will I receive in the merger?

A: If we complete the merger, you will receive 0.03759 of a share of Gemstar common stock and $1.50 in cash in exchange for each share of SkyMall common stock that you hold on the date of the merger. We will not issue fractional shares of Gemstar common stock in the merger. Instead, you will receive cash in an amount determined by multiplying the fraction of Gemstar common stock by $39.90. However, to ensure that the merger qualifies as a reorganization within the meaning of Section 368 of the Internal Revenue Code, the consideration you receive may be adjusted to ensure that at least 45% in value of the consideration paid to all SkyMall stockholders at the time of the merger consists of Gemstar common stock. Had the merger been effected on June 12, 2001, the Gemstar stock issuable in the merger would have represented approximately 58% of the overall value of the merger consideration payable to SkyMall stockholders as of that date.

Q: Why will Robert Worsley receive different consideration in the merger for his SkyMall shares?

A: Mr. Worsley will continue as SkyMall's CEO after the merger, and it is a condition of Gemstar that he receive only Gemstar stock in the merger. Therefore, unlike other SkyMall stockholders, Mr. Worsley and his family will receive no cash in the merger. To encourage Mr. Worsley to contribute to the long-term goals of the merger, his shares, as well as those owned by his wife and a trust for the benefit of their children, will be subject to a five-year lock-up agreement with Gemstar. In order to ensure that the different consideration being received by the Worsleys is fair to SkyMall's public stockholders, the additional number of shares of Gemstar stock the Worsleys will receive will equal the number of shares of Gemstar stock they could purchase at the time of the merger (before taxes) with the cash consideration they would receive were they treated the same as other SkyMall stockholders in the merger.

   For a more complete description of what you will receive in the merger and what Robert M. Worsley and his family will receive in the merger, see the section entitled "The Merger Agreement--Merger Consideration."

Q: Does SkyMall's board of directors recommend voting in favor of the merger agreement and the merger?

A: Yes. After careful consideration, your board of directors has determined that the merger is fair to you and in your best interests as a stockholder of SkyMall. SkyMall's board of directors has unanimously approved the merger agreement and the merger and unanimously recommends that you vote in favor of the merger agreement and the merger.

   For a more complete description of the recommendation of and factors considered by SkyMall's board of directors, see the section entitled "The Merger--SkyMall's Reasons for the Merger."

Q: Will I recognize taxable gain or loss for U.S. federal income tax purposes in the merger?

A: It is a non-waivable condition of the merger that SkyMall and Gemstar receive an opinion at closing from their respective legal counsel that the merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code. Assuming that the merger so qualifies, in general, a SkyMall stockholder will not recognize loss, but will recognize gain to the extent of the lesser of:

  .  the cash received; or

  . the excess of the sum of the fair market value of the Gemstar common stock and the amount of cash received over the stockholder's adjusted tax basis in the shares of SkyMall common stock that the stockholder surrenders in exchange for that Gemstar common stock and cash.

   Under certain circumstances, gain recognized by a SkyMall stockholder may be treated as a dividend, and thus as ordinary income rather than as capital gain.

   Tax matters are very complicated and the tax consequences of the merger to each SkyMall stockholder will depend on the stockholder's particular facts and circumstances. We strongly encourage you to consult your own tax advisor to determine your particular tax consequences.

   For a more complete description of the tax consequences of the merger, see the section entitled "The Merger--Material U.S. Federal Income Tax Consequences of the Merger."

Q: Are there risks I should consider in deciding whether to vote for the merger?

A: Yes. For example, the number of shares of Gemstar common stock that you will receive in the merger will not be adjusted based on changes in the market price of Gemstar common stock before the completion of the merger. As a result, you will not know the value of the shares you will receive in the merger at the time you vote on the merger. SkyMall is not permitted to "walk away" from the merger or resolicit the vote of its stockholders based on changes in the market price of Gemstar common stock. We urge you to obtain current market quotations of Gemstar common stock (Nasdaq: GMST) and SkyMall common stock (Nasdaq: SKYM). In evaluating the merger, you should carefully consider these and other factors discussed in the section entitled "Risk Factors." You should also see the sections entitled "The Merger--SkyMall's Reasons for the Merger" and "--Recommendation of SkyMall's Board of Directors."

Q: What do I need to do now?

A: We urge you to read this proxy statement/ prospectus carefully, including its annexes, and to consider how the merger affects you as a stockholder. You may also want to review the documents referenced under "Summary--Where You Can Find More Information."

Q: How do I vote?

A: Simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. If you do not include instructions on how to vote your proxy, we will vote your shares "FOR" approval and adoption of the merger agreement and the merger unless your shares are held in a brokerage account (see the next Question and Answer regarding shares held by brokers in "street name"). If you fail to return your proxy card or to vote in person, the effect will be a vote against the merger agreement and the merger. You may also vote by telephone or the Internet, as described on your proxy card. For a more complete description of voting at the meeting, see the section entitled "The Special Meeting-- Proxies."

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker. If you do not instruct your broker to vote your shares, it will be equivalent to voting against the merger agreement and the merger.

   For a more complete description of voting shares held in "street name," see the section entitled "The Special Meeting--Proxies."

Q: What do I do if I want to change my vote?

A: If you want to change your vote, send the secretary of SkyMall a later-dated, signed proxy card before the special meeting or attend the meeting and vote in person. You may also revoke your proxy by sending written notice to the secretary of SkyMall before the meeting.

   For a more complete description of how to change your vote, see the section entitled "The Special Meeting--Proxies."

Q. Should I send in my stock certificates now?

A: No. After we complete the merger, we will send you written instructions for exchanging your SkyMall stock certificates for Gemstar common stock certificates and the cash portion of the merger consideration, which will be paid by check.

Q: When do you expect to complete the merger?

A: Subject to stockholder approval, we expect to complete the merger promptly after the special meeting.

   For a description of the conditions to completion of the merger, see the section entitled "The Merger Agreement--Conditions to Completing the Merger."

Q: Am I entitled to appraisal rights?

A: Under Nevada law, you do not have the right to an appraisal of the value of your shares of SkyMall common stock in connection with the merger.

Q: Whom should I call with questions?

A: You should call SkyMall's Investor Relations department at (602) 254-9777 with any questions about the merger.

   You may also obtain additional information about SkyMall and Gemstar from documents filed by them with the Securities and Exchange Commission by following the instructions in the section entitled "Summary--Where You Can Find More Information."

                                    SUMMARY

   This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. To better understand the merger, you should read this entire document carefully, including the Agreement and Plan of Merger, which is attached as Annex A, and the other documents to which we refer you. In addition, we incorporate by reference in this proxy statement/prospectus important business and financial information about SkyMall and Gemstar. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled "--Where You Can Find More Information" on page 13.

The Companies:

SkyMall, Inc.
1520 East Pima Street
Phoenix, Arizona 85034
Tel: (602) 254-9777

SkyMall is a multi-channel specialty retailer that provides a large selection of premium-quality products and services to consumers from a wide variety of merchants and partners. SkyMall is best known for its in-flight catalog, which is available on more than 73% of all domestic airlines, reaching approximately 540 million domestic airline passengers annually. Through its skymall.com, inc. subsidiary, which operates the skymall.com Web site, SkyMall offers an expanded selection of products and services to online shoppers.

Gemstar- TV Guide International, Inc.
135 North Los Robles Avenue
Suite 800
Pasadena, California 91101
Tel: (626) 792-5700

Gemstar is a leading global technology and media company focused on consumer entertainment. Gemstar has three major business sectors: the Technology and Licensing Sector, the Interactive Platform Sector and the Media and Services Sector. Gemstar acquired TV Guide, Inc. on July 12, 2000. TV Guide is now a wholly-owned subsidiary of Gemstar.

The Proposed Merger (see page 27)

In the proposed merger, Gemstar will acquire SkyMall by merging SkyMall with a wholly-owned subsidiary of Gemstar. Each SkyMall stockholder (other than the Worsleys) will be entitled to receive, for each share of SkyMall common stock owned by them immediately prior to the merger, $1.50 in cash and 0.03759 of a share of Gemstar common stock (plus cash in lieu of any fractional share after taking into account the total number of shares of Gemstar common stock issuable to them in the merger). In lieu of the cash portion of the merger consideration, the Worsleys will receive additional shares of Gemstar common stock equal to that number which they could purchase, as of the close of business on the date the proposed merger is closed, with the cash they otherwise would have received had they received (before taxes) the same merger consideration as all other SkyMall stockholders. All of the shares received by the Worsleys will be subject to the terms of a five-year lock-up agreement with Gemstar.

Recommendation of SkyMall's Board of Directors (see page 30)

After careful consideration, your board of directors has determined that the merger is fair to you and in your best interests as a stockholder of SkyMall. SkyMall's board of directors has unanimously approved the merger agreement and the merger and unanimously recommends you vote in favor of the merger agreement and the merger.

SkyMall's Reasons for the Merger (see page 28)

SkyMall's board of directors believes that the terms of the merger agreement and the merger are fair to, and in the best interests of, SkyMall and its stockholders. In reaching its decision, SkyMall's board of directors considered numerous factors, including the following:

  . SkyMall's business, operations, prospects, projected financial performance, and competitive position and current trends in the catalog and specialty retailer industries;

  . the opinion of Robertson Stephens, Inc. to the board of directors dated May 14, 2001 as to the fairness of the merger consideration, from a financial point of view, as of that date, to holders of shares of SkyMall common stock (other than Robert M. Worsley, Christi M. Worsley and/or Robert Merrill Worsley and Christi Marie Worsley Family Revocable Trust dated July 29, 1998, Gemstar or any of its affiliates and any dissenting stockholders) pursuant to the merger agreement; and

  . the fact that Robert M. Worsley and Christi M. Worsley and a trust for the benefit of their children (SkyMall's principal stockholders and beneficial owners of approximately 30% of the outstanding shares) indicated that they were prepared to endorse the merger agreement, and that they expressly agreed to vote all of their shares in favor of the merger.

Opinion of SkyMall's Financial Advisor (see page 30)

SkyMall's financial advisor, Robertson Stephens, Inc., has rendered a written opinion to SkyMall's board of directors that, as of May 14, 2001, the merger consideration was fair, from a financial point of view, to holders of shares of SkyMall common stock (other than Robert M. Worsley, Christi M. Worsley and/or Robert Merrill Worsley and Christi Marie Worsley Family Revocable Trust dated July 29, 1998, Gemstar or any of its affiliates and any dissenting stockholders). The opinion is subject to the considerations, qualifications and limitations set forth in the opinion. The opinion is attached to this proxy statement/prospectus as Annex B and we urge you to read it in its entirety. The opinion does not constitute a recommendation to any SkyMall stockholder as to how such stockholder should vote on the merger.

The Merger Agreement (see page 44)

We have attached the merger agreement, which is the legal document that governs the merger, to this proxy statement/prospectus as Annex A. We encourage you to read the merger agreement carefully.

Conditions to the Merger (see page 46)

We will complete the merger only if a number of mutual conditions are satisfied or waived, including the following:

  . the merger agreement and the merger must be approved and adopted by SkyMall's stockholders at the special meeting; and

  . no law, judgment or other legal restraint is in effect preventing the merger from occurring as described in the merger agreement.

Gemstar's obligation to complete the merger is conditioned on the satisfaction or waiver of a number of conditions. These conditions may be waived only by Gemstar and include the following:

  . the representations and warranties by SkyMall in the merger agreement must be true in all material respects;

  . SkyMall must have performed and complied in all material respects with all its obligations under the merger agreement;

  .  no law may be in effect that:

    (1) prohibits the parties from completing the merger;

    (2) imposes material damages or penalties in connection with the merger;

    (3) as a result of completing the merger, requires Gemstar or SkyMall to divest a material portion of its business or assets;

    (4) materially limits Gemstar's ability to own the common stock of the surviving corporation in the merger;

    (5) as a result of completing the merger, prohibits Gemstar from engaging in any material business; or

    (6) after completing the merger, is reasonably likely to have a material adverse effect on the business, financial condition, results of operations or prospects of Gemstar;

  . SkyMall must have obtained all required consents and approvals from government authorities; and

  . nothing has occurred since the date of signing the merger agreement (May 14, 2001) which could reasonably be expected to have a material adverse effect on the business, financial condition, results of operations or prospects of SkyMall.

It is also a non-waivable condition that Gemstar receive an opinion from its counsel that the merger will qualify as a "reorganization" under Section 368 of the Internal Revenue Code.

   SkyMall's obligation to complete the merger is conditioned on the satisfaction or waiver of a number of conditions, including the following:

  . the representations and warranties by Gemstar in the merger agreement must be true in all material respects;

  . Gemstar must have performed and complied in all material respects with its obligations under the merger agreement; and

  .  no law may be in effect that:

    (1) prohibits the parties from completing the merger;

    (2) imposes material damages or penalties in connection with the merger;

    (3) as a result of completing the merger, requires Gemstar to divest a material portion of its business or assets, or materially limits Gemstar from engaging in any material business; or

    (4) after completing the merger, is reasonably likely to have a material adverse effect on the business, financial condition, results of operations or prospects of Gemstar.

It is also a non-waivable condition that SkyMall receive an opinion from its counsel that the merger will qualify as a "reorganization" under Section 368 of the Internal Revenue Code.

Termination (see page 51)

SkyMall and Gemstar can mutually agree to terminate the merger agreement at any time before the merger is completed.

In addition, either SkyMall or Gemstar may terminate the merger agreement if any of the following occurs:

  . the parties do not complete the merger by September 30, 2001; however, this right to terminate is not available to any party who is responsible for the failure of the merger to occur by that date or who has breached the merger agreement;

  .  a court or other governmental body permanently prohibits the merger; or

  . SkyMall's stockholders do not approve and adopt the merger agreement and the merger at the special meeting; however, this right is not available to SkyMall if a third party takeover proposal is publicly announced prior to the special meeting unless SkyMall pays to Gemstar a $1,940,000 termination fee and reimburses Gemstar for certain of its expenses up to $500,000.

   Gemstar may terminate the merger agreement if:

  . SkyMall breaches any of its representations, warranties or obligations in the merger agreement and cannot cure the breach within the time period specified in the merger agreement; or

  . after May 14, 2001, a third party takeover proposal is publicly announced or received by SkyMall, and either:

    (1) SkyMall fails to submit the merger agreement and the merger to a stockholder vote at a meeting of SkyMall stockholders;

    (2) SkyMall's board of directors withholds, withdraws or modifies its recommendation to its stockholders to approve the merger agreement and the merger, in a manner that is adverse to Gemstar; or

    (3) the special meeting of SkyMall stockholders has been held and the SkyMall stockholders do not approve and adopt the merger agreement and the merger.

SkyMall may terminate the merger agreement if:

  . Gemstar breaches any of its representations, warranties or obligations in the merger agreement and cannot cure the breach within the time period specified in the merger agreement.

Termination Fees (see page 52)

SkyMall will be obligated to pay Gemstar a termination fee of $1,940,000 and certain expense reimbursements up to $500,000 if the merger agreement is terminated under specified circumstances set forth in the merger agreement.

Option Agreement (see page 55)

SkyMall has granted Gemstar an option to acquire 19.9% of SkyMall's common stock for $3.00 per share if the merger agreement is terminated after another takeover proposal has been publicly announced for SkyMall.

SkyMall Not to Engage in Discussions for Alternative Transactions (see page 52)

Until the parties complete the merger or terminate the merger agreement, SkyMall has agreed not to take any of the following actions:

  . initiate, solicit, encourage or facilitate the making of any offer or proposal that is or is reasonably likely to lead to an alternative transaction; or

  .  enter into any agreement regarding any alternative transaction.

However, if after May 14, 2001, SkyMall receives an unsolicited proposal for an alternative transaction, it may participate in discussions regarding the transaction if SkyMall's board of directors reasonably determines it is a superior proposal and notifies Gemstar, as described in the merger agreement.

Regulatory Matters (see page 42)

If we determine it is necessary, we will make filings and take other actions necessary to obtain required approvals from governmental authorities in connection with the proposed merger, including U.S. antitrust authorities, with a view to completing the merger as soon as possible. We are not aware of any government approvals that need to be obtained in connection with the merger at this time.

Accounting Treatment (see page 36)

The merger will be accounted for as a purchase in accordance with generally accepted accounting principles.

Interests of SkyMall's Officers and Directors in the Merger (see page 37)

When considering the recommendation of SkyMall's board of directors, you should be aware that members of SkyMall's management and board of directors may be deemed to have interests in the merger that are different from, or in addition to, yours as a stockholder of SkyMall. A significant number of SkyMall's directors and executive officers hold SkyMall options under SkyMall's stock option plans. Those options will become exercisable for the same consideration as that received by SkyMall's public stockholders, or may be exchanged, at the election of the holder, for cash with the equivalent value. For a more complete description of how SkyMall stock options will be treated in the merger, see the section entitled "The Merger Agreement--Treatment of SkyMall Stock Options in the Merger."

SkyMall's Chief Executive Officer, Robert M. Worsley, as well as his wife and a trust for the benefit of their children, will receive solely Gemstar common stock for their shares of SkyMall common stock in the merger. The shares of Gemstar common stock received by the Worsleys in the merger will be held by them in accordance with a five-year lock-up agreement with Gemstar. Mr. Worsley has also entered into a new employment agreement with SkyMall, which will take effect upon completion of the merger. The employment agreement provides for base salary and bonus payments that are consistent with Mr. Worsley's compensation by SkyMall prior to the merger. The employment agreement contains an agreement to grant an option to acquire 105,000 shares of Gemstar common stock to Mr. Worsley as compensation for his future services to Gemstar after the merger. See "Other Agreements--Worsley Employment Agreement."

Additionally, as an inducement to Mr. Worsley to endorse the merger, Gemstar has agreed, subject to certain conditions, to advance up to $5.1 million in cash to SkyMall for purposes of making a payment to a charitable foundation as directed by a former stockholder of SkyMall. This payment will result in, among other things, a release of Mr. Worsley and his wife from an obligation to make certain contributions to the charitable foundation designated by such former stockholder. See the section entitled "The Merger--Interests of SkyMall's Officers and Directors in the Merger."

Indemnification and Insurance (see page 39)

The merger agreement provides for the indemnification of SkyMall's officers, directors and employees and for the continuation of directors and officers liability insurance for three years following the merger.

Vote Required for the Merger

The affirmative vote of the holders of a majority of the shares of SkyMall common stock outstanding on the record date for the special meeting is required to approve the merger agreement and the merger. As described below, shares of common stock controlled by Robert M. Worsley, SkyMall's CEO, representing approximately 30% of the shares entitled to vote at the special meeting, are subject to the terms of a voting agreement with Gemstar, and are required to be voted in favor of approval of the merger agreement and the merger. Other directors and executive officers of SkyMall, beneficially owning an additional 4.2% of the shares entitled to vote at the special meeting, have indicated their intention to vote in favor of approval of the merger agreement and the merger at the special meeting.

Voting Agreement (see page 55)

Robert M. Worsley, SkyMall's CEO, as an inducement to Gemstar to enter into the merger agreement, has entered into a voting agreement with Gemstar under which he has agreed to cause all of the shares of SkyMall common stock beneficially owned by him, representing approximately 30% of the SkyMall shares entitled to vote at the special meeting, to be voted in favor of the merger agreement and the merger. This voting agreement is filed as an exhibit to Gemstar's registration statement for the shares of Gemstar common stock to be issued in the merger.

Dividends

Gemstar does not expect to pay any dividends on its common stock for the foreseeable future.

Restrictions on Your Ability to Sell Gemstar Common Stock

All shares of Gemstar common stock received by you in connection with the merger will be freely transferable unless you are considered an "affiliate" of SkyMall under the Securities Act of 1933. If you are an affiliate of SkyMall, then prior to the first anniversary of the merger sales may be made by you only under a registration statement or an exemption under the Securities Act, including Rule 145.

             SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

Gemstar

   The table below provides you with selected consolidated historical financial data for Gemstar. The financial data as of March 31, 2001 and for the three months ended March 31, 2001 and 2000 are derived from the unaudited condensed consolidated financial statements of Gemstar included in Gemstar's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, incorporated by reference into this proxy statement/prospectus. The financial data as of December 31, 2000 and March 31, 2000, for the nine months ended December 31, 2000 and for the years ended March 31, 2000 and 1999 are derived from the audited consolidated financial statements of Gemstar included in Gemstar's Transition Report on Form 10-K, as amended, for the transition period from April 1, 2000 to December 31, 2000, incorporated by reference into this proxy statement/prospectus. The financial data as of March 31, 1999, 1998 and 1997 and for the years ended March 31, 1998 and 1997 are derived from the consolidated financial statements of Gemstar not included or incorporated by reference into this proxy statement/prospectus. This information is only a summary and you should read it together with the financial information incorporated by reference into this proxy statement/prospectus. For copies of the information incorporated by reference, see "--Where You Can Find More Information."

         Gemstar-Selected Consolidated Historical Financial Information
                     (in thousands, except per share data)

                                             Nine months
                            Three months        ended
                           ended March 31,   December 31,        Year ended March 31,
                          ------------------ ------------ ----------------------------------
                            2001(1)   2000    2000(1)(2)    2000     1999     1998    1997
                          ---------  ------- ------------ -------- -------- -------- -------
Statement of Operations
 Data:
Revenues................  $ 352,468  $83,993  $ 731,109   $241,439 $168,166 $126,552 $82,997
Operating (loss)
 income.................   (127,739)  39,478   (219,436)   110,925   81,598   48,243  (5,558)
Net (loss) income.......   (123,240)  27,331   (213,114)    81,317   60,145   35,127  (8,766)
(Loss) earnings per
 share:
 Basic..................      (0.30)    0.13      (0.64)      0.40     0.30     0.18   (0.05)
 Diluted................      (0.30)    0.11      (0.64)      0.33     0.26     0.17   (0.05)
Other Data:
EBITDA (3)..............    119,974   56,965    242,170    132,683   88,128   64,367  (1,600)

                                                               March 31,
                          March 31,  December 31, -----------------------------------
                            2001         2000       2000     1999     1998     1997
                         ----------- ------------ -------- -------- -------- --------
Balance Sheet Data:
Total assets............ $10,589,174 $10,789,477  $467,171 $256,979 $187,200 $131,525
Long-term debt less
 current portion........     565,993     586,485       --       --       --       --
Total stockholders'
 equity.................   7,935,263   8,055,963   385,657  185,160  103,630   53,631

--------
(1) Effective July 12, 2000, Gemstar's consolidated operating results include the operating results of TV Guide. TV Guide was acquired in a transaction accounted for as a purchase.
(2) In November 2000, Gemstar's Board of Directors approved the change of Gemstar's fiscal year end from March 31 to December 31.
(3) EBITDA means operating income before depreciation and amortization, stock compensation expense related to assumed TV Guide stock options and nonrecurring expenses. Due to purchase accounting related to Gemstar's acquisition of TV Guide on July 12, 2000, the operating results for periods subsequent to July 12, 2000 reflect significant increases in amortization of goodwill and other intangible assets. EBITDA is presented supplementally as Gemstar believes it is a standard measure commonly reported and widely used by analysts, investors and others associated with its industry. However, EBITDA does not take into account substantial costs of doing business, such as income taxes and interest expense. While many in the financial community consider EBITDA to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with generally accepted accounting principles. Additionally, Gemstar's calculation of EBITDA may be different than the calculation used by other companies and, therefore, comparability may be affected.

SkyMall

   The table below provides you with selected consolidated historical financial data for SkyMall. The financial data as of March 31, 2001 and for the three months ended March 31, 2001 and 2000 are derived from the unaudited condensed consolidated financial statements of SkyMall included in SkyMall's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, incorporated by reference into this proxy statement/prospectus. The financial data as of December 31, 2000 and 1999 and for the years ended December 31, 2000, 1999, and 1998 are derived from the audited consolidated financial statements of SkyMall included in SkyMall's Annual Report on Form 10-K, as amended, for the year ended December 31, 2000, incorporated by reference into this proxy statement/prospectus. The financial data as of December 31, 1998, 1997 and 1996 and for the years ended December 31, 1997 and 1996 are derived from the consolidated financial statements of SkyMall not included or incorporated by reference into this proxy statement/prospectus. This information is only a summary and you should read it together with the financial information incorporated by reference into this proxy statement/prospectus. For copies of the information we incorporated by reference, see "--Where You Can Find More Information."

        SkyMall-Selected Consolidated Historical Financial Information
                     (in thousands, except per share data)

                           Three Months Ended
                                March 31,                      Year Ended December 31,
                          ----------------------  ----------------------------------------------------
                             2001        2000        2000       1999       1998      1997      1996
                          ----------  ----------  ----------  ---------  --------- --------- ---------
Statement of Operations
 Data:
Merchandise sales, net..    $ 13,539    $ 15,645    $ 62,474   $ 60,665    $49,320   $42,844   $30,978
Placement fees and
 other..................       4,631       4,362      19,595     18,276     22,722    23,532    14,921
                          ----------  ----------  ----------  ---------  --------- --------- ---------
   Total revenues.......      18,170      20,007      82,069     78,941     72,042    66,376    45,899
Cost of goods sold......      10,973      12,761      47,983     46,422     39,292    40,657    26,471
                          ----------  ----------  ----------  ---------  --------- --------- ---------
   Gross Margin.........       7,197       7,246      34,086     32,519     32,750    25,719    19,428
                          ----------  ----------  ----------  ---------  --------- --------- ---------
Media expenses..........       2,513       3,026      12,745     13,599     11,353     9,082     7,670
Selling expenses........       1,152       1,086       4,656      4,481      3,474     3,450     2,476
Customer service and
 fulfillment expenses...       1,309       1,743       5,371      6,657      5,332     4,297     2,823
General and
 administrative
 expenses...............       4,630       8,638      26,702     32,604      9,002     6,481     3,340
                          ----------  ----------  ----------  ---------  --------- --------- ---------
Total operating
 expenses...............       9,604      14,493      49,474     57,341     29,161    23,310    16,309
                          ----------  ----------  ----------  ---------  --------- --------- ---------
Income (loss) from
 operations.............      (2,407)     (7,247)    (15,388)   (24,822)     3,589     2,409     3,119
Interest and other
 income (expense), net..         (94)       (211)       (654)      (231)       404       462      (651)
                          ----------  ----------  ----------  ---------  --------- --------- ---------
Income (loss) before
 income taxes...........      (2,501)     (7,458)    (16,042)   (25,053)     3,993     2,871     2,468
Provision (benefit) for
 income taxes...........         --          --          --        (913)     1,707       300       280
                          ----------  ----------  ----------  ---------  --------- --------- ---------
Net income (loss).......      (2,501)     (7,458)    (16,042)   (24,140)     2,286     2,571     2,188
Preferred stock
 dividends..............         --          --          --         --         --        --         77
                          ----------  ----------  ----------  ---------  --------- --------- ---------
Net income (loss)
 available for common
 shares.................    $ (2,501)   $ (7,458)   $(16,042)  $(24,140)   $ 2,286   $ 2,571   $ 2,111
                          ==========  ==========  ==========  =========  ========= ========= =========
Diluted net income
 (loss) per common
 share..................    $  (0.16)   $  (0.57)   $  (1.11)  $  (2.60)   $   .27   $   .30   $   .38
                          ==========  ==========  ==========  =========  ========= ========= =========
Diluted weighted average
 shares outstanding.....  15,818,711  12,983,824  14,480,314  9,271,330  8,602,177 8,675,803 5,599,443
                          ==========  ==========  ==========  =========  ========= ========= =========

                            March 31,                  December 31,
                         ---------------- ---------------------------------------
                          2001     2000    2000    1999    1998    1997    1996
                         -------  ------- ------- ------- ------- ------- -------
Balance Sheet Data:
Cash and cash
 equivalents............ $ 5,108  $ 6,501 $ 9,938 $16,060 $ 7,951 $ 9,412 $11,491
Working capital
 (deficit)..............  (2,871)     216     615   3,795   5,007   6,050   6,692
Total assets............  28,474   35,533  33,872  50,249  31,925  26,634  19,721
Long-term debt..........   7,400    8,526   8,400   5,190     242      66     139
Shareholders' equity....   4,416    8,280   6,916  15,618  14,234  10,307   8,601

   In September 1999, SkyMall completed a merger with Disc Publishing, Inc. The merger qualified as a tax-free exchange and was accounted for as a pooling of interests. Accordingly, the SkyMall Statement of Operations Data has been restated to include the combined financial results of SkyMall and Disc Publishing.

   Certain reclassifications have been made to the 1999, 1998, 1997, and 1996 SkyMall Statement of Operations Data to conform with the 2000 presentation. Shipping costs which were previously netted against shipping revenue and recorded in placement fees and other revenue have been reclassified from placement fees and other revenue to cost of goods sold. Shipping revenue is included in placement fees and other revenue. Settlement expenses that were previously classified in customer service and fulfillment have been reclassified to general and administrative.

Unaudited Comparative Per Share Data

   The table below provides historical and pro forma per share information for Gemstar as of and for the three months ended March 31, 2001 and for the nine months ended December 31, 2000. In November 2000, Gemstar's board of directors approved the change of Gemstar's fiscal year end from March 31 to December 31. Gemstar's most recent fiscal year is the transition period from April 1, 2000 to December 31, 2000.

                                                        Three          Nine
                                                     months ended  months  ended
                                                      March 31,    December 31,
                                                         2001          2000
                                                     ------------ --------------
    Basic and diluted loss per share:
      Historical....................................    $(0.30)       $(0.64)
      Pro forma.....................................     (0.31)        (0.67)

                                                      March 31,
                                                         2001
                                                     ------------
    Book value per common share:
      Historical....................................    $19.29
      Pro forma.....................................    $19.34

   No cash dividends were declared by Gemstar during the periods presented.

   The table below provides historical and equivalent pro forma per share information for SkyMall as of March 31, 2001, and for the three months ended March 31, 2001 and for the nine months ended December 31, 2000. In order to facilitate comparison to Gemstar, the SkyMall information below is shown for the nine months ended December 31, 2000 instead of twelve months.

                                                          Three         Nine
                                                       months ended months ended
                                                        March 31,   December 31,
                                                           2001         2000
                                                       ------------ ------------
    Basic and diluted loss per share:
      Historical......................................    $(0.16)      $(0.54)
      Equivalent pro forma............................     (0.01)       (0.03)

                                                        March 31,
                                                           2001
                                                       ------------
    Book value per common share:
      Historical......................................    $ 0.28
      Equivalent pro forma............................      0.73

   No cash dividends were declared by SkyMall during the periods presented.

   It is important that when you read this information, you read along with it the consolidated financial statements and accompanying notes of Gemstar and SkyMall included in the documents that are described under "--Where You Can Find More Information" and are incorporated in this proxy statement/prospectus by reference.

Comparative Per Share Market Price and Dividend Information

   Shares of SkyMall common stock and Gemstar common stock are traded on the Nasdaq National Market under the symbols "SKYM" and "GMST," respectively.

   The following table sets forth, for the fiscal quarters indicated, the high and low sales prices for a share of each of SkyMall common stock and Gemstar common stock, as reported on Nasdaq.

   Gemstar announced its proposed acquisition of TV Guide on October 4, 1999, and closed the acquisition on July 12, 2000. Accordingly, the sales prices of the Gemstar common stock before and after those dates may not be comparable.

                                                      SkyMall    Gemstar Common
                                                   Common Stock      Stock
                                                   ------------- --------------
                                                    High   Low    High    Low
                                                   ------ ------ ------- ------
   Year Ended December 31, 1998
     First Quarter................................ $ 5.38 $ 4.00 $  9.34 $ 5.19
     Second Quarter...............................   7.50   4.00   11.44   7.19
     Third Quarter................................   5.63   2.25   12.06   7.75
     Fourth Quarter...............................   4.80   1.88   17.30   9.63
   Year Ended December 31, 1999
     First Quarter................................ $27.13 $11.38 $ 18.97 $13.88
     Second Quarter...............................  23.13   9.00   33.81  18.00
     Third Quarter................................  12.63   5.55   40.56  24.63
     Fourth Quarter...............................  13.13   5.25   79.50  33.31
   Year Ended December 31, 2000
     First Quarter................................ $10.19 $ 7.00 $107.44 $60.94
     Second Quarter...............................   6.63   2.31   86.06  33.50
     Third Quarter................................   3.63   2.00   91.63  52.00
     Fourth Quarter...............................   2.50   1.06   90.00  34.50
   Year Ended December 31, 2001
     First Quarter................................ $ 2.63 $ 1.00 $ 59.56 $25.25
     Second Quarter (through June 12, 2001)....... $ 3.00 $ 1.41 $ 45.21 $20.25

   The following table sets forth the closing prices per share of SkyMall common stock and Gemstar common stock, as reported on Nasdaq, on:

  . May 14, 2001, the last full trading day prior to the public announcement of the execution of the merger agreement, and

  . June 12, 2001, the last full trading day for which closing prices were available prior to the printing of this proxy statement/prospectus.

   The following table also sets forth the equivalent prices per share of Gemstar common stock to SkyMall common stock on those dates. The equivalent price per share of Gemstar common stock to SkyMall common stock is equal to the sum of (a) $1.50 cash plus (b) the closing price of a share of Gemstar common stock on the applicable date multiplied by 0.03759, the share of Gemstar common stock to be issued in the merger for each share of SkyMall common stock other than those held by the Worsleys. These equivalent per share prices reflect the cash portion of the merger consideration and the market value of the Gemstar common stock you would have received for each share of your SkyMall common stock if the merger were completed on the specified dates. Because the market price of Gemstar common stock may increase or decrease before the merger is completed, you are urged to obtain current market quotations.

                                                                   Equivalent
                                                 Gemstar SkyMall Price Per Share
                                                 Common  Common    of Gemstar
    Dates                                         Stock   Stock   Common Stock
    -----                                        ------- ------- ---------------
    May 14, 2001................................ $35.87   $2.70       $2.85
    June 12, 2001...............................  39.39    2.77        2.98

   Neither SkyMall nor Gemstar has declared a cash dividend on its common stock since it became a public company. It is the current policy of SkyMall's board of directors to retain any earnings to finance operations and expand SkyMall's business. Gemstar intends to retain future earnings for use in its business. Neither SkyMall nor Gemstar anticipates paying any dividends on its common stock in the foreseeable future.

Where You Can Find More Information

   SkyMall and Gemstar file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information they file at the SEC's public reference rooms at the following locations:

     Public Reference Room        New York Regional Office        Chicago Regional Office
    450 Fifth Street, N.W.          7 World Trade Center              Citicorp Center
           Room 1024                     Suite 1300               500 West Madison Street
    Washington, D.C. 20549           New York, NY 10048                 Suite 1400
                                                                  Chicago, IL 60661-2511

   Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SkyMall's and Gemstar's SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at www.sec.gov.

   Gemstar has filed a registration statement on Form S-4 with the SEC registering under the Securities Act the Gemstar common stock to be issued to SkyMall stockholders in the merger. This proxy statement/prospectus forms a part of that registration statement and constitutes a prospectus of Gemstar, as well as a proxy statement of SkyMall for the special meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

   The SEC allows us to "incorporate by reference" information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their financial condition and the stock involved in the merger proposal.

         SkyMall SEC Filings                            Period
         -------------------                            ------
 Amended Annual Report on Form 10-K/A Year ended December 31, 2000 (filed April
                                      30, 2001)
 Quarterly Report on Form 10-Q        Quarter ended March 31, 2001 (filed May
                                      15, 2001)
 Current Report on Form 8-K           Filed May 15, 2001
 Registration Statement on Form 8-A   Filed October 31, 1996

           Gemstar SEC Filings                           Period
           -------------------                           ------
 Amended Transition Report on Form 10-K/A Transition period from April 1, 2000 to December 31, 2000
                                          (filed April 30, 2001)
 Transition Report on Form 10-K           Transition period from April 1, 2000
                                          to December 31, 2000 (filed April 2,
                                          2001)
 Quarterly Report on Form 10-Q            Quarter ended March 31, 2001 (filed
                                          May 15, 2001)

   Gemstar also incorporates by reference into this proxy statement/prospectus the description of its common stock contained on pages 98 through 106 and Annex F in its proxy statement/prospectus included in the Form S-4 filed with the SEC on February 8, 2000 and the related description of Gemstar's Rights Agreement contained in its Registration on Form 8-A filed under the Exchange Act on July 13, 1998, as amended by the Amended and Restated Rights Agreement described on page 107 in its proxy statement/prospectus in the Form S-4 filed with the SEC on February 8, 2000, as further amended by the Second Amended and Restated Rights Agreement described in Gemstar's Current Report on Form 8-K filed with the SEC on July 24, 2000.

   SkyMall and Gemstar also incorporate by reference into this proxy statement/prospectus any and all additional documents that may be filed with the SEC from the date of this proxy statement/prospectus to the date of the special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

   SkyMall has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to SkyMall and Gemstar has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Gemstar.

   You may have previously received some of the documents incorporated by reference in this proxy statement/prospectus, but you can obtain any of them through us, the SEC or the SEC's Internet world wide web site as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this proxy statement/prospectus. You may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

                SkyMall, Inc.                       Gemstar-TV Guide International, Inc.
             1520 E. Pima Street                   135 North Los Robles Avenue, Suite 800
              Phoenix, AZ 85034                              Pasadena, CA 91101
             Tel: (602) 254-9777                            Tel: (626) 792-5700
          Attn: Corporate Secretary                      Attn: Corporate Secretary

   If you would like to request documents from us, please do so by July 10, 2001, to receive them before the special meeting.

   You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the merger agreement and the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus or incorporated herein by reference. This proxy statement/prospectus is dated June 14, 2001. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of Gemstar common stock in the merger shall create any implication to the contrary.

                                  RISK FACTORS

   The merger, and your investment in Gemstar common stock, involve risks. In addition to the other information we include in or incorporate by reference into this proxy statement/prospectus, you should consider the following risk factors in deciding whether to vote for the merger.

                          Risks Relating to the Merger

The value of the Gemstar common stock you will receive in the merger may fluctuate.

   The number of shares of Gemstar common stock you will receive in the merger will not be adjusted based on changes in the market price of Gemstar common stock. Accordingly, because the market price of Gemstar common stock may fluctuate, the value of the consideration you receive when we complete the merger will depend on the market price of Gemstar common stock at that time. We cannot assure you as to the market value of the stock consideration you will receive when the merger is completed. SkyMall is not permitted to "walk away" from the merger or resolicit the vote of its stockholders based solely on changes in the market price of Gemstar common stock before completion of the merger. For historical and current market prices of Gemstar common stock, see "Summary--Comparative Per Share Market Price and Dividend Information."

   In addition, it is a non-waivable condition of the merger that Gemstar and SkyMall obtain an opinion from their respective counsel that the merger qualifies as a reorganization under Section 368 of the Internal Revenue Code. In order to render their opinions, no less than 45% of the value of the merger consideration on the date the merger is effected must consist of Gemstar common stock. If that percentage is not achieved, due to a decline in the market price of the Gemstar common stock or for any other reason, the merger agreement provides that the fraction of a share of Gemstar common stock issued as part of the merger consideration for each share of SkyMall common stock will be increased until the 45% threshold is achieved. This would result in SkyMall stockholders receiving a greater proportion of Gemstar common stock in the merger than that anticipated at the time the board of directors of SkyMall approved the merger agreement.

The price of Gemstar common stock may be affected by factors different from those affecting the price of SkyMall common stock.

   When we complete the merger, you will become a holder of Gemstar common stock. The businesses of Gemstar and its affiliates differ from the historical businesses of SkyMall, and the results of operations of Gemstar, as well as the market price of Gemstar common stock, may be affected by factors different from those affecting SkyMall's results of operations and the market price of SkyMall common stock. As a result, factors that had little or no effect on the price of SkyMall common stock may adversely affect the price of Gemstar common stock.

Gemstar may not be able to successfully integrate SkyMall's operations.

   When the merger is completed, SkyMall's operations will be in a company that is a wholly-owned subsidiary of Gemstar instead of an independent company. The process of integrating SkyMall's operations into the consolidated activities of Gemstar could cause an interruption of, or loss of momentum in, the activities of one or more of the combined activities and key personnel of Gemstar and SkyMall. The diversion of management's attention and any delays or difficulties in connection with the merger and integration of operations could have an adverse effect on the business, results of operations or financial condition of the combined companies.

If we do not complete the merger, it could negatively impact SkyMall and the price of its common stock.

   If the merger is not completed, SkyMall may be subject to a number of material risks, including the following:

  . the market price of SkyMall common stock may decline to the extent that the current market price of SkyMall common stock reflects a market assumption that the merger will be completed;

  . SkyMall, in some circumstances, may be required to pay Gemstar a termination fee of $1,940,000, and reimburse Gemstar for up to $500,000 of certain expenses; and

  . costs related to the merger, such as legal and accounting fees and expenses and financial advisor expenses, must be paid even if the merger is not completed.

   Further, if the merger agreement is terminated and SkyMall's board of directors seeks another merger or business combination, we cannot assure you that SkyMall will be able to find a party willing to pay an equivalent or more attractive price than that which will be paid in the merger. In addition, while the merger agreement is in effect, subject to limited exceptions, SkyMall is prohibited from soliciting, cooperating with, or furnishing non-public information regarding SkyMall to, or negotiating or entering into an agreement with, any party other than Gemstar regarding any proposal for an alternative transaction. For additional information regarding SkyMall's ability to enter into an alternative transaction, see "The Merger Agreement--No Solicitation; Termination Fee."

                   Risks Relating to the Business of Gemstar

Gemstar may experience slower growth and decreased profit margins and require greater capital expenditures.

   Prior to the acquisition of TV Guide in July 2000, Gemstar experienced significant revenue growth and produced substantial profit margins. Subsequent to the acquisition, while revenues have been greater due to the addition of TV Guide, our profit margins have been lower due to the impacts of the lower margins contributed by the TV Guide businesses. We do not expect to experience, in percentage terms, the rapid revenue growth that we experienced before the merger. We expect that our capital expenditures will be greater than we experienced before the merger due to the capital equipment needs of some of the TV Guide businesses. Because the TV Guide acquisition was accounted for as a purchase, net income will be adversely impacted by the amortization of intangible assets recorded in that transaction.

Gemstar faces competition in many areas.

   We face competition from a wide range of other companies in the communications, advertising, media, entertainment, information, Internet services, software and technology fields. The competitive environment could, among other results, require price reductions for our products, require increased spending on marketing and product development, limit our ability to develop new products and services, limit our ability to expand our customer base or even result in attrition in our customer base. These results could negatively impact our operating results.

New products and rapid technological change may affect Gemstar's operations.

   The emergence of new consumer entertainment products and technologies, changes in consumer preferences and other factors may limit the life cycle of our technologies and any future products we might develop. Our future operations could be impacted by our ability to identify emerging trends in our markets and to develop and market new products and services that respond to competitive offerings, technological changes and changing consumer preferences in a timely manner and at competitive costs.

Gemstar's interactive program guides may not be accepted by the market.

   The market for our interactive program guides has only recently begun to develop, is rapidly evolving and is increasingly competitive. Demand and market acceptance for our interactive program guides are subject to uncertainty and risk. We cannot predict whether, or how fast, this market will grow or how long it can be sustained. If the market for our interactive program guides develops more slowly than expected or becomes saturated with competitors, our operating results could be adversely impacted.

Advertising revenues may be impacted by technology, consumer acceptance of Gemstar's products, competition, adverse economic conditions and seasonality.

   We expect to derive a significant portion of our revenues from the sale of advertising. Our interactive program guides must have the technology to effectively deliver advertising, consumers must accept our products to create a broad advertising base and advertisers must accept our interactive program guides as an effective medium for advertising delivery. We compete with other media for advertising placements, which can result in lower prices and reduction in advertising revenues. Adverse economic conditions can significantly impact an advertiser's ability and willingness to spend additional amounts on advertising generally. Additionally, advertising revenue is subject to seasonal fluctuations.

Gemstar's business may be affected by changes in the consumer electronics market.

   We derive a substantial portion of our revenue from manufacturer license fees for our VCR Plus+ and interactive program guide technologies. Demand for new consumer electronics devices, such as television sets, VCRs, integrated satellite receiver decoders, personal computers and Internet appliances, may be adversely impacted by increasing market saturation, durability of products in the market place, new competing products and alternate consumer entertainment options. Our future operating results are substantially dependent on continued growth in consumer electronics employing our technologies and any decline in sales of consumer electronics products employing our technologies could have an adverse impact on our operating results.

Reliance on third-party manufacturers may affect Gemstar's licensing revenues.

   We depend on the cooperation of third-party consumer electronics manufacturers to incorporate our technology into their products. We do not manufacture such hardware. Many of our license agreements do not require the inclusion of our technology into any specific number or percentage of units shipped by the licensees, and only a few of these agreements guarantee a minimum licensing fee over their term. Accordingly, we cannot control or predict the number of models or units shipped by any manufacturer employing our technology.

Dependence on the cooperation of cable systems, television broadcasters, publications and data providers could affect Gemstar's revenue.

   Program guide and advertising data is delivered to network headends, cable headends, and broadcast stations for inclusion in the vertical blanking interval of television signals and to local affiliate cable systems for delivery to set-top boxes in subscribers' homes via the out-of-band frequencies of local cable systems. There can be no assurance that these delivery mechanisms will distribute the data without error or that the agreements governing certain of these relationships can be maintained on economical terms. Our data broadcast through the vertical blanking interval can be, and has been in certain markets, deleted or modified by some of the local cable systems. No court or agency of authority has yet determined whether such actions are legal. We purchase some of our program guide information from commercial vendors. The quality, accuracy or timeliness of such data may not continue to meet our standards or be acceptable to consumers. Our VCR Plus+ system relies on consumer access to PlusCode numbers through licensed publications. We are dependent on the maintenance and renewal of agreements governing the PlusCode publications to ensure the distribution of the PlusCodes.

Seasonality and variability may affect Gemstar's revenues and results of operations on a quarterly or annual basis.

   Shipments of consumer electronics products tend to be higher in the third and fourth calendar quarters. In addition, manufacturer shipments vary from quarter to quarter depending on a number of factors, including retail inventory levels and retail promotional activities. Newsstand sales of our print products tend to be higher in the first and fourth calendar quarters. This seasonality in newsstand sales contributes to seasonality of advertising sales as the advertising base fluctuates. As a result, we may experience variability in our licensing and advertising revenue.

Growth of VCR Plus+ revenue may be limited due to full penetration of the product in an increasingly saturated market.

   While VCR Plus+ license fees have increased in each year since Gemstar's inception, future growth of revenues derived from VCR Plus+ may be limited by the fact that virtually all major VCR and television manufacturers have licensed the VCR Plus+ technology and the fact that we have already expanded into most major markets worldwide. Any further growth in VCR Plus+ license revenue will come only from further penetration of increasingly saturated markets. Accordingly, our future success depends to a significant extent upon our ability to develop, market and license emerging and new products and services, including our interactive program guide technologies.

TV Guide Magazine, which is a significant business, has experienced significant declines in circulation and EBITDA and such declines may continue.

   We provide TV Guide Magazine to households and newsstands and customized monthly program guides to customers of cable and satellite service providers. TV Guide Magazine has seen circulation decline significantly over the past several years. The primary causes of these declines have been the continued effects of increased competition from television listings included in local newspapers, free television listings supplements in Sunday newspapers, electronic program guides and other sources. Declines in TV Guide Magazine's circulation and EBITDA may continue, and the declines could be significant.

Paper and postal price increases can materially raise our costs associated with the production and delivery of the TV Guide print products, including TV Guide Magazine.

   The price of paper can be a significant factor affecting TV Guide Magazine's operating performance. We do not hedge against increases in paper costs. If paper prices do increase and we cannot pass these costs on to our customers, the increases may have a material adverse effect on us. Postage for product distribution and direct mail solicitations are also a significant, uncontrollable expense to us. Postal rates increased in January 2001 and will increase in the future.

Gemstar's C-band business, which is a significant business, is declining. These declines may accelerate due to competing technologies and the subscriber conversion arrangement with EchoStar.

   We market entertainment services to C-band satellite dish owners in the United States through our approximately 80% owned subsidiary, Superstar/Netlink Group. The C-band satellite industry is shrinking generally due to the continued expansion of cable systems and direct broadcast satellite services. C-band satellite dishes are substantially larger and less attractive than direct broadcast satellite dishes, which are small and less obtrusive. Recently enacted legislation may permit direct broadcast satellite programmers to offer more attractive programming than Superstar/Netlink Group. We expect the decline in the C-band industry to continue.

   In November 1999, TV Guide announced an exclusive direct broadcast satellite marketing alliance agreement with EchoStar to convert the existing and inactive C-band customers of Superstar/Netlink Group to the high power (small satellite dish) DISH Network service. Under the conversion process, EchoStar will compensate Superstar/Netlink Group on a per subscriber basis, both upon successful conversion and with residual payments over time. We anticipate that implementation of this agreement will accelerate the subscriber decline in our C-band business.

Leverage associated with the debt assumed by Gemstar in the TV Guide acquisition may impact our financial operations.

   As of March 31, 2001, we had approximately $566 million of TV Guide long-term debt, which we acquired in the TV Guide merger. TV Guide's debt is significant and could have a number of potential consequences, such as:

  . the ability to obtain any necessary financing in the future for working capital, capital expenditures, acquisitions, debt service requirements and other purposes may be limited;

  . a significant amount of our earnings may be dedicated to the payment of principal and interest on debt and therefore would be unavailable for financing operations and other business activities;

  . the debt level and the covenants contained in the debt instruments could limit flexibility in planning for, or reacting to, changes in business because certain financing options may be limited or prohibited;

  . the degree of leverage may be more than that of competitors, placing us at a competitive disadvantage; and

  . the debt level may make us more vulnerable in the event of a downturn in our business or the economy in general.

The stock price of Gemstar has been volatile.

   The market price of Gemstar common stock has historically been volatile. It is likely that the market price of our common stock will continue to be subject to significant fluctuations. We believe that future announcements concerning us, our competitors or our principal customers, including technological innovations, new product introductions, governmental regulations, litigation or changes in earnings estimated by analysts, may cause the market price of our common stock to fluctuate substantially in the future. Sales of substantial amounts of outstanding common stock in the public market could materially adversely affect the market price of our common stock. Further, in recent years the stock market has experienced extreme price fluctuation in equity securities of high technology companies. Such price and volume fluctuations often have been unrelated to the operating performance of those companies. These fluctuations as well as general economic, political and market conditions, such as recessions, international currency fluctuations, or tariffs and other trade barriers, may materially and adversely affect the market price of our common stock.

Any infringement by Gemstar on patent rights of others could result in litigation.

   Patents of third parties may have an important bearing on our ability to offer certain of our products and services. Many of our competitors as well as other companies and individuals have obtained, and may be expected to obtain in the future, patents that concern products or services related to the types of products and services we plan to offer. We cannot provide assurance that we will be aware of all patents containing claims that may pose a risk of infringement by our products and services. In addition, patent applications in the U.S. are generally confidential until a patent is issued and so we cannot evaluate the extent to which our products and services may be covered or asserted to be covered by claims contained in pending patent applications. In general, if one or more of our products or services were to infringe patents held by others, we may be required to stop developing or marketing the products or services, to obtain licenses to develop and market the services from the holders of the patents or to redesign the products or services in such a way as to avoid infringing the patent claims. We cannot assess the extent to which we may be required in the future to obtain licenses with respect to patents held by others, whether the licenses would be available or, if available, whether we would be able to obtain the licenses on commercially reasonable terms. If we were unable to obtain the licenses, we may not be able to redesign our products or services to avoid infringement.

Dependence on key employees could affect Gemstar's future success.

   We are dependent on certain key members of our management, operations and development staff, including Henry C. Yuen, our Chief Executive Officer, the loss of whose services could have a material adverse effect on Gemstar. Although we have employment contracts with certain such key employees, such employment contracts would generally not restrict the employee's ability to leave Gemstar. Furthermore, recruiting and retaining additional qualified engineering, marketing, and operations personnel will be critical to our success. In addition, we may not be able to recruit or retain such personnel on acceptable terms. Failure to attract and retain key personnel could have a material adverse effect on our business, operating results and financial condition.

Gemstar's corporate governance structure is unusual and requires stockholders and directors to meet specified voting requirements before taking certain actions.

   There is no assurance that the arrangements contained in our certificate of incorporation or bylaws will prove to be a successful model for managing our company.

   Our bylaws provide that Henry C. Yuen is Chairman of the Board (so long as he is a director) and Chief Executive Officer until July 2005 unless he dies, resigns or is terminated for disability or for cause in accordance with his employment agreement. This bylaw requirement can only be changed with the approval of nine of the twelve members of the board of directors or by the affirmative vote of 66 2/3% or more of the voting power of our common stock. It may be difficult for any such amendment to the bylaws to be made, however, because Mr. Yuen is entitled to select six members of the board of directors; and Liberty Media Corporation and The News Corporation Limited (who collectively beneficially own approximately 42% of our outstanding common stock) have agreed to vote their shares of our common stock for, or to use their best efforts to cause their respective designees on the board of directors to vote for, the election of Mr. Yuen as a director, the appointment of Mr. Yuen as Chairman of the Board and Chief Executive Officer and the election of five other designees of Mr. Yuen as directors. Moreover, Liberty Media and The News Corporation, if they voted together, would also be able to prevent us from taking such actions. On May 2, 2001, Liberty Media transferred a significant portion of its Gemstar common stock to The News Corporation, and has assigned to The News Corporation most of its rights under a stockholders agreement among Liberty, The News Corporation, Mr. Yuen and Gemstar, including its right to designate directors to Gemstar's board.

   Our bylaws require approval of seven of the twelve members of the board of directors for certain itemized fundamental decisions. As a result, if all six directors designated by Mr. Yuen or all six directors designated by The News Corporation vote to oppose any fundamental decision identified in the bylaws, then we will not be able to take such action.

   In addition, our bylaws provide that, except for matters delegated to board committees, matters identified in the bylaws as "fundamental decisions" and matters that require approval by supermajority vote of stockholders, if a matter is brought before the board of directors and if there is a tie vote with respect to such matter, then the exclusive power to approve or disapprove that matter will generally be exercised by the Tie-breaking Committee (of which Mr. Yuen is the sole member) until the earlier of July 2005 or the date Mr. Yuen ceases to be Chief Executive Officer. Thereafter, until the third annual board of directors' meeting following (1) the date Mr. Yuen ceases to be Chief Executive Officer or, if later, (2) July 2005, the TVG Director Committee, the members of which are directors who were designated by TV Guide immediately before our acquisition of TV Guide or their successors, will generally have the ability to resolve tie votes.

The interests of Gemstar's substantial stockholders may differ from those of its public stockholders.

   The News Corporation, Liberty Media and Henry C. Yuen have significant influence over our business and affairs as a result of a stockholders agreement, their respective beneficial ownership of our common stock, and, in Mr. Yuen's case, his officer positions. Due to the significant value of their respective investments in Gemstar, and Mr. Yuen's role as Chairman and Chief Executive officer, it is unlikely that their interests would diverge significantly from ours. Nevertheless, investor interests can in some limited circumstances differ from each other and from other corporate interests and it is possible that these significant stockholders with a stake in corporate management may have interests that differ from those of other stockholders and of Gemstar itself.

   On May 2, 2001, Liberty Media transferred a significant portion of its Gemstar common stock to The News Corporation. As of May 17, 2001, The News Corporation owned approximately 38.5% of the outstanding shares of Gemstar's common stock. No assurance can be given as to the effect of this transaction on Gemstar or the trading price of its common stock.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Statements in this proxy statement/prospectus and in the documents we incorporate by reference that are not historical facts are forward-looking statements. These forward-looking statements relate to the financial condition, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies or synergies, budgets, capital and other expenditures, competitive positions, growth opportunities for existing products, benefits from new technology, plans and objectives of management, markets for SkyMall's and Gemstar's stock, and other matters.

   When we use the words "estimate," "project," "intend," "expect," "believe" and similar expressions, we are making forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement/prospectus and the other documents we incorporate by reference in this proxy statement/prospectus.

   These forward-looking statements, including statements relating to future business prospects, revenue, working capital, liquidity, capital needs, interest costs and income wherever they occur in this proxy statement/prospectus (including in the documents incorporated by reference), are estimates reflecting the best judgment of the senior management of Gemstar and SkyMall, respectively. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement/prospectus. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  . expected synergies and cost savings from the merger may not be fully realized or realized at all within the expected time frame;

  .  revenue following the merger may be lower than expected;

  . costs or difficulties related to the integration of the businesses of SkyMall and Gemstar may be greater than expected;

  . changes in technology that may increase the number of competitors Gemstar or SkyMall faces or require significant capital expenditures to provide competitive services;

  . general economic or business conditions that may be less favorable than expected, resulting in, among other things, lower than expected revenue;
  . legislative or regulatory changes may adversely affect the businesses in which Gemstar and SkyMall are engaged;

  .  the rate of customer bankruptcies and other defaults may increase;

  . necessary technological changes may be more difficult or expensive to make than anticipated;

  .  adverse changes may occur in the securities markets; and

  . other factors, including, but not limited to, economic, key employee, competitive, regulatory, governmental and technological factors, which may affect Gemstar or SkyMall.

   We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

                      THE COMPANIES INVOLVED IN THE MERGER

SkyMall, Inc.

   Founded in 1989, SkyMall is a specialty retailer that markets high-quality products and services through a number of unique channels and partnerships. SkyMall offers its products and services via various media, including the SkyMall in-flight print catalogs and on the Internet at www.skymall.com. SkyMall is best known for its in-flight catalog, which is available on more than 73% of all domestic airlines, reaching approximately 540 million domestic airline passengers annually. Through its skymall.com, inc. subsidiary, which operates the skymall.com Web site, SkyMall offers an expanded selection of products and services to online shoppers. SkyMall provides a merchandise redemption program for a number of loyalty programs, allowing consumers to purchase SkyMall merchandise with loyalty points earned in other programs.

   SkyMall operates two distinct segments, its business-to-consumer and business-to business initiatives. The business-to-consumer segment provides retail merchandise through SkyMall's in-flight catalogs placed in domestic airlines and through SkyMall's Web site. The business-to-business segment provides merchandise redemption offerings for a number of point-based loyalty programs.

Gemstar-TV Guide International, Inc.

   Gemstar is a leading global technology and media company focused on consumer entertainment. We have three major business sectors:

  . Technology and Licensing Sector, which is responsible for the development, licensing and protection of intellectual property and proprietary technologies, including our VCR Plus+(R) system, the interactive program guides marketed under the GUIDE Plus+ and TV Guide Interactive(SM) brands and the electronic book "Gemstar eBook(TM)";

  . Interactive Platform Sector, which owns, operates and derives recurring income from advertising, interactive services and e-commerce on our proprietary interactive platforms; and

  . Media and Services Sector, which operates TV Guide(R) magazines, TV Guide Channel(SM), TV Games Network(SM) and other television media properties, provides programming to C-band subscribers and data transmission services, and operates the media sales group that services all of our media platforms.

   Our technologies and media properties are primarily directed toward serving the evolving entertainment needs of consumers worldwide, with special emphasis on television-viewing needs. We seek to have our technologies widely licensed, incorporated and accepted as the technologies and systems of choice by consumer electronics manufacturers, service providers (such as owners or operators of cable systems, telephone networks, Internet service providers, direct broadcast satellite providers, wireless systems and other multi-channel video programming distributors), software developers and consumers.

   On July 12, 2000, we acquired TV Guide, Inc. in a transaction in which TV Guide became a wholly owned subsidiary of Gemstar. With the completion of the TV Guide merger, our television guidance properties reach over 100 million people in the U.S. under the TV Guide brand, one of the most recognized and trusted brands in America. Taken as a whole, our television guidance products serve distinct but equally important needs of the TV viewer. For planning and editorial purposes, our TV Guide magazine currently reaches over 31.4 million readers each week based on a circulation of nearly 10 million; for video previewing, the TV Guide Channel reaches approximately 50 million households; for navigating through the hundred-plus channel universe of digital television, our interactive program guides, the TV Guide Interactive and GUIDE Plus+ systems, now reach over 12 million homes and are growing rapidly at a rate of tens of thousands of new households per day; and for searching, voting and chatting regarding any TV-related issues, TVGuide.com, with its 3 million unique monthly users, is one of the most popular entertainment sites on the Internet.

GSky Acquisition Sub, Inc.

   GSky Acquisition Sub, Inc. is a Delaware corporation formed by Gemstar in May 2001 solely for the purpose of the merger with SkyMall and is wholly owned by Gemstar. It has conducted no other business. The mailing address of GSky Acquisition Sub's principal executive offices is c/o Gemstar-TV Guide International, Inc., 135 North Los Robles Avenue, Suite 800, Pasadena, California 91101 and its telephone number is (626) 792-5700.

                              THE SPECIAL MEETING

Special Meeting to Vote on the Proposed Merger

   We are furnishing this proxy statement/prospectus to stockholders of SkyMall as part of the solicitation of proxies by SkyMall's board of directors for use at the special meeting. We are first mailing this proxy statement/prospectus and the accompanying form of proxy to SkyMall stockholders on or about June 18, 2001.

Date, Time and Place

   We will hold the special meeting at SkyMall's corporate offices located at 1520 East Pima Street, Phoenix, Arizona 85304 at 9:00 a.m., local time, on July 17, 2001.

Purpose of the Special Meeting

   At the special meeting, we are asking holders of SkyMall common stock to approve and adopt the merger agreement and the merger. SkyMall's board of directors has determined that the merger agreement and the merger are fair to, and in the best interests of, SkyMall stockholders, has unanimously approved the merger agreement and the merger, and unanimously recommends that SkyMall stockholders vote FOR approval and adoption of the merger agreement and the merger.

Record Date

   The record date for shares entitled to vote at the special meeting is June 14, 2001. As of June 14, 2001, 15,821,711 shares of SkyMall common stock were outstanding.

List of Stockholders

   For 10 days prior to the special meeting, a list of SkyMall stockholders entitled to vote at the meeting will be available for inspection by any stockholder for purposes germane to the special meeting during normal business hours at SkyMall's executive offices. The list will also be available for inspection by stockholders present at the special meeting.

Shares Entitled to Vote

   Only shares of SkyMall common stock held at the close of business on the record date are entitled to vote at the special meeting. Each holder of SkyMall common stock is entitled to one vote for each share of SkyMall common stock held by the stockholder on the record date.

Quorum Requirement

   A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if a majority of the total number of votes entitled to be cast by holders of SkyMall's common stock on the record date are represented in person or by proxy. If a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Abstentions and broker "non-votes" count as present for establishing a quorum. A broker "non-vote" occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given.

Shares Beneficially Owned by SkyMall's Directors and Executive Officers

   On the record date, directors and executive officers of SkyMall beneficially owned and are entitled to vote approximately 5,679,964 shares of SkyMall common stock, representing approximately 34.5% of the total number of votes entitled to be cast at the special meeting. These directors and officers, including Robert M. Worsley, who is a party to the voting agreement described in the section "Other Transaction Agreements-Voting Agreement," have indicated a present intention to vote in favor of the merger agreement and the merger. Mr. Worsley is obligated by the terms of the voting agreement to so vote.

Vote Necessary to Approve the Merger Agreement and the Merger

   Approval and adoption of the merger agreement and the merger requires the affirmative vote of a majority of the total number of votes entitled to be cast by holders of shares of SkyMall common stock outstanding on the record date.

   If a SkyMall stockholder abstains from voting or does not vote, either in person or by proxy, it will have the effect of a vote against approval and adoption of the merger agreement and the merger.

   Moreover, under the rules of the National Association of Securities Dealers, Inc., if your broker holds your shares in its name, your broker may not vote your shares on the merger proposal absent instructions from you. Without your voting instructions, a broker non-vote will occur on the merger proposal and will have the effect of a vote against approval and adoption of the merger agreement and the merger.

Proxies

Voting Your Proxy

   You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the meeting.

   Voting instructions are included on your proxy card. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

   If you sign and timely return your proxy card but do not indicate how your shares are to be voted, your shares will be voted in favor of the merger agreement and the merger, and the individuals named in the proxy card will have discretionary authority to vote upon any adjournment or postponement of the meeting, including for the purpose of soliciting additional proxies.

How to Vote by Proxy

   You may vote by proxy by completing, signing, dating and returning your proxy card in the enclosed envelope or by following the instructions on the proxy card for voting by telephone or the Internet. If you hold your shares through a broker or other custodian, you should check the voting form used by that firm to see if it offers telephone or Internet voting.

Revoking Your Proxy

   You may revoke your proxy before it is voted by:

   .  sending in a new proxy with a later date;

   . notifying the secretary of SkyMall in writing before the meeting that you have revoked your proxy; or

   .  voting in person at the meeting.

Voting in Person

   If you plan to attend the meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a proxy from your nominee authorizing you to vote the "street name" shares owned by you on June 14, 2001, the record date for voting.

Proxy Solicitation

   Gemstar will bear the costs and expenses incurred in connection with printing and mailing this proxy statement/prospectus, except that SkyMall will bear one-half of those costs and expenses in certain circumstances if the merger agreement and the merger are not approved at the special meeting. SkyMall will pay the cost of the solicitation of proxies from its stockholders.

   In addition to solicitation by mail, the directors and employees of SkyMall and its subsidiaries may solicit proxies from stockholders by telephone or other electronic means or in person. Any director or employee of SkyMall or its subsidiaries used to solicit proxies will not receive additional compensation for these services. SkyMall will request brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by such persons. SkyMall will reimburse custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in doing so.

   A transmittal form with instructions for the surrender of SkyMall common stock certificates will be mailed to SkyMall stockholders as soon as practicable after completion of the merger. Stockholders should not send stock certificates with their proxies.

                                   THE MERGER

Background of the Merger

   Both Gemstar and SkyMall regularly evaluate different strategies to improve their competitive positions and enhance their respective stockholder values, including opportunities for acquisitions of other companies or their assets, possible partnerships or alliances, and other significant transactions.

   In February 2001, at the request of and on behalf of SkyMall, a representative of Robertson Stephens, Inc. ("Robertson Stephens") approached Dr. Henry C. Yuen, Gemstar's Chief Executive Officer and Chairman of the Board, regarding a potential relationship between the companies. A brief telephonic meeting was held on February 21, 2001 between Dr. Yuen and Mr. Robert M. Worsley, SkyMall's Chief Executive Officer and Chairman of the Board. Other SkyMall management team members who participated in this meeting included Mr. Cary Deacon, President and Chief Operating Officer, and Ms. Christine A. Aguilera, Chief Financial Officer and General Counsel. During the initial telephonic meeting, SkyMall discussed with Gemstar various general information about its business, including its financial information, its key relationships with airlines, merchant partners and other third parties, and its technology and business infrastructure. The parties concluded the initial telephonic meeting by scheduling an in-person meeting at Gemstar's corporate offices in Pasadena, California. A confidentiality agreement between Gemstar and SkyMall was executed on February 26, 2001.

   At a board of directors meeting held on February 23, 2001, SkyMall's management advised the board that SkyMall was engaged in initial discussions with Gemstar about a possible merger. SkyMall management discussed with the board various considerations relative to the potential relationship with Gemstar.

   SkyMall and Gemstar met at the offices of Gemstar in Pasadena, California on March 3, 2001. Representatives of Gemstar that attended the meeting included Dr. Yuen, Elsie Leung, Chief Financial Officer and Co-President, Mike Jeffress, Vice President of Business Development, and Jim Gregg and Eric Jue, both of Gemstar's Business Development Group. SkyMall management that participated in the meeting included Mr. Worsley, Mr. Deacon and Ms. Aguilera. A representative from Robertson Stephens, SkyMall's financial advisor, also attended the meeting. At this meeting, the SkyMall management team provided more detailed information to Gemstar about its business and financial model. Gemstar's management presented SkyMall with an overview of Gemstar's business. The parties also discussed various potential synergies between the companies that focused primarily on using SkyMall and its assets to support the e-commerce initiatives of Gemstar's various media properties, especially its interactive platforms.

   Following the initial meeting in Pasadena and over the next three weeks, SkyMall and Gemstar negotiated a letter of intent that outlined the terms of the merger. A non-binding letter of intent was signed on March 28, 2001, subject to the approval of SkyMall's board of directors. SkyMall's board of directors held a meeting on March 30, 2001, at which time the term sheet was discussed at length and approved. At the meeting, SkyMall's management and financial and legal advisors were authorized to negotiate a definitive agreement for the merger consistent with the term sheet.

   During the next six weeks, Gemstar and SkyMall conducted their respective due diligence investigations. Dr. Yuen and Ms. Leung, together with other Gemstar business analysts and accountants, visited the corporate offices of SkyMall in Phoenix, Arizona on April 12, 2001. At the meeting, SkyMall's management presented Gemstar with detailed information about SkyMall business operations, its technology infrastructure, and various commerce strategies that it had developed. During this period, in addition to the meetings between Gemstar's and SkyMall's senior management teams, numerous other accountants, lawyers and Gemstar business representatives visited SkyMall and performed due diligence investigations. In addition, during this period, representatives of Robertson Stephens and SkyMall's senior management conducted various due diligence investigations of Gemstar and its business.

   Throughout the period from March 28, 2001 to the signing of the definitive merger agreement on May 14, 2001, Mr. Worsley and Ms. Aguilera, together with their legal advisors, held numerous conversations, reviewed and revised drafts of the merger agreement and related agreements, and negotiated various terms of the transaction and provisions of the agreements. This process involved representatives of the law firm of Greenberg Traurig, LLP, SkyMall's legal counsel, representatives of Baker Botts L.L.P, Gemstar's legal counsel, and representatives of Robertson Stephens, SkyMall's financial advisor.

   At board meetings held on April 13, 2001 and May 4, 2001, management updated the board on the status of the negotiations with Gemstar. On May 9, 2001, the SkyMall board of directors held a telephonic meeting at which they discussed the status of the negotiations and the likely timing for a definitive agreement with SkyMall's management and representatives of Greenberg Traurig and Robertson Stephens. The board discussed the principal terms of the agreement and provided guidance to the management team relating to further negotiations.

   During the afternoon of May 12, 2001, the SkyMall board of directors reviewed with its senior management and Greenberg Traurig the material terms and conditions of the merger agreement, the stock option agreement, the voting agreement, and the other matters contemplated by those agreements. In addition, representatives of Robertson Stephens presented to the SkyMall board of directors certain financial analyses of the proposed transaction. At this meeting of the SkyMall board of directors, representatives of Robertson Stephens delivered to the SkyMall board of directors its oral opinion that as of that date, and based on the assumptions made, the matters considered and the limitations on the review undertaken set forth in its opinion, the merger consideration to be received by holders of SkyMall common stock in the merger (other than Robert M. Worsley, Christi M. Worsley and/or Robert Merrill Worsley and Christi Marie Worsley Family Revocable Trust dated July 29, 1998, Gemstar or any of its affiliates and any dissenting stockholders), as proposed as of May 12, 2001, was fair, from a financial point of view, to such stockholders. Robertson Stephens subsequently confirmed its opinion in writing as of May 14, 2001 after the merger agreement was finalized. The SkyMall board of directors discussed the information presented by senior management and by its financial and legal advisors. After discussion and due consideration, the SkyMall board of directors unanimously approved, contingent upon satisfactory resolution of certain additional provisions to be negotiated with Gemstar, the merger agreement, the stock option agreement, the voting agreement, and the other matters contemplated by those agreements, unanimously recommended that the merger agreement be approved by the SkyMall stockholders, and directed that the merger agreement be submitted to the SkyMall stockholders for approval.

   After the Nasdaq National Market closed on May 14, 2001, the merger agreement and related agreements were finalized and signed. SkyMall issued a press release to announce the execution of the definitive merger agreement and the related agreements at that time.

SkyMall's Reasons for the Merger

   The SkyMall board of directors consulted with SkyMall senior management, as well as its financial advisor and legal counsel, in reaching its decision to approve the merger agreement. Among the factors the SkyMall board of directors considered in its deliberations were the following:

  . the board of directors' knowledge of SkyMall's business, operations, prospects, projected financial performance, and competitive position and current trends in the catalog and specialty retailer industries;

  . the financial and other terms and conditions of the merger agreement and the fact that they were the product of arms'-length negotiations among the parties;

  . current financial market conditions and the fact that the cash and stock consideration to be received by SkyMall's stockholders in the merger represents a premium over the recent trading prices for the shares, including a premium over the closing market price of $2.56 per share on May 11, 2001;

  . the financial analyses of Robertson Stephens presented to the board of directors of SkyMall at its special meeting on May 12, 2001 relating to the merger and the oral opinion of Robertson Stephens delivered to the board of directors of SkyMall on May 12, 2001, and the subsequent written opinion of Robertson Stephens delivered to the board of directors of SkyMall and dated as of May 14, 2001, as to the fairness, from a financial point of view, as of the date of its opinion and subject to the assumptions made, the matters considered and the limitations on the review undertaken set forth in its opinion, of the merger consideration to be received by holders of shares of SkyMall common stock in the merger (other than Robert M. Worsley, Christi M. Worsley and/or Robert Merrill Worsley and Christi Marie Worsley Revocable Trust dated July 29, 1998, Gemstar or any of its affiliates and any dissenting shareholders);

  . the results of the process undertaken by SkyMall management and Robertson Stephens to identify and solicit indications of interest from selected potential acquirors with respect to the purchase of SkyMall, including the fact that no potential acquiror or strategic partner had expressed an interest in engaging in a business combination or other strategic transaction that would likely be on terms as favorable to SkyMall's stockholders as those in the merger;

  . the fact that Robert M. Worsley and Christi M. Worsley and a trust for the benefit of their children (SkyMall's principal stockholders and beneficial owners of approximately 30% of the outstanding shares) indicated that they were prepared to endorse the merger agreement, and that they expressly agreed to vote all of their shares in favor of the merger;

  . the fact that the merger was not expressly conditioned on the availability of financing which, combined with the experience, reputation and financial condition of Gemstar, increased the likelihood that the proposed merger would be consummated;

  . the advice of SkyMall's legal advisors with respect to the terms of the merger agreement and the merger;

  . the terms of the merger agreement, including the parties' representations, warranties and covenants and the conditions to their respective obligations;

  . the fact that, to the extent required by the fiduciary obligations of the board of directors of SkyMall to the stockholders under Nevada law, SkyMall may terminate the merger agreement in order to approve a tender offer for the shares or other proposed business combination by a third party on terms more favorable to SkyMall's stockholders than the merger, upon the payment of a $1,940,000 termination fee plus one-half of certain Gemstar expenses (up to $500,000);

  . the status of SkyMall's relationship with its principal lender and prospects for SkyMall to comply with financial covenants in its line of credit with that lender;

  . the listing status of SkyMall's shares on, and the listing requirements of, Nasdaq; and

  . the effect of the merger on SkyMall's relationships with its employees and customers.

   The SkyMall board of directors also considered potentially negative factors relating to the merger, including:

  . the risk that the per share value of the consideration to be received in the merger could decline significantly from the value immediately prior to the announcement of the merger, because the exchange ratio will not be adjusted for changes in the market price of SkyMall common stock or Gemstar common stock;

  . the merger may not be consummated as a result of either party's failure to satisfy the conditions to closing;

  . there is no provision in the merger agreement for the payment by Gemstar of a termination or break-up fee if the merger is not consummated;

  . the difficulty and potential for significant dilution in quickly obtaining necessary private equity to fund SkyMall's operations if the merger is not consummated;

  . the risk that the potential benefits sought in the merger might not be fully realized;

  . the possibility that the merger might not be consummated and the effect of a public announcement of the merger or any failure to consummate the merger on:

    --SkyMall's operating results and stock price; and

    --SkyMall's ability to attract and retain customers, suppliers, and key management, sales, and marketing personnel;

  . that the termination fee of $1,940,000 required to be paid by SkyMall under the merger agreement, and the option granted to Gemstar to acquire 19.9% of SkyMall's outstanding common stock exercisable by Gemstar under certain circumstances, might discourage a third party from seeking to acquire SkyMall;

  .  risks associated with fluctuations in Gemstar's common stock price; and

  . other applicable risks described in this proxy statement/prospectus under "Risk Factors."

   This discussion is not exhaustive of all the factors considered by the SkyMall board of directors. In view of the wide variety of factors considered in connection with the board's evaluation of the merger and the complexity of these matters, the SkyMall board did not quantify or otherwise assign relative weights to the factors described above. Rather, the SkyMall board of directors made its determination based on the totality of the information it considered. The members of the board were aware that, as described below under "Interests of SkyMall's Officers and Directors in the Merger," directors and executive officers of SkyMall have interests in the merger in addition to, or different from, their interests as stockholders of SkyMall, and the board considered this in deciding to recommend the transaction.

   SkyMall cannot assure you that any of the expected results, synergies, opportunities, or other benefits described in this section will be achieved as a result of the merger.

Recommendation of SkyMall's Board of Directors

   After careful consideration, the SkyMall board of directors has unanimously determined that the terms of the merger agreement and the merger are fair to, and in the best interests of, SkyMall and its public stockholders. The SkyMall board of directors has unanimously approved the merger agreement, recommended that the merger agreement be approved by SkyMall's stockholders, and directed that the merger agreement be submitted to SkyMall's stockholders for approval. The SkyMall board of directors recommends that SkyMall's stockholders vote "FOR" the approval of the merger agreement.

   In considering the recommendation of SkyMall's board of directors relating to the merger agreement and the merger, you should be aware that some of its directors and officers have interests in the merger that are different from, or in addition to, the interests of SkyMall's stockholders generally. Please see the section entitled "Interests of SkyMall's Officers and Directors in the Merger" below for additional information regarding these interests.

Opinion of SkyMall's Financial Advisor

   SkyMall engaged Robertson Stephens, Inc. to render an opinion as to the fairness of the merger consideration, from a financial point of view, to holders of shares of SkyMall common stock (other than Robert M. Worsley, Christi M. Worsley and/or Robert Merrill Worsley and Christi Marie Worsley Family Revocable Trust dated July 29, 1998, Gemstar or any of its affiliates and any dissenting stockholders).

   Robertson Stephens has delivered to the SkyMall board a written opinion that, as of May 14, 2001 and based on the assumptions made, the matters considered and the limitations on the review undertaken described in the opinion, the merger consideration was fair, from a financial point of view, to the holders of shares of

SkyMall common stock (other than Robert M. Worsley, Christi M. Worsley and/or Robert Merrill Worsley and Christi Marie Worsley Family Revocable Trust dated July 29, 1998, Gemstar or any of its affiliates and any dissenting stockholders). The merger consideration was determined through negotiations between the respective managements of SkyMall and Gemstar. Although Robertson Stephens did assist the management of SkyMall in these negotiations, it was not asked to, and did not, recommend to SkyMall that any specific merger consideration constituted the appropriate consideration for the merger. Robertson Stephens assisted SkyMall's management in the negotiations leading to an agreement on principal structural terms of the merger.

   The full text of the Robertson Stephens opinion, which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B and is incorporated in this proxy statement/prospectus by reference. We urge SkyMall stockholders to read the Robertson Stephens opinion in its entirety. The Robertson Stephens opinion was prepared for the benefit and use of the SkyMall board in connection with its evaluation of the merger and does not constitute a recommendation to stockholders of SkyMall as to how they should vote, or take any other action, with respect to the merger.

   The Robertson Stephens opinion does not address:

  . the relative merits of the merger and the other business strategies that the SkyMall board has considered or may be considering; or

  . the underlying business decision of the SkyMall board to proceed with the merger.

   The summary of the Robertson Stephens opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the Robertson Stephens opinion.

   In connection with the preparation of the Robertson Stephens opinion, Robertson Stephens, among other things:

  . reviewed certain publicly available financial statements and other business and financial information of SkyMall and Gemstar, respectively;

  . reviewed certain internal financial statements and other financial and operating data, including certain financial forecasts and other forward-looking information, concerning SkyMall prepared by the management of SkyMall;

  . reviewed with SkyMall and Gemstar certain publicly available estimates of research analysts relating to Gemstar;

  . held discussions with the respective managements of SkyMall and Gemstar concerning the businesses, past and current operations, financial condition and future prospects of both SkyMall and Gemstar, independently and combined, including discussions with the managements of SkyMall and Gemstar concerning their views regarding the strategic rationale for the merger;

  . reviewed the financial terms and conditions set forth in the draft of the merger agreement dated May 11, 2001;

  . reviewed the stock price and trading history of SkyMall common stock and Gemstar common stock;

  . compared the financial performance of SkyMall and the prices and trading activity of SkyMall common stock with that of certain other publicly traded companies comparable with SkyMall;

  . compared the financial performance of Gemstar and the prices and trading activity of Gemstar common stock with that of certain other publicly traded companies comparable with Gemstar;

  . compared the financial terms of the merger with the financial terms, to the extent publicly available, of other transactions that it deemed relevant;

  . reviewed the pro forma impact of the merger on Gemstar's earnings before interest, taxes, depreciation and amortization per share, cash earnings per share and GAAP earnings per share;

  .  prepared a discounted cash flow analysis of SkyMall;

  . participated in discussions and negotiations among representatives of SkyMall and Gemstar and their financial and legal advisors; and

  . made such other studies and inquiries, and reviewed such other data, as it deemed relevant.

   In its review and analysis, and in arriving at its opinion, Robertson Stephens assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it (including information furnished to it orally or otherwise discussed with it by the managements of SkyMall and Gemstar) or publicly available and neither attempted to verify, nor assumed responsibility for verifying, any of such information. Robertson Stephens relied upon the assurances of SkyMall's and Gemstar's respective managements that they were not aware of any facts that would make such information inaccurate or misleading. Furthermore, Robertson Stephens did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of SkyMall or Gemstar, nor was Robertson Stephens furnished with any such evaluation or appraisal.

   With respect to the financial forecasts and projections (and the assumptions and bases therefor) for SkyMall that Robertson Stephens reviewed, Robertson Stephens assumed that such forecasts and projections:

  . had been reasonably prepared in good faith on the basis of reasonable assumptions;

  . reflected the best available estimates and judgments of the management of SkyMall as to the future financial condition and performance of SkyMall; and

  .  will be realized in the amounts and in the time periods estimated.

   With respect to Gemstar, Robertson Stephens discussed with management of Gemstar certain publicly available estimates of research analysts relating to Gemstar, and Robertson Stephens was advised, and it assumed, that such estimates represented reasonable estimates and judgments as to the future financial condition and performance of Gemstar and that such estimates would be realized in the amounts and in the time periods estimated.

   In addition, Robertson Stephens assumed that:

  . the merger will be consummated upon the terms set forth in the merger agreement without material alteration thereof, including, among other things, that the merger will be accounted for as a purchase method business combination in accordance with U.S. generally accepted accounting principles ("U.S. GAAP");

  . the merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended; and

  . the historical financial statements of each of SkyMall and Gemstar reviewed by it had been prepared and fairly presented in accordance with U.S. GAAP consistently applied.

   Although developments following the date of the Robertson Stephens opinion may affect the opinion, Robertson Stephens assumed no obligation to update, revise or reaffirm its opinion. The Robertson Stephens opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to Robertson Stephens as of, the date of the Robertson Stephens opinion. It should be understood that subsequent developments may affect the conclusion expressed in the Robertson Stephens opinion and that Robertson Stephens disclaims any undertaking or obligation to advise any person of any change in any matter affecting the opinion which may come or be brought to its attention after the date of the opinion. The Robertson Stephens opinion is limited to the fairness, from a financial point of view and as of the date thereof, of the merger consideration to holders of shares of SkyMall common stock (other than Robert M. Worsley, Christi M. Worsley and/or Robert Merrill Worsley and Christi Marie Worsley Family Revocable Trust dated July 29, 1998, Gemstar or any of its affiliates and any dissenting stockholders). Robertson Stephens does not express any opinion as to:

  . the value of any employee agreement or other arrangement entered into in connection with the merger;

  .  any tax or other consequences that might result from the merger; or

  . what the value of Gemstar common stock will be when issued to SkyMall's stockholders pursuant to the merger or the price at which the shares of Gemstar common stock that are issued pursuant to the merger may be traded in the future.

   The following is a summary of the material financial analyses performed by Robertson Stephens in connection with rendering the Robertson Stephens opinion, and reviewed with the board of directors of SkyMall at its meeting on May 12, 2001. For purposes of the financial analyses reviewed with the board at this meeting, Robertson Stephens assumed that the merger consideration would be, for each share of SkyMall common stock held by public stockholders, 0.0375 shares of Gemstar common stock and $1.50 in cash. The final merger consideration was agreed upon when the merger agreement was finalized on May 14, 2001. The following summary of financial analyses is not a complete description of all of the analyses performed by Robertson Stephens. Certain of the information in this section is presented in a tabular form. In order to better understand the financial analyses performed by Robertson Stephens, these tables must be read together with the text of each summary. The Robertson Stephens opinion is based upon the totality of the various analyses performed by Robertson Stephens and no particular portion of the analyses has any merit standing alone.

   Comparable Companies Analysis. Using publicly available information, Robertson Stephens analyzed, among other things, the trading multiples of SkyMall and eight selected publicly traded companies in the specialty retailer and catalog industries.

   Multiples compared by Robertson Stephens included total enterprise value to total revenues and total enterprise value to EBITDA. All multiples were based on closing stock prices as of May 9, 2001. Using the ranges of multiples set forth in the table below that Robertson Stephens derived from multiples for the public comparable companies, the following SkyMall equity values were implied based upon SkyMall's 2000 revenue and EBITDA and 2001 and 2002 estimated revenue and EBITDA:

                                                           Implied SkyMall
                                         Multiple range      Equity Value
                                         -------------- ----------------------
     2000 Revenue.......................  0.2x - 1.0x   $ 8.9  - $74.6 million
     2001E Revenue......................  0.2x - 0.8x   $ 9.0  - $58.4 million
     2002E Revenue......................  0.2x - 0.3x   $ 9.7  - $18.3 million
     2000 EBITDA........................  2.2x - 8.7x       Not Meaningful
     2001E EBITDA.......................  2.4x - 6.4x   $ 1.6  - $16.8 million
     2002E EBITDA.......................  2.6x - 3.3x   $10.7  - $15.7 million
         Reference Range................                $ 8.0  - $36.8 million
         Implied Value per SkyMall
          Share.........................                $0.50  - $2.29

   Precedent Acquisition Analysis. Using publicly available information, Robertson Stephens analyzed the consideration offered, the premiums paid and the implied transaction value multiples paid in four selected public acquisition transactions in the specialty retailer and catalog industries.

   In analyzing these "precedent transactions", Robertson Stephens compared, among other things, the aggregate value (equity value plus debt less cash) as a multiple of revenue and EBITDA for the latest 12 months prior to the transaction. All multiples for the precedent transactions were based on public information available at the time of the announcement. Based on this information and other publicly available information, the following table illustrates the implied SkyMall equity valuations derived from applying a range of multiples that Robertson Stephens derived from the precedent transactions to SkyMall's 2000 revenue and EBITDA and 2001 estimated revenue and EBITDA:

                                                            Implied SkyMall
                                          Multiple range     Equity Value
                                          -------------- ---------------------
     2000 Revenue........................  0.2x - 0.5x   $ 8.9 - $33.6 million
     2001E Revenue.......................  0.2x - 0.5x   $ 9.0 - $33.7 million


     2000 EBITDA.........................  5.2x - 6.2x         Negative
     2001E EBITDA........................  4.7x - 9.0x   $10.4 - $26.7 million
         Reference Range.................                $ 9.4 - $31.3 million
         Implied Value per SkyMall
          Share..........................                $0.59 - $1.95

   No company, business or transaction compared in the comparable companies analysis or precedent transaction analysis is identical to SkyMall or the proposed merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies, precedent transactions or the business segment, company or transactions to which they are being compared.

   Premiums Paid Analysis. Robertson Stephens also took an average of the control premium paid in all public transactions for the 12 months ending May 1, 2001 with a transaction value between $10 million and $100 million for which premium information was available from Securities Data Corporation. Based on this information and other publicly available information, the following table illustrates the implied SkyMall equity values derived from applying a range of premiums that Robertson Stephens derived from these precedent transactions:

                    Premium of the Implied
      Reference      Value of the Merger                      SkyMall Per Share Value
      Date Prior     Consideration as of      Average Deal      Implied by Applying
          to             May 12, 2001      Premiums Over Last    the Average Deal
     Announcement      Over the Closing       12 Months to    Premium to the Closing
          of        SkyMall Share Price as Target Share Price SkyMall Share Price on
     Transaction    of the Reference Date  on Reference Date        May 9, 2001
     ------------   ---------------------- ------------------ -----------------------
         1-day               15.4%                52.8%                $3.97
        20-day               61.3%                61.5%                $3.00
        30-day               78.6%                63.7%                $2.75
        60-day               50.0%                66.7%                $3.33

   Discounted Cash Flow Analysis. Robertson Stephens conducted a discounted cash flow analysis based on SkyMall's estimated net cash flows for calendar years 2001 through 2005. Robertson Stephens applied EBITDA exit multiples ranging from 3.0x to 5.0x and discount rates ranging from 15.0% to 25.0%. The following table summarizes the results of this analysis:


                                                                     Implied
                                               Implied SkyMall    SkyMall Price
                                                Equity Value        Per Share
                                            --------------------- -------------
     15.0% Discount Rate................... $29.0 - $38.5 million $1.81 - $2.40
     20.0% Discount Rate................... $24.0 - $31.8 million $1.50 - $1.98
     25.0% Discount Rate................... $19.9 - $26.4 million $1.25 - $1.65
         Reference Range................... $24.3 - $32.2 million $1.52 - $2.01

   Pro Forma Analysis. Robertson Stephens analyzed certain pro forma effects resulting from the merger, including, among other things, the impact of the merger on the projected revenue per share and earnings per share of the combined company for fiscal years 2000 and 2001. The following table summarizes the results of such analysis:

     Fiscal year 2001 estimated EBITDA per share accretion:         1.1%
     Fiscal year 2001 estimated cash earnings per share accretion:  0.8%
     Fiscal year 2001 estimated GAAP earnings per share accretion:  0.2%

     Fiscal year 2002 estimated EBITDA per share accretion:         1.5%
     Fiscal year 2002 estimated cash earnings per share accretion:  1.0%
     Fiscal year 2002 estimated GAAP earnings per share accretion:  2.1%

   The actual results achieved by the combined company may vary from these estimated pro forma results and the variations may be material.

   Other Factors and Comparative Analyses. In rendering its opinion, Robertson Stephens considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of:

  . the history of trading prices and volume for Gemstar common stock for the period from May 8, 2000 to May 9, 2001;

  . the history of the exchange ratio of the trading price of SkyMall common stock to the trading price of Gemstar common stock for the period from May 8, 2000 to May 9, 2001; and

  .  selected published analysts' reports on Gemstar.

   While the foregoing summary describes certain analyses and factors that Robertson Stephens deemed material in its presentation to the SkyMall board, it is not a comprehensive description of all analyses and factors considered by Robertson Stephens. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Robertson Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the Robertson Stephens opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Robertson Stephens. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusions reached by Robertson Stephens are based on all analyses and factors taken as a whole and also on application of Robertson Stephens' own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. Robertson Stephens therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analysis that it performed. In performing its analyses, Robertson Stephens considered general economic, market and financial conditions and other matters, many of which are beyond the control of SkyMall and Gemstar. The analyses performed by Robertson Stephens are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be purchased. Furthermore, no opinion is being expressed as to the prices at which shares of SkyMall common stock or Gemstar common stock may be traded at any future time.

   The engagement letter between Robertson Stephens and SkyMall provides that Robertson Stephens is entitled to receive a fee for its services, a substantial portion of which is contingent upon the consummation of the merger. SkyMall has also agreed to reimburse Robertson Stephens for certain of its out-of-pocket expenses, including legal fees, and to indemnify and hold harmless Robertson Stephens and its affiliates and any director, employee or agent of Robertson Stephens or any of its affiliates, or any person controlling Robertson Stephens or its affiliates for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Robertson Stephens as financial advisor to SkyMall. The terms of the fee arrangement with Robertson Stephens, which SkyMall and Robertson Stephens believe are customary in transactions of this nature, were negotiated at arm's length between SkyMall and Robertson Stephens, and the SkyMall board was aware of such fee arrangements, including the fact that a significant portion of the fees payable to Robertson Stephens is contingent upon completion of the merger. Robertson Stephens maintains a market in the shares of Gemstar common stock. In the ordinary course of its business, Robertson Stephens may trade in SkyMall's securities and Gemstar's securities for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in SkyMall's securities or Gemstar's securities.

   Robertson Stephens was retained based on Robertson Stephens' experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally, as well as Robertson Stephens' investment banking relationship and familiarity with SkyMall.

   Robertson Stephens is an internationally recognized investment banking firm. As part of its investment banking business, Robertson Stephens is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes.

Gemstar's Reasons for the Merger

   Gemstar is seeking to acquire SkyMall because it believes SkyMall will greatly enhance Gemstar's television-based T-commerce and e-commerce initiatives, especially in Gemstar's interactive TV strategy. Gemstar's principal reasons for the merger are as follows:

  . T-commerce and e-commerce are major aspects of Gemstar's interactive TV strategy. With the acquisition of SkyMall, Gemstar will obtain proven back-office infrastructure and fulfillment capacities to support and accelerate Gemstar's T-commerce and e-commerce platforms.

  . SkyMall's "virtual inventory" model, which leverages the fullfillment infrastructure of other merchants, represents a proven model on which Gemstar can build out and expand its T-commerce and e-commerce strategies across its various media properties without incurring inventory costs or risks.

  . The acquisition of SkyMall will afford Gemstar the opportunity to greatly extend the SkyMall brand and leverage its relationships with airlines and premium merchants. Gemstar expects to leverage these relationships by extending SkyMall's sales channels to Gemstar's portfolio of media properties, including TV Guide Magazine with its circulation of approximately 10 million, tvguide.com with over 3 million unique monthly visitors and Gemstar's Interactive Program Guides with its approximately 12 million and growing viewer base.

  . SkyMall's access to over 70% of all domestic airline seats will provide Gemstar with a significant, captive audience with an upscale demographic--airline passengers. Gemstar believes that SkyMall will provide Gemstar with a unique opportunity to expose this demographic to Gemstar's various media products, services and platforms, including its Gemstar eBook offerings.

Accounting Treatment

   The merger will be accounted for under the purchase method of accounting, with Gemstar treated as the acquiror. As a result, Gemstar will record the assets and liabilities of SkyMall at their estimated fair values and will record as goodwill the excess of the purchase price over the estimated fair values. From the date of the merger, the operating results of SkyMall will be combined with the results of Gemstar for financial accounting purposes.

Certain Financial Projections

   SkyMall does not, as a matter of course, make public forecasts or projections as to its future financial performance. However, in connection with the negotiations between SkyMall and Gemstar, SkyMall made available to Gemstar and its representatives certain nonpublic information regarding SkyMall's projected operating performance (the "Projections"). Such information included, among other things, SkyMall's projections of revenue, gross margin, earnings before interest, taxes, depreciation and amortization ("EBITDA"), and net income for SkyMall's fiscal years 2001, 2002, and 2003. Set forth below is a summary of such Projections. These Projections should be read together with the financial statements of SkyMall that are included in SkyMall's Annual Report on Form 10-K, as amended, and Quarterly Report on Form 10-Q, which can be obtained from the SEC as described in "Summary--Where You Can Find More Information."

                                             Fiscal 2001 Fiscal 2002 Fiscal 2003
                                             ----------- ----------- -----------
                                                       (in thousands)
     Revenue................................   $91,318    $101,407    $111,093
     Gross margin...........................    39,916      44,797      49,180
     EBITDA.................................     2,950       6,163       8,211
     Net income.............................    (2,525)      2,422       6,644

   The Projections were prepared solely for internal use and not with a view to public disclosure or compliance with the published guidelines of the SEC or the American Institute of Certified Public Accountants regarding projections and were not prepared with the assistance of, or reviewed by, independent accountants. The Projections are included in this proxy statement/prospectus solely because such information was furnished to Gemstar by SkyMall. The Projections were not prepared in accordance with generally accepted accounting principles and were not audited or reviewed by any independent accounting firm, nor did any such firm perform any other services with respect thereto. The Projections are based on a variety of assumptions relating to the business of SkyMall, industry performance, general business and economic conditions and other matters, which are inherently subject to significant uncertainties and contingencies, many of which are beyond SkyMall's control. These assumptions involve judgments with respect to, among other things, future economic and competitive conditions, inflation rates and future business conditions. Accordingly, there can be no assurance that the assumptions made in preparing the Projections will prove accurate, and actual results may be materially greater or less than those contained in the Projections. The inclusion of the Projections herein should not be regarded as an indication that SkyMall, Gemstar, or any of their respective affiliates or representatives considered or consider the Projections to be a reliable prediction of future events, and the Projections should not be relied upon as such. None of SkyMall, Gemstar, or any of their respective affiliates assumes any responsibility for the validity, reasonableness, accuracy or completeness of the Projections. None of SkyMall, Gemstar, or any of their respective affiliates or representatives is under any obligation to or has any intention to update the Projections at any future time.

Interests of SkyMall's Officers and Directors in the Merger

   In considering the recommendation of SkyMall's board regarding the merger, you should be aware that several members of SkyMall's management and board of directors may be deemed to have interests in the merger that are different from, or in addition to, the interests of SkyMall stockholders generally. SkyMall's board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger.

 Different Merger Consideration to be Paid to Robert M. Worsley

   In connection with the merger, all holders of SkyMall common stock other than Robert M. Worsley, his wife and a trust for the benefit of their children will receive a combination of Gemstar common stock and cash. As requested by Gemstar, Mr. Worsley will continue as SkyMall's CEO after the merger, and it is a requirement of Gemstar that all shares of SkyMall common stock beneficially owned by him be exchanged solely for Gemstar common stock in the merger. To encourage Mr. Worsley to contribute to the long-term goals of the merger, his shares, as well as those owned by his wife and a trust for the benefit of their children, will be subject to the five-year lock up agreement with Gemstar described under the caption "Other Transaction Agreements--Lock-up Agreement." In order to ensure that the different consideration being received by the Worsleys is fair to SkyMall's public stockholders, the additional number of shares of Gemstar stock they will receive will effectively equal the number of shares of Gemstar stock they could have purchased with the cash consideration they would have received had they been treated the same as other SkyMall stockholders in the merger. However, while SkyMall's public stockholders will generally recognize gain for income tax purposes on the cash consideration received by them in the merger, it is not anticipated that the Worsleys will recognize gain with respect to their receipt of Gemstar common stock in the merger.

 Stock Options

   SkyMall's directors and executive officers hold options to purchase SkyMall common stock. At the effective time of the merger, each option to acquire SkyMall common stock outstanding under the 1994 Employee Stock Option Plan will become fully vested and exercisable for 0.03759 of a share of Gemstar common stock and $1.50 in cash for each underlying share of SkyMall common stock. See "The Merger Agreement--Treatment of SkyMall Stock Options."

   Non-employee directors hold options issued under the Non-employee Director Plan. These options will be assumed by Gemstar and will convert into the right to acquire Gemstar common stock and cash in the amount the holder would have received if such option had been exercised immediately prior to the merger.

   Immediately after the effective time of the merger, all holders of SkyMall options will be offered the substitute cash payment described under "The Merger Agreement--Treatment of SkyMall Stock Options."

 Voting Agreement

   As of the record date for the special meeting, the Worsleys collectively held approximately 30% of the outstanding shares of SkyMall common stock. Under the voting agreement, which is described in more detail under the caption "Other Transaction Agreements--Voting Agreement", the Worsleys have agreed to vote all of their shares at the special meeting in favor of the merger agreement and the merger, and against any inconsistent proposal.

 Worsley Employment Agreement

   At the time the merger agreement was signed, SkyMall entered into a new employment agreement with Mr. Worsley that will become effective at the effective time of the merger. The agreement has a term of five years and provides that Mr. Worsley will continue to serve as the Chief Executive Officer of SkyMall following the merger at an initial salary of $315,000 per year. The agreement also provides that within thirty days after the merger Mr. Worsley will receive options to acquire 105,000 shares Gemstar common stock at an exercise price equal to the fair market value of Gemstar common stock on the grant date, such options to vest in equal annual installments over the five year period following the date of the merger. For a description of this employment agreement, see "Other Agreements--Worsley Employment Agreement."

 Release Agreement

   In December 1998, Robert and Christi Worsley exercised an option under an agreement among the Worsleys, SkyMall and Alan C. and Karen Ashton to purchase 2,386,798 shares of SkyMall common stock. In connection with the exercise of the option, the Worsleys agreed to make charitable contributions to the Ashtons' family foundation over a five-year period commencing in 2003 totaling approximately $7 million, which contributions have a present value of approximately $3,500,000 to $5,000,000 using interest rates of 10% to 20% per annum. It is a requirement of Gemstar, and a covenant in the merger agreement, that SkyMall seek to enter into an agreement with the Ashtons, as long as the amount paid by SkyMall thereunder does not exceed $5.1 million, which includes a complete release by the Ashtons of all claims (none of which have been asserted to date) that the Ashtons may have against SkyMall or any of its affiliates, control persons, officers, directors, shareholders, employees, agents or representatives. SkyMall intends to enter into an agreement on these terms, and Gemstar has agreed to fund payment of the amount due thereunder at or immediately prior to the effective time of the merger. The proposed agreement would result in the release of the Worsleys from their obligation to make contributions to the Ashtons' foundation.

Indemnification and Insurance

   The merger agreement provides that, following the merger:

  . The certificate of incorporation and bylaws of the surviving corporation in the merger will contain indemnification provisions for directors and officers that are substantially identical to such provisions in SkyMall's current articles of incorporation for at least six years after completion of the merger.

  . For a period of three years after the merger is completed, Gemstar is required to cause the surviving corporation in the merger to maintain in effect SkyMall's existing officers' and directors' liability insurance, or to provide equivalent insurance covering acts or omissions occurring prior to completion of the merger. The surviving corporation in the merger is not required to pay an annual premium for this insurance in excess of two times the last annual premium paid by SkyMall prior to the date of the merger agreement, but in such case it will be required to purchase as much coverage as possible for that amount.

Material U.S. Federal Income Tax Consequences of the Merger

 Scope of Discussion

   The following discussion summarizes the material U.S. federal income tax consequences of the merger. It is not a complete analysis of all potential tax effects relevant to the merger. This discussion assumes that you hold your shares of SkyMall common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code.

   This discussion is addressed only to SkyMall stockholders who receive both Gemstar common stock and cash. This discussion does not address the tax consequences that may be relevant to a particular SkyMall stockholder subject to special treatment under U.S. federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations, non-U.S. persons, stockholders who acquired their SkyMall shares pursuant to the exercise of options or otherwise as compensation, or stockholders who hold their stock as part of a hedge, constructive sale, wash sale, straddle or conversion transaction, nor does the discussion address any consequences arising under the laws of any state, local or foreign jurisdiction. Moreover, the tax consequences to holders of SkyMall options and warrants, and the tax consequences of the release agreement with the Ashtons, are not discussed. The discussion is based on and subject to the Internal Revenue Code of 1986, as amended, Treasury Regulations thereunder, and administrative rulings and court decisions as of the date hereof. All of the foregoing are subject to change, which may be retroactive, and any such change could affect the continuing validity of this discussion. We urge you to consult your own tax advisors concerning the U.S. federal, state and local and foreign tax consequences of the merger to you.

Tax Opinions

   It is a non-waivable condition of the merger that SkyMall receive an opinion at closing from Greenberg Traurig, LLP, counsel to SkyMall, that:

  . the merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code; and

  . each of Gemstar, GSky Acquisition Sub and SkyMall will be a party to the reorganization within the meaning of Section 368 of the Internal Revenue Code.

   It is a non-waivable condition of the merger that Gemstar receive an opinion at closing from Baker Botts L.L.P., counsel to Gemstar, that:

  . the merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code; and

  . each of Gemstar, GSky Acquisition Sub and SkyMall will be a party to the reorganization within the meaning of Section 368 of the Internal Revenue Code.

   Opinions of counsel are not binding on the Internal Revenue Service or the courts. There is no assurance that the IRS will not successfully challenge the conclusions expressed in such opinions. In rendering their opinions, respective counsel for the companies will rely upon factual representations made by Gemstar, GSky Acquisition Sub, and SkyMall in the merger agreement and related documents and in certificates to be executed in connection with the merger. Any inaccuracy or change in the representations could adversely affect the conclusions reached in the opinions and the tax discussion below. The opinions will be subject to the qualifications and assumptions set forth above and to the further assumption that the consideration per share received by dissenting shareholders, if any, will have a value which is not materially different from the value of the consideration per share received by the public shareholders.

   Assuming that the merger qualifies as a reorganization within the meaning of
Section 368 of the Internal Revenue Code, the following discussion summarizes the material U.S. federal income tax consequences of the merger to the SkyMall stockholders. SkyMall has received the opinion of Greenberg Traurig, LLP, and Gemstar has received the opinion of Baker Botts L.L.P. to the effect that the discussion under this section "-Material U.S. Federal Income Tax Consequences of the Merger" is accurate in all material respects. These opinions are subject to the qualifications and assumptions set forth above and to the further assumption that the merger will qualify as a reorganization as described above.

 Tax Consequences to SkyMall Stockholders Receiving Gemstar Common Stock and
 Cash

   If you receive both Gemstar common stock and cash in the merger, including any cash received instead of fractional shares of Gemstar common stock, you will not recognize any loss on the exchange. In general, you will recognize gain equal to the lesser of either the amount of cash received or the gain realized. The gain realized will be the excess, if any, of:

  .  the sum of:

    . the fair market value, as of the date of the merger, of the Gemstar common stock you receive in the merger; and

    .  the amount of cash you receive in the merger; over

  .  your adjusted tax basis in your SkyMall common stock.

   SkyMall stockholders must calculate gain or loss separately for each identifiable block of shares of SkyMall common stock exchanged, and the loss recognized on one block of stock may not be offset against gain recognized on another block of stock.

   Any gain recognized by a SkyMall stockholder will generally be treated as capital gain, unless, as discussed below, the receipt of the cash has the effect of the distribution of a dividend for U.S. federal income tax purposes. In such case, the gain recognized by the stockholder will be treated as ordinary dividend income to the extent of the stockholder's ratable share of the accumulated earnings and profits of SkyMall. Any gain that is treated as capital gain will be long-term capital gain if the holding period for shares of SkyMall common stock that are surrendered in the exchange is more than one year as of the date of the merger.

   For purposes of determining whether the cash received has the effect of a distribution of a dividend for U.S. federal income tax purposes, a SkyMall stockholder is treated as if the stockholder first exchanged all of the stockholder's shares of SkyMall common stock solely for Gemstar common stock and then Gemstar immediately redeemed a portion of the Gemstar common stock in exchange for the cash the stockholder actually received. This is called a "deemed redemption." Under this analysis, in general, if the receipt of cash by the stockholder in the deemed redemption results in a "substantially disproportionate" reduction in the stockholder's voting stock interest in Gemstar or is "not essentially equivalent to a dividend," the receipt of the cash will not have the effect of the distribution of a dividend.

   The deemed redemption will be "substantially disproportionate," and, therefore, will not have the effect of a distribution of a dividend with respect to a SkyMall stockholder if the percentage of the outstanding Gemstar common stock that is actually and constructively owned by the stockholder immediately after the deemed redemption is less than 80% of the percentage of the outstanding Gemstar common stock that is considered to be actually and constructively owned by the stockholder immediately before the deemed redemption. The deemed redemption will not be "essentially equivalent to a dividend," and, therefore, will not have the effect of a distribution of a dividend with respect to a SkyMall stockholder if it results in a "meaningful reduction" in the stockholder's proportionate interest in Gemstar. If a stockholder that is considered to have a relatively minimal stock interest in Gemstar and no right to exercise control over corporate affairs suffers a reduction in the stockholder's proportionate interest in Gemstar, the stockholder should be regarded as having suffered a meaningful reduction of his or her interest in Gemstar. For example, the Internal Revenue Service has held in a published ruling that, in the case of a less than 1% stockholder who does not have management control over the corporation, any reduction in the stockholder's proportionate interest will constitute a "meaningful reduction."

   For purposes of this deemed redemption analysis, certain attribution rules apply in determining a SkyMall stockholder's ownership interest in Gemstar immediately after the acquisition, but before the deemed redemption, and after the deemed redemption. Under those rules, a SkyMall stockholder is deemed to own stock held by certain family members, estates and trusts of which the stockholder is a beneficiary, a partnership in which the stockholder is a partner, and a corporation in which the stockholder is a direct or indirect 50% stockholder, as well as stock subject to options that are held by the stockholder or the entities. In addition, if the SkyMall stockholder is itself an entity, Gemstar stock which is owned, actually or constructively, by owners or beneficiaries of the entity may be attributed "downward" to the entity. Because these constructive ownership rules are complex, each SkyMall stockholder who believes that he or she may be subject to these rules should consult his or her tax advisor.

   The aggregate tax basis of the Gemstar common stock received by a SkyMall stockholder will be the same as the aggregate tax basis of the shares SkyMall common stock surrendered in the exchange, decreased by the amount of cash received, and increased by the amount of gain recognized, including any portion of the gain that is treated as a dividend. The holding period of the Gemstar common stock received will include the holding period of the shares of SkyMall common stock surrendered in exchange therefor. If a SkyMall stockholder has differing tax bases and/or holding periods with respect to the stockholder's shares of SkyMall common stock that the stockholder surrenders in the exchange, the stockholder should consult a tax advisor in order to identify the particular tax bases and/or holding periods of the particular shares of Gemstar common stock received in the exchange.

 Consequences of Failure to Qualify as a Reorganization

   If the merger did not qualify as a reorganization under Section 368 of the Internal Revenue Code:

  . SkyMall would recognize gain on the merger which would, in general, be equal to the excess of:

  . the sum of the fair market value on the merger date of the Gemstar common stock received by SkyMall stockholders in the merger, the total amount of cash received by SkyMall stockholders in the merger, and the amount of liabilities of SkyMall assumed by the surviving corporation in the merger; over

    .  SkyMall's basis in its assets; and

  . SkyMall stockholders would recognize capital gain or loss on the merger in an amount equal to the difference between the sum of the cash and the fair market value, as of the date of the merger, of the Gemstar common stock received in the merger and the stockholder's basis in the SkyMall common stock surrendered.

 Backup Withholding

   Payments of cash to a SkyMall stockholder surrendering shares of SkyMall common stock in the merger generally will be subject to information reporting to the IRS. In addition, they generally will be subject to backup withholding at a rate of 31% of the cash payable to the SkyMall stockholder, unless the SkyMall stockholder furnishes their taxpayer identification number in the manner prescribed in applicable Treasury regulations, certifies that the number is correct, certifies as to no loss of exemption from backup withholding, and meets other specified conditions. Appropriate documentation for this purpose will be provided to SkyMall stockholders with the transmittal letter that will be sent to them by the exchange agent. Any amounts withheld from payments to a stockholder under the backup withholding rules will be allowed as a refund or credit against the SkyMall stockholder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

   THE ABOVE DISCUSSION MAY NOT APPLY TO CERTAIN CATEGORIES OF STOCKHOLDERS SUBJECT TO SPECIAL TREATMENT UNDER THE INTERNAL REVENUE CODE. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING ANY FEDERAL, STATE OR OTHER TAX CONSEQUENCES OF THE MERGER.

Delisting and Deregistration of SkyMall Common Stock

   SkyMall common stock is currently listed on the Nasdaq National Market under the symbol "SKYM." Upon the completion of the acquisition, SkyMall common stock will be delisted from Nasdaq and deregistered under the Securities Exchange Act.

Regulatory Matters

   At this time we do not expect the merger to be subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated under that Act by the Federal Trade Commission, which prevent some transactions from being completed until required information and materials are furnished to the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and the waiting periods are terminated or expire.

Restrictions on Sales by Affiliates of SkyMall

   The shares of Gemstar common stock that will be issued in the merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of Gemstar common stock issued to any person who is deemed to be an "affiliate" of SkyMall at the time of the special meeting.

Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by or are under common control with, SkyMall and may include some of its officers and directors, as well as its principal stockholders. Any person deemed to be an affiliate of SkyMall at the time of the special meeting may not sell their shares of Gemstar common stock acquired in the merger except pursuant to:

  . an effective registration statement under the Securities Act covering the resale of those shares;

  .  an exemption under paragraph (d) of Rule 145 under the Securities Act;
     or

  .  any other applicable exemption under the Securities Act.

   Gemstar's registration statement, of which this proxy statement/prospectus forms a part, does not cover the resale of shares of Gemstar common stock to be received by affiliates of SkyMall in the merger.

                              THE MERGER AGREEMENT

   The following description summarizes the material provisions of the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated by reference in this proxy statement/prospectus. We urge you to read the complete merger agreement for the precise terms of the merger agreement and other information that may be important to you.

Structure of Merger

   At the time the merger becomes effective SkyMall will merge with and into GSky Acquisition Sub, with GSky Acquisition Sub as the surviving corporation. GSky Acquisition Sub will change its name to "SkyMall, Inc.", with the result that SkyMall will then be a wholly owned subsidiary of Gemstar.

Merger Consideration

   In the merger, SkyMall stockholders other than the Worsleys will receive, for each share of SkyMall common stock held, 0.03759 of a share of Gemstar common stock and $1.50 in cash, subject to adjustment for tax purposes as described below. The Worsleys will receive, for each share of SkyMall stock held by them, 0.03759 of a share of Gemstar common stock and a fraction of a share of Gemstar stock determined by dividing $1.50 by the volume weighted average sale price of a share of Gemstar common stock on the closing date of the merger. The number of shares of Gemstar common stock stockholders will receive in the merger will be appropriately adjusted for any stock splits, combinations and other similar events that occur between the date of the merger agreement and the completion of the merger.

   Gemstar will not issue fractional shares of Gemstar common stock in the merger. Instead, each SkyMall stockholder otherwise entitled to a fractional share will receive cash, without interest, in an amount determined by multiplying the fraction of a share of Gemstar common stock by $39.90.

   The merger is intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code. To ensure that the merger will so qualify, the merger agreement provides that the Gemstar common stock to be issued in the merger must constitute at least 45% of the overall value of the consideration paid by Gemstar for SkyMall common stock in connection with the merger. Hence, if the market value of the Gemstar common stock to be issued in the merger does not, as of the date the merger is effected, represent at least 45% of the value of the merger consideration as of that date, then the amount of Gemstar stock to be issued to SkyMall stockholders will be increased, and the cash to be paid to those stockholders will be decreased, until the 45% requirement is achieved.

Effective Time of the Merger

   The merger will become effective when (1) a certificate of merger is filed with the Delaware Secretary of State or articles of merger are filed with the Nevada Secretary of State, whichever is later, or (2) at a later time as may be specified in the certificate of merger and articles of merger filed by Gemstar and SkyMall. The closing date of the merger will occur as soon as practicable after the last of the conditions in the merger agreement has been satisfied or waived.

Conversion of Shares in the Merger

   At the effective time of the merger, by virtue of the merger and without any additional action on the part of SkyMall stockholders or Gemstar:

  . each share of outstanding common stock of GSky Acquisition Sub will remain outstanding and continue as one share of common stock of the surviving corporation; and

  . each share of SkyMall common stock held by SkyMall, Gemstar or GSky Acquisition Sub will be cancelled and retired without any conversion or the payment of any consideration.

Exchange Agent; Procedures for Exchange of Certificates

   Gemstar will appoint American Stock Transfer & Trust Company to serve as exchange agent and will deliver to the exchange agent cash and certificates representing shares of Gemstar common stock in an amount sufficient to pay the cash and deliver the shares to be issued in the merger as well as cash in sufficient amount for payment in lieu of fractional shares. The exchange agent will deliver to SkyMall stockholders cash and shares of Gemstar common stock (including all rights attached to such shares) and any cash in lieu of fractional shares.

   The exchange agent will mail to each SkyMall stockholder a letter of transmittal and instructions to surrender his or her certificates representing shares of SkyMall stock in exchange for cash, certificates representing Gemstar common stock and cash in lieu of any fractional shares. After a SkyMall stockholder surrenders his or her SkyMall stock certificate along with a duly executed and properly completed letter of transmittal and other required documents, the exchange agent will deliver to such stockholder the following:

  . the cash portion of the merger consideration to which such stockholder is entitled;

  . a certificate representing the number of whole shares of Gemstar common stock to which such stockholder is entitled;

  . cash in lieu of any fractional shares of Gemstar common stock to which such stockholder would otherwise be entitled; and

  . the amount of any dividends or other distributions declared on Gemstar common stock with a record date on or after the completion of the merger and a payment date before the surrender of the certificates representing shares of SkyMall common stock.

SkyMall stockholders should not forward their SkyMall stock certificates with the enclosed proxy card nor should they forward their SkyMall stock certificates to the exchange agent until they have received the packet of information, including the letter of transmittal, described above.

Treatment of SkyMall Stock Options in the Merger

   Options to acquire SkyMall common stock issued under the SkyMall 1994 Employee Stock Option Plan will become fully vested at the effective time of the merger and will terminate 30 days after the effective time of the merger. Options under the 1994 Employee Stock Option Plan that are exercised after the effective time but within 30 days shall be exercisable for 0.03759 of a share of Gemstar common stock and $1.50 in cash for each share of SkyMall common stock subject to such option.

   Stock options issued by SkyMall apart from the 1994 Employee Stock Option Plan (including those issued to SkyMall's directors under the Non-Employee Director Option Plan ) will be assumed by Gemstar at the effective time of the merger. Each such option will be exercisable for the amount of cash and Gemstar common stock that the holder would have received if the option had been exercised immediately before the merger.

   Immediately after the effective time of the merger, Gemstar shall offer to all SkyMall option holders the right to receive a substitute cash payment instead of the combination of Gemstar common stock and cash received by SkyMall stockholders in the merger. The substitute cash payment will be the product of (1) the number of shares of SkyMall common stock underlying the option immediately prior to the merger and (2) the excess, if any, of:

     (A) the sum of

       (x) $1.50, plus

       (y) 0.03759 multiplied by the volume weighted average trading price of Gemstar common stock at the closing date, minus

     (B) the exercise price per share of the option immediately prior to the merger.

Treatment of Warrants in the Merger

   Each warrant to acquire SkyMall common stock outstanding at the effective time of the merger will be converted to a warrant to acquire the cash and Gemstar common stock that the holder of such warrant would have received if the warrant had been exercised for shares of SkyMall common stock immediately prior to the merger. The terms and conditions of warrants for SkyMall common stock shall remain substantially the same after the merger as before the merger.

Conditions to Completing the Merger

   Conditions to the obligations of each party. Each party's obligations to complete the merger are subject to the satisfaction or waiver, on or prior to the closing date of the merger, of each of the following conditions:

  . the merger agreement and the merger must be approved by the holders of a majority of the issued and outstanding shares of SkyMall common stock as of the record date of the special meeting;

  . there must not be any law, judgment, permanent or preliminary injunction, restraining order or other order in effect or pending or threatened that would prevent the completion of the merger on the terms in the merger agreement;

  . Gemstar's registration statement relating to the merger must be effective and must not be the subject of any stop order or proceedings seeking a stop order; and

  . any waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 must have expired or been terminated.

Conditions to the obligations of Gemstar and GSky Acquisition Sub. The obligations of Gemstar and GSky Acquisition Sub to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions (except that the delivery of an opinion by Baker Botts L.L.P. that the merger will qualify as a "reorganization" under Section 368 of the Internal Revenue Code is a condition that cannot be waived):

  . SkyMall's representations and warranties must be true and correct in all material respects;

  . SkyMall must have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement to be complied with by SkyMall on or before the closing date;

  . SkyMall must have delivered to Gemstar a compliance certificate certifying that SkyMall has complied with the conditions described above;

  . there must not be any law, judgment, proceeding or order in effect which:

    (1) makes or is reasonably likely to make the merger or any of the other transactions contemplated by the merger agreement illegal;

    (2) imposes or is reasonably likely to impose material damages or penalties on SkyMall, Gemstar or GSky Acquisition Sub by reason of the consummation of any of the transactions contemplated by the merger agreement;

    (3) imposes, or is reasonably likely to result in the imposition of, material limits on the ownership or operation of any material portion of the business or assets of SkyMall, Gemstar, GSky Acquisition Sub or any of their subsidiaries, or requires or is reasonably likely to require any of them to hold separate any material portion of any of their business or assets as a result of the merger or any other transaction contemplated by the merger agreement;

    (4) imposes, or is reasonably likely to result in the imposition of, material limits on the ability of Gemstar or GSky Acquisition Sub to acquire, hold or exercise full rights of ownership of any shares of capital stock of the surviving corporation in the merger;

    (5) prohibits or is reasonably likely to result in the prohibition of Gemstar effectively controlling in any material respect the business or operations of the surviving corporation or its subsidiaries, or requires or is reasonably likely to require Gemstar, SkyMall or their subsidiaries to cease or refrain from engaging in any material business if the merger is completed; or

    (6) after completing the merger, is reasonably likely to have a Material Adverse Effect on Gemstar (as defined below) or the surviving corporation in the merger.

  . Gemstar must receive satisfactory evidence that all governmental approvals and consents required in connection with completing the merger have been obtained and are in full force and effect without any condition, limitation or restriction that would result in any of the limitations described in the preceding clause, or which would have a Material Adverse Effect on Gemstar or SkyMall after completion of the merger;

  . no event or circumstance has occurred since May 14, 2001, which has had or could reasonably be expected to have a Material Adverse Effect on SkyMall;

  . Gemstar has received an opinion from Baker Botts L.L.P. that the merger will qualify as a "reorganization" under Section 368 of the Internal Revenue Code;

  . Greenberg Traurig, LLP, counsel to SkyMall, has given an opinion to Gemstar as to matters relating to SkyMall and the merger;

  . all rights outstanding under the SkyMall Rights Plan have been redeemed, terminated or otherwise rendered ineffective with respect to the merger; and

  . SkyMall has not received from dissenting stockholders perfected demands for payment with respect to more than 5% of the SkyMall common stock outstanding.

   Conditions to the obligations of SkyMall. SkyMall's obligation to complete the merger is subject to the satisfaction or waiver of each of the following conditions (except that the delivery of an opinion by Greenberg Traurig, LLP that the merger will qualify as a "reorganization" under Section 368 of the Internal Revenue Code is a condition that cannot be waived):

  . the representations and warranties of Gemstar and GSky Acquisition Sub contained in the merger agreement must be true and correct in all material respects;

  . each of GSky Acquisition Sub and Gemstar must have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement to be complied with by it on or before the closing date;

  . Gemstar must have delivered to SkyMall a compliance certificate signed by an appropriate officer certifying that it has complied with the conditions described above;

  . there must not be any law, judgement, proceeding or order in effect which:

    (1) makes or is reasonably likely to make the merger and the other transactions contemplated by the merger agreement illegal;

    (2) imposes or is reasonably likely to impose material damages or penalties on SkyMall, Gemstar or GSky Acquisition Sub that would be material to Gemstar and its subsidiaries taken as a whole after giving effect to the merger;

    (3) imposes, or is reasonably likely to result in the imposition of, material limits on the ownership or operation by Gemstar or any of its subsidiaries of any material portion of the business or assets of Gemstar or any subsidiary, or compels or may compel Gemstar or any subsidiary to dispose of or hold separate any material portion of the assets or business of Gemstar or any subsidiary as a result of the merger or any other transaction contemplated by the merger agreement; or

    (4) is reasonably likely to have a Material Adverse Effect on Gemstar after giving effect to the merger.

  . no event of circumstance has occurred since May 14, 2001, which has had or could reasonably be expected to have a Material Adverse Effect on Gemstar (as defined below);

  . SkyMall has received an opinion from Greenberg Traurig, LLP that the merger will qualify as a "reorganization" under Section 368 of the Internal Revenue Code; and

  . Baker Botts L.L.P., counsel to Gemstar, has given an opinion to SkyMall as to matters relating to Gemstar and the merger.

   "Material Adverse Effect" on SkyMall means an event which, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on:

    (1) the business, financial condition, results of operations or prospects of SkyMall and its subsidiaries taken as a whole; or

    (2) the ability of SkyMall to complete the merger in accordance with the terms in the merger agreement.

   A decline in the trading price of SkyMall's common stock alone does not constitute a Material Adverse Effect.

   "Material Adverse Effect" on Gemstar means an event or circumstance which, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on:

    (1) the business, financial condition, results of operations or prospects of Gemstar and its subsidiaries taken as a whole; or

    (2) the ability of Gemstar to complete the merger in accordance with the terms in the merger agreement.

   A decline in the trading price of Gemstar common stock alone does not constitute a Material Adverse Effect.

Conduct of SkyMall's Business Pending the Merger

   SkyMall agreed in the merger agreement that, except as specifically contemplated by the merger agreement and the other transaction documents, until the merger is completed or the merger agreement is terminated, SkyMall and its subsidiaries will operate their businesses in the ordinary and usual course of business consistent with past practices and use their reasonable best efforts to:

  .  preserve intact their present business organizations;

  .  keep available the services of their present officers and key employees;
     and

  . preserve their relationships with material customers, suppliers, licensors, licensees and others having business dealings with them.

   SkyMall also agreed that, except as specifically contemplated or expressly permitted by the merger agreement and the other transaction documents, until the merger is completed or the merger agreement is terminated, neither SkyMall nor its subsidiaries will take any of the following actions, unless Gemstar consents in writing:

  . issue, deliver, sell, grant, pledge or transfer or agree to issue, deliver, sell, grant, pledge or transfer any of its securities (other than the issuance of SkyMall common stock pursuant to warrants or options to acquire SkyMall common stock outstanding at May 14, 2001);

  . amend any of its organizational documents or the terms of any SkyMall stock options, warrants or stock plans;

  . split, combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in exchange for shares of its capital stock;

  . declare, set aside or pay any dividend or other distribution payable in cash, stock or property;

  .  redeem, purchase or otherwise acquire any securities of SkyMall;

  . take any action that would cause any of the representations and warranties of SkyMall to be untrue in any material respect;

  . take any action that would cause any of the conditions to the completion of the merger not to be fulfilled;

  . dispose of or encumber any material intellectual property, except pursuant to existing agreements or through non-exclusive license agreements granted in the ordinary course of business in connection with the performance of services by SkyMall or any of its subsidiaries;

  . incur additional debt, guarantee any debt, issue or sell any debt securities or warrants or rights to acquire any debt securities of SkyMall or any of its subsidiaries, or guarantee any debt security of any other person, other than drawdowns under its existing revolving credit facility;

  . sell, lease, mortgage, encumber, license or exchange, or otherwise dispose of, any assets or properties, other than pursuant to existing agreements and sales or non-exclusive licensing of inventory in the ordinary course of business and other than liens incurred in connection with purchase money indebtedness relating to permitted capital expenditures securing only tangible assets;

  . incur any liability or obligation, or contribute any asset, to a subsidiary of SkyMall that is material to SkyMall and its subsidiaries, other than in the ordinary course of business;

  . acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial interest in or assets of, or by any other manner, any business or any corporation, partnership or other business or division thereof;

  . acquire or agree to acquire any assets that are material to SkyMall and its subsidiaries (except in the ordinary course of business);

  . make or rescind any tax election, settle any legal claim relating to taxes, or change methods of reporting income or deductions for federal income tax purposes;

  .  make or agree to make any capital expenditure in excess of $250,000;

  . increase compensation of any director, officer or employee, except for normal increases in the ordinary course of business to non-management employees and increases required under current employment agreements;

  . amend or renew any material contract in a manner that is materially less favorable to SkyMall, or terminate or waive any rights under a material contract;

  . pay or establish any benefit not provided under any existing plan or arrangement;

  . settle any litigation involving SkyMall or any of its directors or officers for an amount over $500,000 or for consideration other than cash or SkyMall common stock;

  . make any advance (other than advances to employees in the ordinary course of business consistent with past practice) or loan to or capital investments in any person other than SkyMall or its subsidiaries;

  . form any subsidiary or acquire any capital, equity, participation or other interest in any person or entity;

  .  change its fiscal year;

  . enter into any employment, indemnification or consulting agreement other than as required by law and pursuant to standard forms of agreements previously disclosed to Gemstar; and

  .  authorize, commit to or agree to take any of the foregoing actions.

Other Covenants

   Stockholder Meeting. SkyMall will call and hold a special meeting of stockholders to approve the merger and the merger agreement.

   Rights. SkyMall will redeem all rights outstanding under its rights plan or otherwise terminate or render ineffective such rights with respect to the merger agreement, the merger, the voting agreement and the option agreement or any exercise thereof.

   Notice. Each party will promptly notify the other in writing of:

  . the discovery by such party of any circumstance that would render untrue in any material respect any representation or warranty by such party in the merger agreement;

  . any material breach of any covenant or obligation of such party in the merger agreement;

  . any circumstance that would make the timely satisfaction of any condition to the merger unlikely; and

  . the occurrence of any circumstance that has had or is likely to have a material adverse effect on such party.

   Contract Consents. SkyMall will use commercially reasonable efforts to deliver all notices required to be delivered, and obtain all consents required to be obtained, in connection with the merger under the terms of any material contract to which SkyMall is a party.

   Additional Insurance. At any time prior to the stockholders meeting Gemstar may require SkyMall to obtain additional insurance covering SkyMall and its directors and officers in respect of any litigation pending against SkyMall. Gemstar must specify the litigation for which such insurance must be obtained and the amount of the policy, provided that the policy amount will not exceed $10 million and the premium will not exceed $200,000. Gemstar will promptly reimburse SkyMall for the cost of such additional insurance if the merger agreement is terminated.

   Release Agreement. Gemstar has consented to SkyMall entering into an agreement with Alan and Karen Ashton, as long as the total amount payable by SkyMall under the agreement does not exceed $5.1 million, the agreement contains a full and unconditional release by the Ashtons of any claims against SkyMall (none of which have been asserted to date), and the form and substance of the agreement is otherwise acceptable to Gemstar. At or immediately prior to the effective time of the merger, Gemstar will advance to SkyMall the funds necessary to pay the amount owed by SkyMall to the Ashtons under the agreement.

   Company Employees. If any person that has been, as of the effective time of the merger, continuously employed by SkyMall as a full time employee for at least a year is terminated without cause within a year after the merger, then the surviving corporation in the merger will pay to such employee a cash severance payment in an amount equal to the base compensation of such employee at the time of termination for the greater of (1) two weeks for each year of continuous service as a full time employee or (2) 90 days.

   Access to Information; Confidentiality. SkyMall will, and will cause its subsidiaries to, afford to Gemstar and its officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access to all of their properties, books, contracts, commitments, personnel and records. Gemstar will keep such information confidential in accordance with the confidentiality agreement entered into between Gemstar and SkyMall in connection with the negotiation of the merger agreement.

   Filings; Other Actions. Before we can complete the merger we must satisfy all regulatory requirements and obtain the approval of all regulatory agencies having jurisdiction over the merger. We have agreed to use all reasonable efforts to make all necessary filings and obtain all necessary government approvals and to take all actions necessary to complete the merger. At present, we do not believe any regulatory approvals or filings are required other than filing with the Securities and Exchange Commission the registration statement on Form

S-4 of which this proxy statement/prospectus will be a part. However, if the market price of Gemstar common stock rises sufficiently to cause the total value of the merger consideration to exceed $50 million, then we may be required to make filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Indemnification of SkyMall Directors and Officers

   The certificate of incorporation and bylaws of the surviving corporation shall contain provisions with respect to indemnification and exculpation from liability substantially identical to those currently set forth in the SkyMall articles of incorporation and bylaws, and those provisions are not to be amended for a period of six years from the effective time of the merger in any manner that would affect the rights of individuals who prior to the merger were directors, officers, employees or agents of SkyMall, unless required by law.

   Gemstar will cause the surviving corporation to cause to be maintained in effect the current policy of directors and officers insurance maintained by SkyMall for events occurring prior to the merger for three years, provided that the surviving corporation will not be required to expend more than 200% of the current annual premiums paid by SkyMall for such insurance, but in such case will purchase as much coverage as possible for such amount.

Termination

   The merger agreement and the transactions contemplated in the merger agreement may be terminated at any time prior to completing the merger, whether before or after approval of the merger agreement and the merger by SkyMall's stockholders, in the following situations:

  .  by mutual consent of Gemstar and SkyMall;

  .  by either Gemstar or SkyMall if:

    (1) the merger has not occurred by September 30, 2001; however, this right to terminate is not available to any party whose action or failure to act has resulted in the merger not occurring by September 30, 2001 and constitutes a breach of the merger agreement;

    (2) after May 14, 2001 but before the special meeting of SkyMall stockholders if SkyMall has not received, and no public announcement has been made, of a Takeover Proposal, and the special meeting of SkyMall stockholders has been held but the merger has not been approved by the SkyMall stockholders; or

    (3) any court of competent jurisdiction or other governmental authority has issued an injunction or order permanently prohibiting the merger and the injunction or order has become final and nonappealable; however, this right to terminate is not available to any party that failed to use commercially reasonable efforts to lift or rescind such injunction or order before it became permanent.

  .  by Gemstar if:

    (1) SkyMall breaches any of its representations, warranties or covenants in the merger agreement which (i) would result in a failure of a condition to the merger agreement and (ii) cannot or has not been cured within 30 days after giving written notice to SkyMall or, if earlier, September 30, 2001;

    (2) after May 14, 2001, SkyMall receives, or a public announcement is made, of a Takeover Proposal and any of the following occur:

    . SkyMall does not submit the merger to its stockholders at a special meeting;

    . the board of directors of SkyMall withholds, withdraws or changes in any manner adverse to Gemstar its recommendation to SkyMall stockholders to approve the merger; or

    . the special meeting of SkyMall stockholders is held and the merger agreement and merger are not adopted and approved.

  .  by SkyMall if:

    (1) Gemstar breaches any of its representations, warranties or covenants in the merger agreement which (i) would result in a failure of a condition to the merger agreement and (ii) cannot or has not been cured within 30 days after giving written notice to Gemstar, or, if earlier by September 30, 2001; or

    (2) after May 14, 2001, SkyMall receives, or a public announcement is made, of a Takeover Proposal and (i) the special meeting of SkyMall stockholders is held and the merger agreement and the merger have not been approved by the SkyMall stockholders, and (ii) SkyMall has paid a termination fee and expense reimbursement to Gemstar.

No Solicitation; Termination Fee

   SkyMall has agreed that, except as described below, during the period from May 14, 2001 until completion of the merger or termination of the merger agreement, it will not, and will use its best efforts to ensure that its officers, directors, employees and other agents or affiliates do not, directly or indirectly, take any of the following actions:

  .  initiate, solicit or encourage the submission of any Takeover Proposal;

  .  enter into an agreement in connection with a Takeover Proposal;

  . facilitate any inquiries or proposals reasonably expected to lead to a Takeover Proposal, or amend, waive or release any standstill agreement.

   SkyMall will immediately notify Gemstar of any request for information or of any Takeover Proposal or any inquiry with respect to or which could reasonably lead to a Takeover Proposal. SkyMall will promptly provide Gemstar with the material terms of any such request, Takeover Proposal or inquiry and the identity of the person making such request, Takeover Proposal or inquiry. SkyMall will keep Gemstar informed of the status and details of any such request, Takeover Proposal or inquiry. Gemstar will be obligated to keep all such information confidential.

   However, if, prior to approval of the merger and the merger agreement by SkyMall's stockholders, SkyMall receives an unsolicited Takeover Proposal which the SkyMall board of directors reasonably determines in good faith (after consulting with its independent financial advisor) is a Superior Proposal, then SkyMall may participate in discussions with and provide information to the proposing party, as long as SkyMall enters into a non-disclosure agreement with such party on terms that are at least as restrictive as those contained in the confidentiality agreement it entered into with Gemstar in connection with the negotiation of the merger agreement.

   If Gemstar terminates the merger agreement because a Takeover Proposal has been made or announced, and (a) SkyMall fails to submit the merger agreement to its stockholders for approval, (b) SkyMall's board withdraws or amends its recommendation of the merger agreement in a manner adverse to Gemstar or (c) the SkyMall stockholders fail to approve the merger at a special meeting called for that purpose, then SkyMall must pay to Gemstar a termination fee of $1,940,000 and reimburse those expenses described in "--Expenses" below.

   "Takeover Proposal" means any proposal other than the merger described in this proxy statement/prospectus regarding any of the following transactions:

     (1) a merger, consolidation, purchase of 20% or more of SkyMall's assets (or assets which generated 20% or more of SkyMall's revenue or cash flow from operations), or other business combination or similar transaction with SkyMall;

     (2) the acquisition from SkyMall of any equity interest in or voting securities of SkyMall which constitute 20% or more of the applicable class of such equity interests or voting securities;

     (3) any tender or exchange offer which, if completed, would result in the acquisition of beneficial ownership of 20% or more of the SkyMall common stock outstanding at that time;

     (4) any public announcement of an intention to do any of the foregoing or any agreement or engagement to do any of the foregoing.

   "Superior Proposal" means a Takeover Proposal which:

     (1) would result in SkyMall stockholders receiving consideration per share of SkyMall common stock (valuing any non-cash consideration at its fair market value as determined in good faith by the SkyMall board of directors after consultation with its independent financial advisors) that is superior from a financial point of view to the consideration per share to be received in the merger;

     (2) is not subject to a financing contingency; and

     (3) is made by a person which the board of directors of SkyMall reasonably determines in good faith (after consultation with its independent financial advisors) has the financial resources to complete the transaction.

Representations and Warranties

   SkyMall, Gemstar and GSky Acquisition Sub each made a number of representations and warranties in the merger agreement, including representations and warranties relating to, among other things:

  . corporate organization, qualification to do business and similar corporate matters of SkyMall, Gemstar and GSky Acquisition Sub;

  . SkyMall's subsidiaries and their corporate organization, qualification to do business and similar corporate matters;

  . authorization, execution, delivery, performance and enforceability of the merger agreement by SkyMall, Gemstar and GSky Acquisition Sub;

  .  capital structure of SkyMall, Gemstar and GSky Acquisition Sub;

  .  Gemstar's formation and ownership of GSky Acquisition Sub;

  . the accuracy of information contained in SEC filings by SkyMall and Gemstar, and the absence of undisclosed liabilities in those filings;

  . required consents, approvals, orders and authorizations of governmental authorities and of other parties to SkyMall's and Gemstar's contracts and relating to execution and delivery of the merger agreement and related matters;

  . absence of material conflicts and violations of SkyMall's and Gemstar's organizational documents and laws, rules, regulations, orders, judgments or decrees applicable to SkyMall or Gemstar or any of their respective subsidiaries or any of their respective properties or assets;

  . absence of material adverse changes or events concerning SkyMall's and Gemstar's respective businesses since December 31, 2000;

  . the accuracy of the information supplied by SkyMall and Gemstar in connection with this proxy statement/prospectus and the related registration statement;

  .  SkyMall's relationships with significant vendors;

  . material litigation involving SkyMall, Gemstar and Gemstar's subsidiaries;

  . possession of and compliance with all licenses required to conduct SkyMall's business and compliance with applicable regulatory requirements by SkyMall;

  . engagement and payment of fees of brokers, investment bankers and financial advisors by SkyMall and Gemstar;

  .  filing of tax returns and payment of taxes by SkyMall;

  .  SkyMall's labor matters and employee benefits;

  . receipt by SkyMall of a fairness opinion of Robertson Stephens, Inc. regarding the merger consideration;

  . approval and recommendation of the merger agreement and the merger by SkyMall's board of directors;

  .  required vote of SkyMall stockholders to approve the merger;

  . SkyMall's real property and intangible property and the condition of its personal and real property;

  . SkyMall's ownership of intellectual property and absence of infringement claims;

  .  transactions and contracts with affiliates of SkyMall;

  . absence of noncompetition restrictions on the parties as a result of the merger;

  .  SkyMall not being subject to regulation as an investment company;

  .  SkyMall's insurance policies;

  .  absence of excise tax obligations on behalf of SkyMall;

  . absence of excess parachute payments to employees of SkyMall in the merger; and

  .  accurate disclosure by SkyMall to Gemstar and GSky Acquisition Sub.

Amendment, Extension and Waiver

   The parties may amend the merger agreement at any time before or after the merger agreement and the merger are approved by SkyMall's stockholders; provided that the merger agreement may not be amended in a manner that requires stockholder approval after SkyMall stockholder approval has been obtained without further approval from the SkyMall stockholders.

   At any time before the merger is completed, any party may, by written instrument signed by the waiving party, extend the time for performance of the obligations of any other party to the merger agreement, waive inaccuracies in representations and warranties of any other party contained in the merger agreement, waive compliance by any other party with any agreements or covenants in the merger agreement, or waive any condition to the waiving party's obligation to complete the transactions contemplated in the merger agreement or to any of the waiving party's other obligations under the merger agreement (except that neither party may waive the condition that its counsel deliver an opinion that the merger will qualify as a "reorganization" under Section 368 of the Internal Revenue Code).

Expenses

   Except as described below, whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring the cost or expense.

   If Gemstar terminates the merger agreement following a Takeover Proposal or because of a breach by SkyMall of any of its representations, warranties or covenants in the merger agreement, then SkyMall must reimburse Gemstar for one-half of the expenses incurred by Gemstar in connection with printing this proxy statement/prospectus and the registration statement of which it is a part and one-half of the filing fee incurred in connection with any required filing under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976 (except that the total amount that SkyMall would have to pay for such reimbursable expenses will not exceed $500,000).

                                OTHER AGREEMENTS

Voting Agreement

   As an inducement for it to enter into the merger agreement, Gemstar required Robert M. Worsley, his spouse and a trust for the benefit of their children to enter into a voting agreement. Mr. Worsley is the Chief Executive Officer of SkyMall.

   In the voting agreement, the Worsleys have agreed with Gemstar to vote their shares of SkyMall common stock in favor of the merger agreement and the merger and against any inconsistent proposals or transactions involving SkyMall.

   As of the record date for the special meeting, the Worsleys beneficially owned 4,830,280 shares of SkyMall common stock, representing approximately 30% of the total number of votes entitled to be cast at the special meeting by holders of SkyMall common stock.

   The Worsleys have agreed not to sell, transfer, pledge or otherwise dispose of the shares of SkyMall common stock directly or indirectly owned by them and covered by the voting agreement. The Worsleys have also granted to Gemstar an irrevocable proxy with respect to their shares for the purpose of voting those shares in accordance with the covenant of the Worsleys described above. The voting agreement will terminate upon the earlier of the date we complete the merger or termination of the merger agreement in accordance with its terms. The voting agreement will be filed as an exhibit to Gemstar's registration statement of which this proxy statement/prospectus will form a part.

Lock-up Agreement

   As an inducement to Gemstar to enter into the merger agreement, the Worsleys have entered into a five-year lock-up agreement with Gemstar covering all shares of Gemstar common stock to be received by the Worsleys in the merger. The Worsleys have agreed not to sell, pledge, make any short sale or enter into a derivative transaction involving the shares of Gemstar common stock they receive in the merger, without the prior written consent of Gemstar, for so long as they are subject to the lock-up agreement.

   The lock-up agreement provides for one-fifth of the total number of shares subject to the lock-up agreement to be released on each anniversary of the effective time of the merger. The lock-up agreement will terminate at the end of five years or, if earlier, on the first anniversary of Mr. Worsley no longer being employed by SkyMall or Gemstar. Mr. Worsley may, for tax and estate planning purposes, monetize up to one-half of the number of shares initially subject to the lock-up agreement.

Option Agreement

   In order to induce Gemstar and GSky Acquisition Sub to enter into the merger agreement, SkyMall granted Gemstar an option to purchase up to 3,929,992 shares of SkyMall common stock for $3.00 per share in cash, for a total amount of up to $11,789,976. If the option were exercised in full, Gemstar would own 19.9% of the total issued and outstanding common stock of SkyMall, based on the total number of shares outstanding as of April 30, 2001.

   The option may be exercised if any of the following occur:

  . prior to termination of the merger agreement, a party other than Gemstar has made a Takeover Proposal (as defined above under "The Merger Agreement--No Solicitation; Termination Fee") or publicly announced an intention to do so, and then the SkyMall stockholder meeting is held but stockholder approval of the merger and the merger agreement is not obtained;

  . Gemstar terminates the merger agreement after SkyMall receives, or public announcement is made of, a Takeover Proposal and either (i) SkyMall fails to submit the merger agreement and the merger to a vote of the SkyMall stockholders, (ii) SkyMall's board of directors withholds, withdraws or modifies in any manner adverse to Gemstar its recommendation to its stockholders to approve the merger and the merger agreement, or (iii) the SkyMall stockholders meeting is held but stockholder approval of the merger and the merger agreement is not obtained; or

  . SkyMall terminates the merger agreement after SkyMall receives, or public announcement is made of, a Takeover Proposal and (i) the SkyMall stockholders meeting has been held but stockholder approval of the merger and the merger agreement is not obtained and (ii) SkyMall has paid the termination fee and expense reimbursement to Gemstar as required in the merger agreement.

   The option agreement terminates on the earlier of the effective time of the merger or 180 days after it becomes exercisable, except that the exercise period will be extended as necessary to obtain all required regulatory approvals and for the expiration of all statutory waiting periods, to the extent necessary to avoid liability under Section 16(b) of the Securities Exchange Act of 1934 and during any period in which Gemstar is precluded from exercising the option due to an injunction or other legal restriction.

   If Gemstar desires to sell any shares of SkyMall common stock acquired by exercise of the option within two years after Gemstar acquires them, and such sale requires registration under the Securities Act of 1933, then SkyMall is required to cooperate with Gemstar and any underwriters in effecting such registration, including filing and maintaining the effectiveness of a registration statement.

Worsley Employment Agreement

   At the time the merger agreement was signed, SkyMall entered into a new employment agreement with Robert M. Worsley which will become effective at the effective time of the merger. A copy of this agreement has been filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

   The agreement has a term of five years, but can be terminated earlier with or without cause. During the term of the agreement and after the merger, Mr. Worsley will continue to serve as the Chief Executive Officer of SkyMall. He will receive an annual salary of $315,000 per year, subject to annual increases for inflation, which is substantially the same salary he currently receives from SkyMall. Within thirty days after the effective time of the merger, he will receive options to acquire 105,000 shares of Gemstar common stock at an exercise price equal to the fair market value of Gemstar common stock at the grant date. These options will vest in equal annual installments over five years. This option grant is of a similar size and with similar provisions as Gemstar has made to similarly situated executives of Gemstar. SkyMall will provide Mr. Worsley with the health and welfare benefits generally made available to executives of SkyMall. He will be reimbursed for reimbursable travel and business expenses and receive an automobile allowance of $750 per month. He will be entitled to three weeks vacation per year and will be eligible to receive an annual bonus at the discretion of the Co-President, or if necessary the Compensation Committee, of Gemstar.

   If SkyMall terminates Mr. Worsley without cause, he will be entitled to a lump sum payment of twenty-four months' salary and the cash equivalent of any unused vacation time. In addition, if less than 40% of his Gemstar options are vested at the time of termination, a number of unvested options will accelerate and vest so that 40% of such options are vested. It will be a constructive termination without cause if SkyMall relocates its office to a new location over 50 miles outside the city limits of Phoenix, Arizona. Cause for termination is:

  . any illegal or other wrongful conduct substantially detrimental to the business of Gemstar or any subsidiary, or a charge or conviction of any felony;

  . refusal or failure to act in accordance under the reasonable direction of the Co-President of Gemstar and such refusal or failure is not corrected within five days after receiving written notice; or

  . fraud, embezzlement, misappropriation or similar conduct against Gemstar or a direct or indirect subsidiary.

   For a period of three years after termination of employment, Mr. Worsley will not use any proprietary information of SkyMall or Gemstar to compete with Gemstar or SkyMall and will not attempt to direct any business from Gemstar or SkyMall or solicit for employment, employ or recommend for employment any employee of Gemstar or SkyMall. Mr. Worsley will assign to SkyMall any inventions or intellectual property rights resulting from his work for SkyMall or relating to SkyMall's business.

                      COMPARISON OF RIGHTS OF STOCKHOLDERS

   If the merger is completed, stockholders of SkyMall will hold shares of Gemstar common stock and their rights as holders of Gemstar common stock will be governed by Gemstar's charter and bylaws, which differ in several material respects from SkyMall's charter and bylaws. As holders of Gemstar common stock, the rights of former SkyMall stockholders will also be governed by Delaware law instead of Nevada law. Delaware is Gemstar's jurisdiction of incorporation and Nevada is SkyMall's jurisdiction of incorporation.

   The following comparison summarizes the material differences between the rights of SkyMall stockholders and the rights of Gemstar stockholders. It is not a complete description of the differences between the rights of SkyMall stockholders and Gemstar stockholders. The summary is qualified in its entirety by reference to Delaware law, Nevada law, Gemstar's charter and bylaws, SkyMall's charter and bylaws and SkyMall's rights plan and Gemstar's rights plan.

Authorized Capital Stock

SkyMall

  .  50,000,000 shares of SkyMall common stock

  .  10,000,000 shares of SkyMall preferred stock

Gemstar

  .  2,350,000,000 shares of Gemstar common stock

  .  150,000,000 shares of Gemstar preferred stock

Size of Board of Directors

SkyMall

   SkyMall's articles of incorporation provide for a maximum of nine directors. The bylaws allow the board of directors to fix the number of directors from time to time, and that number is currently fixed at five.

Gemstar

   Gemstar's certificate of incorporation provides for twelve directors, four of which must be "independent directors." Mr. Henry C. Yuen, Gemstar's Chairman and Chief Executive Officer, is entitled to designate six members of the board of directors, including himself, and The News Corporation Limited ("News Corp.") is entitled to designate six members of the board of directors. The size of Gemstar's board of directors may be changed by an affirmative vote of nine of the twelve directors.

Classes of Directors

   Both SkyMall and Gemstar have three classes of directors serving staggered three-year terms.

   Delaware law permits a board of directors to be divided into up to three classes with staggered terms, with only one class elected each year. Nevada law requires at least one-fourth of the directors to be elected annually.

Authority of Directors

   Delaware and Nevada law give directors broad authority in managing the affairs of a corporation. Gemstar's bylaws enumerate specific matters to be decided by the board, leaving management with broad authority in other matters. SkyMall's bylaws provide that the business and affairs of the corporation shall be managed by the board of directors.

Filling Vacancies on the Board

SkyMall

   Nevada law provides that all vacancies, including those vacancies caused by an increase in the number of directors of a Nevada corporation, may be filled by a majority of the remaining directors, even though less than a quorum, unless otherwise provided in the articles of incorporation of the corporation.

   SkyMall's bylaws provide that vacancies may be filled by a majority of directors then in office or by a sole remaining director. If no directors are in office, vacancies may be filled by stockholders at a special meeting.

Gemstar

   Delaware law provides that, unless the governing documents of a Delaware corporation provide otherwise, vacancies and newly-created directorships resulting from a resignation or an increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office. If a vacancy is filled by less than a majority of the entire board of directors (measured before an increase in the size of the board), the Delaware Chancery Court may, upon application of stockholders holding at least ten percent of the voting shares outstanding, summarily order an election to fill vacancies or replace directors chosen by the directors then in office.

   Gemstar's bylaws allow vacancies to be filled by a majority of a quorum of directors, or by unanimous written consent. Vacancies of News Corp. designees are to be filled by the TV Guide Director Committee, and vacancies of Mr. Yuen designees are to be filled by the Gemstar Director Committee.

Removal of Directors

SkyMall

   Under Nevada law, a director of a Nevada corporation may be removed by the vote of the holders of not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote at an election of directors, unless the articles of incorporation of the corporation provide for a greater percentage. Nevada law does not distinguish between removal for cause and without cause. SkyMall's bylaws provide that a director may be removed with or without cause by the affirmative vote of holders of at least 51% of the common stock outstanding and entitled to vote.

Gemstar

   Delaware law provides that a director or the entire board of directors of a Delaware corporation may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, unless otherwise stated in the corporation's certificate of incorporation. Gemstar's certificate of incorporation provides that directors may be removed from office, with or without cause, by the affirmative vote of the holders of at least 66 2/3% of the total voting securities outstanding, voting as a single class at a meeting called for such purpose.

Nomination of Directors for Election

   Nominations for the SkyMall and Gemstar boards of directors may be made at a meeting of stockholders, by the respective board of directors or by any stockholder entitled to vote for directors that complies with the notice procedures. Notice to SkyMall must be not less than 30 days, nor more than 60 days, prior to the meeting. Notice to Gemstar must be not less than 60 days, nor more than 90 days, prior to the meeting.

Anti-Takeover Provisions

SkyMall

   Nevada law contains provisions that restrict the ability of a Nevada corporation to engage in any combination with an interested stockholder for three years after the interested stockholder's date of acquiring the shares that cause the stockholder to become an interested stockholder, unless the combination or the purchase of shares by the interested stockholder is approved by the board of directors of the corporation before that date. If the combination was not previously approved, the interested stockholder may effect the combination after the three-year period only if that stockholder receives approval from a majority of the disinterested shares or the offer meets various fair price criteria. An "interested stockholder" means any person who is:

  . the beneficial owner, directly or indirectly, of 10% or more of the voting power of the corporation; or

  . an affiliate or associate of the corporation that at any time within three years immediately before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the corporation.

   A Nevada corporation may elect not to be subject to the foregoing restrictions, and SkyMall has elected not to be subject to these restrictions. However, SkyMall's articles of incorporation contain provisions having a similar effect.

   Under Nevada law, a person that acquires or offers to acquire ownership of "control shares" of a corporation (defined as shares obtained pursuant to a transaction in which an acquiring person reaches the 20%, 33% or majority ownership levels) has the right to vote those shares, and shares acquired within the previous 90 days, only to the extent granted by a resolution of the stockholders approved at a special or annual meeting, unless otherwise provided in the articles of incorporation or bylaws in effect on the tenth day following the control acquisition.

   The corporation must, within 50 days after delivery of certain information by the acquiring person, hold a special meeting to consider a resolution authorizing voting rights for the control shares, unless the acquiring person consents in writing to holding a meeting after 50 days. Unless the corporation's articles of incorporation provide otherwise, a resolution granting voting rights must be approved by a majority vote.

   The corporation may adopt a provision in its articles of incorporation or bylaws allowing mandatory redemption of the control shares if:

  . the acquiring party fails to make certain disclosures within ten days of acquiring the control shares, or

  . the control shares are not accorded full voting rights at the meeting held for such purpose.

   Unless the articles of incorporation or bylaws of the corporation provide otherwise, if the acquiring party has:

  .  acquired a majority (or larger) stake, and

  .  been accorded full voting rights,

any holder that did not vote in favor of granting voting rights is entitled to put his or her shares to the corporation for "fair value" (defined as the highest price paid by the acquiring party for control shares).

   Nevada law allows a corporation to elect not to be subject to this statute. A corporation may impose stricter requirements than those established by this statute through a charter or bylaw amendment or by resolution. SkyMall's articles of incorporation state that SkyMall is not subject to this statute, but SkyMall's articles of incorporation contain provisions having a similar effect.

   The provisions of Nevada law relating to the acquisition of control shares of a Nevada corporation do not apply to an acquisition of stock in good faith, without an intention to avoid the statutory requirements, including acquisitions:

  . by an acquiring person to the extent that the new acquisition does not result in the acquiring person obtaining a controlling interest greater than that previously authorized;

  . pursuant to the laws of descent and distribution, the enforcement of a judgment or the satisfaction of a pledge or other security interest; or

  . pursuant to a merger or reorganization to which the corporation is a party that is effected in compliance with the provisions of Nevada law.

   Nevada law provides that the board of directors of a Nevada corporation may take action to protect the interests of the corporation and its stockholders, including adopting or executing a rights plan. SkyMall has adopted a rights plan. The board has agreed that the transactions with Gemstar contemplated in the merger agreement will not be subject to the SkyMall rights plan.

   Under Nevada law, when evaluating a change in control opportunity, the board of directors of a Nevada corporation may consider a number of constituencies, including the interests of employees, suppliers, creditors and customers, the economy of the state and nation, the interests of the community and of society, and the long-term and short-term interests of the corporation and its stockholders and is not required to consider the effect of a change of control on any particular group having an interest in the corporation as a dominant factor.

   SkyMall's articles of incorporation contain a supermajority voting provision for mergers, consolidations, sales or leases of substantially all of SkyMall's assets, or any similar transactions, with beneficial owners of 10% or more of the voting stock outstanding unless the transaction is approved by a majority of directors not affiliated with the 10% stockholder.

Gemstar

   Delaware law contains a business combination statute that protects Delaware corporations from hostile takeovers, and from actions following the takeover, by prohibiting some transactions once an acquiror has gained a significant holding in the corporation. Section 203 of the Delaware General Corporation Law prohibits "business combinations," including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder that beneficially owns 15% or more of a corporation's voting stock, within three years after the person becomes an interested stockholder, unless:

  .   the transaction that will cause the person to become an interested stockholder is approved by the board of directors of the target prior to the transaction;

  . after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including:

    --shares held by officers and directors of interested stockholders, and

    --shares held by specified employee benefit plans; or

  . after the person becomes an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by the interested stockholder.

   A Delaware corporation may elect not to be governed by Section 203 by a provision contained in the original certificate of incorporation of the corporation or an amendment thereto or to the bylaws of the corporation, which amendment must be approved by a majority of the shares entitled to vote and may not be further amended by the board of directors of the corporation. This amendment is not effective until 12 months following its adoption. Gemstar has not made this election.

   Gemstar's certificate of incorporation requires the affirmative vote of 66 2/3% of the outstanding shares entitled to vote for the following actions:

  . amendment or repeal of any provision in the certificate of incorporation or bylaws (although the board can alter the bylaws without a stockholder vote);

  . a merger, consolidation, or any binding share exchange (other than a merger of a subsidiary);

  . the sale, lease or exchange of all or a substantial part of the assets of Gemstar and its subsidiaries;

  .  dissolution, liquidation or winding up of Gemstar; and

  . any other matter required to be submitted to stockholder approval by state law or the SEC.

Stockholder Action Without a Meeting

SkyMall

   In accordance with Nevada law, SkyMall's bylaws provide that any action required or permitted to be taken at a stockholders meeting may be taken without a meeting pursuant to the written consent of the holders of the number of shares of SkyMall common stock that would have been required to effect the action at an actual meeting of SkyMall stockholders.

Gemstar

   Gemstar's certificate of incorporation does not allow stockholders to act by written consent, and generally provides that except as otherwise provided in the terms of any series of preferred stock, no stockholder action may be taken without a meeting.

Calling Special Meetings of Stockholders

SkyMall

   Nevada law does not specifically address who may call special meetings of stockholders of a Nevada corporation. SkyMall's bylaws provide that a special meeting of stockholders may be called by the board of directors, chairman of the board, the president, or holders of at least 10% of the outstanding common stock.

Gemstar

   Under Delaware law, a special meeting of stockholders of a Delaware corporation may be called by the board of directors of the corporation or by any other person authorized to do so in the certificate of incorporation or the bylaws of the corporation. Gemstar's bylaws provide for special meetings to be called by the secretary upon written request of holders of at least a majority of the voting stock outstanding, or at the request of six directors.

Submission of Stockholder Proposals

SkyMall

   SkyMall's articles of incorporation and bylaws do not specify advance notice requirements for the submission of stockholder proposals by SkyMall stockholders.

Gemstar

   Gemstar's bylaws require stockholders to give written notice to the secretary not less than 60 nor more than 90 days prior to the meeting. The notice must specify the matters for the meeting.

Stockholder Vote Required for Mergers

   Under both Delaware and Nevada law, a merger, share exchange or sale of all of a Nevada corporation's assets (that is not otherwise governed by an anti-takeover statute) must be adopted by the board of directors of the corporation and approved by a majority of the corporation's voting power, unless stockholders of a class of stock are entitled to vote as a class, in which case the approval of each class is also required. However, no vote of stockholders of a constituent corporation surviving a merger is required if:

  . the merger agreement does not amend the articles of incorporation of the surviving corporation;

  . each share of stock of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger; and

  . either no shares of common stock of the surviving corporation are to be issued or delivered pursuant to the merger, or, if common stock will be issued or delivered, it will not increase the number of shares of common stock outstanding immediately prior to the merger by more than 20%.

   SkyMall's articles provide that business combinations not involving interested parties require only an affirmative vote by the majority of the voting power. Gemstar's certificate of incorporation requires the affirmative vote of 66 2/3% of the voting power for a business combination other than a merger of a subsidiary.

Dividends

SkyMall

   Except as otherwise provided in the articles of incorporation of a Nevada corporation, Nevada law authorizes the corporation to make distributions to its stockholders, unless:

  . the corporation would not be able to pay its debts as they become due in the usual course of business, or

  . the corporation's total assets would be less than the sum of its total liabilities plus any amount owed to stockholders with preferential rights superior to those receiving the distribution, if the corporation were dissolved at the time of distribution, unless such distribution is specifically allowed by the corporation's articles of incorporation.

   SkyMall's bylaws provide that dividends may be declared or paid in accordance with Nevada law.

Gemstar

   Under Delaware law, a Delaware corporation may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Gemstar's certificate of incorporation provides that dividends are payable only as and when declared by the board of directors out of assets legally available for payment of dividends.

Appraisal Rights

SkyMall

   Nevada law provides stockholders of a Nevada corporation involved in a merger the right to demand and receive payment of the fair value of their stock in certain mergers. However, unless otherwise provided in the articles of incorporation of the corporation (and SkyMall's articles of incorporation do not otherwise provide), appraisal rights are not available to holders of shares:

  .  listed on a national securities exchange,

  . included in the national market system by the National Association of Securities Dealers or

  .  held of record by at least 2,000 stockholders,

  unless holders of stock are required to accept in the merger anything other than any combination of:

  . cash, owner's interests or owner's interests and cash in lieu of fractional shares of:

    --the surviving or acquiring entity in the merger, or

    --another entity that, at the effective date of the merger, will be:

      --listed on a national securities exchange,

      --included in the national market system by the National Association of Securities Dealers, or

      --held of record by at least 2,000 stockholders

   Dissenters' appraisal rights are not available to SkyMall stockholders with respect to the merger because SkyMall's common stock is included in the Nasdaq National Market System.

Gemstar

   Delaware law provides stockholders of a Delaware corporation involved in a merger the right to demand and receive payment of the fair value of their stock in certain mergers. However, appraisal rights are not available to holders of shares:

  .  listed on a national securities exchange,

  . designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, or

  .  held of record by more than 2,000 stockholders,

  unless holders of stock are required to accept in the merger anything other than any combination of:

    . shares of stock or depository receipts of the surviving corporation in the merger,

    . shares of stock or depository receipts of another corporation that, at the effective date of the merger, will be:

      --listed on a national securities exchange,

      --designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, or

      --held of record by more than 2,000 holders; and

    . cash instead of fractional shares of the stock or depository receipts received.

Inspection of Stockholder Lists

SkyMall

   Under Nevada law any person that has been a stockholder of record of a Nevada corporation for at least six months, or any person holding or representing at least 5% of its outstanding shares, upon at least five days' written demand, may inspect its stock ledger and make copies from it. A corporation must allow stockholders of record that own or represent at least 15% of a corporation's shares the right, upon at least five days' written demand, to inspect the books of accounting and financial records of the corporation, to make copies from them and to conduct an audit of those records, except that any corporation listed and traded on any recognized stock exchange or any corporation that furnishes to its stockholders a detailed, annual financial statement is exempt from this requirement.

Gemstar

   Delaware law allows any stockholder to inspect the stock ledger and the other books and records of a Delaware corporation for a purpose reasonably related to that person's interest as a stockholder.

Stockholder Class Voting Rights

SkyMall

   With respect to mergers, Nevada law requires voting by separate classes and series of shares if the plan of merger contains a provision that if contained in an amendment to the articles of incorporation of the corporation would entitle the particular class of stockholders to vote as a class on the proposed amendment.

   With respect to share exchanges, Nevada law requires voting by each separate class or series of shares included in the exchange, with each class constituting a separate voting class.

   Nevada law also requires, in addition to the affirmative vote otherwise required, voting and approval by the separate classes of shares for any amendment to the articles of incorporation if the amendment would alter or change any preference or relative or other right given to any such class or series of outstanding shares.

   SkyMall has two classes of stock authorized, but only one class currently outstanding.

Gemstar

   Delaware law requires voting by separate classes of shares only with respect to amendments to a Delaware corporation's certificate of incorporation that adversely affect the holders of those classes or that increase or decrease the aggregate number of authorized shares or the par value of the shares of any of those classes.

   Gemstar has two classes of stock authorized, but only one class currently outstanding. Gemstar's certificate of incorporation provides that holders of common stock and preferred stock shall vote together as a single class to elect directors and on all other matters (unless otherwise required by Delaware law or provided in the designation of a series of preferred stock), including amendments that would increase or decrease the number of shares of any class or series of stock.

Indemnification

SkyMall

   Nevada law provides that, subject to certain limitations in the case of derivative suits brought by a corporation's stockholders in its name, a corporation may indemnify any individual who is made a party to any third-party suit or proceeding on account of being a director, officer, employee or agent of the corporation against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement reasonably and actually incurred by him or her in connection with the action, through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the individual:

  . acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in some circumstances, at least not opposed to its best interests, provided that the termination of any action or suit by judgment, order, settlement, conviction or on a plea of nolo contendre does not create a presumption by itself that the individual did not act in good faith, and

  . in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

   To the extent a director, officer, employee or agent is successful on the merits or otherwise in the defense of this action, suit or proceeding, the corporation is required by Nevada law to indemnify the individual for reasonable and actual expenses incurred thereby.

   SkyMall's articles of incorporation provide for indemnification of former and current officers and directors of SkyMall to the fullest extent of the law.

Gemstar

   Delaware law provides that, subject to certain limitations in the case of derivative suits brought by a corporation's stockholders in its name, a corporation may indemnify any individual who is made a party to any third-party suit or proceeding on account of being a director, officer, employee or agent of the corporation against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement reasonably incurred by him or her in connection with the action, through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the individual:

  . acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in some circumstances, at least not opposed to its best interests; and

  . in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

   To the extent a director, officer, employee or agent is successful in the defense of the action, suit or proceeding, the corporation is required by Delaware law to indemnify such individual for reasonable expenses incurred thereby.

   Gemstar's certificate of incorporation provides for indemnification, to the fullest extent authorized by law, for former and current directors and officers of Gemstar, and for a person serving as a director, officer, employee or agent of another corporation at the request of Gemstar. Gemstar is required to indemnify or make advances in connection with a proceeding initiated by the indemnified person only if the proceeding was authorized by the Gemstar board of directors.

   Gemstar must pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that the advancement of expenses to a director or officer shall be made only if such person undertakes to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified.

Charter Amendments

SkyMall

   Under Nevada law, amendments to the articles of incorporation may be adopted if recommended by the board of directors of the corporation and approved by a majority of the outstanding shares entitled to vote.

   SkyMall's articles of incorporation require an affirmative vote of 66 2/3% of the outstanding voting power to amend, alter, repeal or adopt any provision inconsistent with the articles of incorporation.

Gemstar

   Under Delaware law, amendments to a certificate of incorporation require the approval of the board of directors of the corporation and stockholders holding a majority of the outstanding stock of the class entitled to vote on the amendment as a class, unless a different proportion is specified in the certificate of incorporation or by other provisions of Delaware law.

   Gemstar's certificate of incorporation requires at least 66 2/3% of the outstanding voting power to amend the certificate of incorporation.

Amendment of Bylaws

SkyMall

   Under Nevada law, the board of directors of the corporation may adopt, amend and repeal the bylaws of the corporation, subject to any bylaws adopted by the stockholders.

   SkyMall's bylaws provide that the board of directors may amend or repeal the bylaws by a majority vote. SkyMall's bylaws also may be amended or repealed by the affirmative vote of a majority of the voting stock outstanding; however, changes to bylaw provisions addressing director nomination and indemnification of officers and directors require approval of 66 2/3% of the voting stock outstanding.

Gemstar

   Under Delaware law, holders of a majority of the voting power of a corporation, and, when provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.

   Gemstar's bylaws may be adopted, amended or repealed by action of at least nine of the twelve directors, without stockholder approval. Subject to the rights of holders of any preferred stock, stockholders may adopt, amend or repeal the bylaws by the affirmative vote of at least 66 2/3% of the voting power.


                      SUBMISSION OF STOCKHOLDER PROPOSALS

   Due to the contemplated completion of the merger, SkyMall does not currently expect to hold a 2001 annual meeting of stockholders. If an annual meeting is held (as a result of a failure to consummate the merger or otherwise), stockholder proposals for inclusion in proxy materials for the meeting must be submitted to SkyMall's secretary in writing and received at SkyMall's executive offices by August 1, 2001. Any proposal must also meet the other requirements of the rules of the Securities and Exchange Commission relating to the stockholder proposals.

                                    EXPERTS

   The consolidated financial statements and financial statement schedule of Gemstar-TV Guide International, Inc. as of December 31, 2000 and March 31, 2000, and for the nine months ended December 31, 2000 and the years ended March 31, 2000 and 1999, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

   The audited financial statements of SkyMall, Inc. as of and for each of the three years in the period ended December 31, 2000, incorporated by reference in this "proxy statement/prospectus" and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                                 LEGAL MATTERS

   An opinion regarding the legality of Gemstar common stock to be issued in the merger is being provided by Baker Botts L.L.P., counsel to Gemstar.

                                                                         Annex A

                          AGREEMENT AND PLAN OF MERGER

   AGREEMENT AND PLAN OF MERGER, dated as of May 14, 2001 (this "Agreement"), by and among Gemstar-TV Guide International, Inc., a Delaware corporation ("Parent"), GSky Acquisition Sub, Inc., a Delaware corporation wholly owned by Parent ("Merger Sub"), and SkyMall, Inc., a Nevada corporation (the "Company").

                                    RECITALS

   A. Parent desires to acquire the Company by means of the merger of the Company with and into the Parent's wholly owned subsidiary, Merger Sub (the "Merger"), with Merger Sub being the surviving corporation of the Merger and continuing as a wholly owned subsidiary of Parent.

   B. The Company desires to be so acquired by Parent, on the terms and conditions set forth in this Agreement.

   C. In the Merger, each issued and outstanding share of the Company's common stock, par value $0.001 per share ("Company Common Stock"), owned by stockholders other than Robert M. Worsley, Christi M. Worsley and trusts for the benefit of their children (the "Worsleys"), will be converted into and represent the right to receive, subject to adjustment as provided herein, (1) $1.50 in cash and (2) 0.03759 of a share (the "Public Share Fraction") of common stock, par value $0.01 per share, of Parent ("Parent Common Stock").

   D. As a condition to the willingness of Parent and Merger Sub to enter into this Agreement, in the Merger each issued and outstanding share of Company Common Stock that is owned by the Worsleys will be converted into and represent the right to receive an amount of Parent Common Stock equal to the sum of (1) the Public Share Fraction plus (2) that fraction of a share of Parent Common Stock that could be purchased on the closing date of the Merger for $1.50.

   E. The boards of directors of Parent, Merger Sub and the Company have approved this Agreement, and deem it advisable and in the best interests of their respective stockholders to consummate the Merger on the terms and conditions set forth herein.

   F. As a condition to the willingness of Parent and Merger Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement the Worsleys have entered into a voting agreement (the "Voting Agreement") with Parent pursuant to which they have agreed, among other things, to vote their shares of Company Common Stock in favor of this Agreement and the Merger at a meeting of the stockholders of the Company to be called for such purpose.

   G. As a condition to the willingness of Parent and Merger Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement the Company has entered into a stock option agreement (the "Option Agreement") with Parent pursuant to which the Company has granted to Parent an option to purchase shares of Company Common Stock on the terms and conditions set forth in the Option Agreement.

   H. It is intended that, for federal income tax purposes, the Merger shall qualify as a "reorganization" within the meaning of the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                                   AGREEMENT

   The parties to this Agreement, intending to be legally bound, agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

   Section 1.1 Definitions. The following terms, as used herein, have the following meanings:

   "Affiliate" means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first Person.

   "Airline Contract" means a Company Contract with an airline company pursuant to which the Company or any Company Subsidiary is permitted to place the Company's catalogues in seat pockets on board such airline's aircraft.

   "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

   "Company 10-K/A" means the Company's amended and restated Annual Report on Form 10-K/A for the year ended December 31, 2000, as filed with the SEC on April 30, 2001.

   "Company Balance Sheet" means the audited consolidated balance sheet of the Company as of December 31, 2000 and 1999, including the footnotes thereto, included in the Company 10-K/A.

   "Company Balance Sheet Date" means December 31, 2000.

   "Company Common Stock" means the common stock, par value $.001 per share, of the Company.

   "Company Contracts" means all of the Contracts to which the Company or any of the Company Subsidiaries is a party, nominee, signatory or beneficiary or to which they, or any of their respective properties or assets, are or may be subject, bound or affected, including, without limitation, the contracts listed on the Company Disclosure Schedule and the Company Stock Plans.

   "Company Disclosure Schedule" means the disclosure schedules, dated the date hereof, delivered by the Company to Parent.

   "Company Stock Plans" means the SkyMall 1994 Employee Stock Option Plan and the SkyMall Non-Employee Director Stock Option Plan.

   "Company Subsidiaries" means the subsidiaries of the Company identified in
Section 4.1(a) of the Company Disclosure Schedule.

   "Confidentiality Agreement" means the Confidential Information Non-disclosure Agreement, dated February 26, 2001, between the Company and Parent.

   "Contract" means any written, oral or other binding contract, mortgage, deed of trust, bond, indenture, insurance policy, purchase order, warranty, lease, license, commitment, note, instrument, document or other agreement, right, arrangement or undertaking.

   "Daily Per Share Price" means, for any trading day, the volume weighted average sales price of a share of Parent Common Stock for such day, as reported by Bloomberg Financial Services.

   "DGCL" means the General Corporation Law of the State of Delaware.

   "DOJ" means the Antitrust Division of the Department of Justice.

   "Equipment" means all fixed assets, computers, peripherals, equipment (including coding and decoding equipment, office equipment, etc.) furniture and furnishings, fixtures and other leasehold improvements, vehicles, inventory and other tangible personal property and facilities owned by the Company or any of the Company Subsidiaries or used, held for use or usable in connection with the business of the Company and the Company Subsidiaries.

   "ERISA" means the Employee Retirement Income Security Act of 1974.

   "FTC" means the Federal Trade Commission.

   "GAAP" means generally accepted accounting principles in the United States.

   "Governmental Authority" means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or other entity and any court or other tribunal).

   "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

   "Judgment" means any judgment, injunction, order or decree of or by any arbitrator, court, judge, justice or magistrate, including any bankruptcy court or judge.

   "Law" means the common law and any statute, ordinance, code or other law, rule or regulation enacted, adopted or promulgated by any Governmental Authority.

   "Lien" means any security interest, mortgage, pledge, hypothecation, charge, claim, option, right to acquire, adverse interest, assignment, deposit arrangement, encumbrance, restriction, lien (statutory or other), or preference priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

   "Material Adverse Effect" means, when used in connection with the Company or any of the Company Subsidiaries, an event, violation, inaccuracy, circumstance or other matter which, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on (i) the business, financial condition, results of operations or prospects of the Company and the Company Subsidiaries taken as a whole, or (ii) the ability of the Company to consummate the Merger in accordance with the terms of this Agreement; provided, however, that a decline in the trading price of Company Common Stock, in and of itself, shall not be deemed to have a Material Adverse Effect on the Company. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on Parent if such event, violation, inaccuracy, circumstance or other matter, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on (i) the business, financial condition, results of operations or prospects of Parent and its Subsidiaries taken as a whole or (ii) the ability of Parent to consummate the Merger in accordance with the terms of this Agreement; provided, however, that a decline in the trading price of Parent Common Stock, in and of itself, shall not be deemed to have a Material Adverse Effect on Parent.

   "Nevada Corporation Law" means the General Corporation Law of the State of Nevada.

   "1933 Act" means the Securities Act of 1933.

   "1934 Act" means the Securities Exchange Act of 1934.

   "Parent Balance Sheet" means the audited consolidated balance sheet of Parent and its consolidated subsidiaries as of December 31, 2000 and March 31, 2000, including the footnotes thereto, included in the Parent 10-K.

   "Parent Balance Sheet Date" means December 31, 2000.

   "Parent 10-K" means Parent's Transition Report on Form 10-K for the period from April 1, 2000 to December 31, 2000, as filed with the SEC on April 2, 2001 and amended on April 30, 2001.

   "PBGC" means the Pension Benefit Guaranty Corporation.

   "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization, including a Governmental Authority.

   "Public Shares" means all shares of Company Common Stock issued and outstanding at the Effective Time, other than (i) the Worsley Shares, (ii) Dissenting Shares and (iii) shares to be cancelled in accordance with Section 3.1(b) or 3.1(c) of this Agreement.

   "Real Property" means all realty, fixtures, easements, rights-of-way, leasehold and other interests in real property, buildings, improvements and construction-in-progress, owned, leased, occupied or used by the Company or any of the Company Subsidiaries.

   "Restriction" means, with respect to any capital stock or other security, any voting or other trust or agreement, option, warrant, escrow arrangement, proxy, buy-sell agreement, power of attorney or other Contract, or any Law or Judgment, which, conditionally or unconditionally, (a) grants to any Person the right to purchase or otherwise acquire, or obligates any Person to sell or otherwise dispose of or issue, or otherwise results or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may result in any Person acquiring, (i) any of such capital stock or other security; (ii) any of the proceeds of, or any distributions paid or which are or may become payable with respect to, any of such capital stock or other security; or (iii) any interest in such capital stock or other security or any such proceeds or distributions; (b) restricts or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may restrict the transfer or voting of, or the exercise of any rights or the enjoyment of any benefits arising by reason of ownership of, any such capital stock or other security or any such proceeds or distributions; or (c) creates or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may create a Lien or purported Lien affecting such capital stock or other security, proceeds or distribution.

   "Revolving Credit Facility" means the Credit and Security Agreement, dated as of June 30, 1999, among the Company, SkyMall.com, inc., Durham & Company and Imperial Bank, as amended.

   "SEC" means the Securities and Exchange Commission.

   "Significant Subsidiaries" means skymall.com, inc., a Nevada corporation and SkyMall Ventures, Inc., a Nevada corporation, each a wholly-owned subsidiary of the Company.

   "Subsidiary" means, with respect to any Person, any entity of which such Person owns, directly or indirectly, through one or more intermediaries, (i) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions or (ii) at least 50% of the outstanding equity or financial interests of such entity.

   "Vendor Contract" means a Company Contract with a catalog company, retailer or other merchant whose products are showcased in any of the Company's catalogues.

   "Worsley Shares" means all shares of Company Common Stock issued and outstanding at the Effective Time and beneficially owned by Robert M. Worsley, Christi M. Worsley and/or the Robert Merrill Worsley and Christi Marie Worsley Family Revocable Trust dated July 29, 1998.

   Section 1.2 Interpretation. The definitions in Section 1.1 and elsewhere in this Agreement apply equally to both the singular and plural forms of the terms defined. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Any reference to the "knowledge of the Company" or to the "Company's knowledge" with respect to any representation, warranty or provision herein shall mean to the actual knowledge of any of the following officers of the Company, after reasonable inquiry by such person: Robert M. Worsley, Christine A. Aguilera, Carey Deacon or Martin Smith. Any reference in this Agreement to a statute shall be to such statute as amended from time to time and to the rules and regulations promulgated thereunder. Whenever the context requires, any pronoun shall include the corresponding masculine, feminine and neuter forms.

                                   ARTICLE 2

                                   THE MERGER

   Section 2.1 The Merger.

   (a) Merger; Surviving Corporation. At the Effective Time, the Merger shall be effected by merging the Company with and into Merger Sub in accordance with the Nevada Corporation Law and the DGCL and upon the terms set forth in this Agreement, whereupon the separate existence of the Company shall cease and Merger Sub shall be the surviving corporation (the "Surviving Corporation").

   (b) Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Baker Botts L.L.P., 599 Lexington Avenue, New York, New York, at 10:00 a.m. on a date to be designated by Parent (the "Closing Date"), which shall be promptly following but not later than the second Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). Subject to the provisions of this Agreement, articles of merger ("Articles of Merger") satisfying the applicable requirements of the Nevada Corporation Law and a certificate of merger (the "Certificate of Merger") satisfying the applicable requirements of the DGCL shall be duly executed and filed, simultaneously with or as soon as practicable following the Closing, in accordance with the applicable requirements of the Nevada Corporation Law and the DGCL, respectively. The Merger shall become effective upon the later of:
(a) the date and time of the filing in the appropriate office of the later of the Articles of Merger and the Certificate of Merger; or (b) such other date and time as may be specified in the Articles of Merger and Certificate of Merger with the consent of Parent and the Company (the "Effective Time").

   (c) Effect of the Merger. From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under the Nevada Corporation Law and the DGCL.

   Section 2.2 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, and without any further action on the part of the Company and Merger Sub, (i) the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, provided that such certificate of incorporation shall be amended to reflect "SkyMall, Inc." as the name of the Surviving Corporation, and (ii) the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, provided that such bylaws shall be amended to reflect "SkyMall, Inc." as the name of the Surviving Corporation.

   Section 2.3 Directors and Officers of the Surviving Corporation. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE 3

                            CONVERSION OF SECURITIES

   Section 3.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the securities of Parent, Merger Sub or the
Company:

     (a) Common Stock of Merger Sub. Each share of the common stock par value $0.01 per share, of Merger Sub issued and outstanding at the Effective Time shall remain outstanding and continue as one share of common stock, par value $0.01 per share, of the Surviving Corporation, and each certificate evidencing ownership of shares of Merger Sub immediately prior to the Effective Time shall evidence ownership of the same number of shares of the Surviving Corporation from and after the Effective Time.

     (b) Cancellation of Treasury Stock. Each share of Company Common Stock and Company Preferred Stock that is held by the Company at the Effective Time shall be cancelled and retired without any conversion thereof and no consideration shall be delivered with respect thereto.

     (c) Cancellation of Parent Owned Stock. Each share of Company Common Stock that is held by Parent or Merger Sub at the Effective Time shall be cancelled and retired without any conversion thereof and no consideration shall be delivered with respect thereto.

     (d) Conversion of Company Common Stock. (i) Each Public Share shall be converted into the right to receive, subject to adjustment as provided in
  Section 3.1(e), the following (the "Public Merger Consideration"):

       (A) a fraction of a share of Parent Common Stock equal to the Public Share Fraction; and

       (B) $1.50 in cash, without interest.

     (ii) Each Worsley Share shall be converted into the right to receive the following (the "Worsley Merger Consideration," and together with the Public Merger Consideration, the "Merger Consideration"):

       (A) a fraction of a share of Parent Common Stock equal to the Public Share Fraction; and

       (B) a fraction of a share of Parent Common Stock determined by dividing $1.50 by the Daily Per Share Price on the Closing Date.

     (e) Section 368(a) Tax Adjustment. The parties intend that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In furtherance of such intention, the total value of the shares of Parent Common Stock issued in the Merger, determined by reference to the Daily Per Share Price on the Closing Date (the "Minimum Share Value"), shall be no less than the product of 0.45 multiplied by the sum of (1) the total amount of cash paid in the Merger pursuant to Section 3.1(d)(i)(B) plus (2) the product of (x) the number of shares of Parent Common Stock issued in the Merger pursuant to Section 3.1(d)(i)(A) and 3.1(d)(ii) multiplied by (y) the Daily Per Share Price of Parent Common Stock on the Closing Date plus (3) the product of (w) the number of Dissenting Shares multiplied by (z) the sum of (A) $1.50 plus (B) the product of the Public Share Fraction multiplied by the Daily Per Share Price of Parent Common Stock on the Closing Date plus (4) the Ashton Settlement Amount (as defined in Section 6.8). If, absent the application of this Section 3.1(e), the number of shares of Parent Common Stock to be issued in the Merger pursuant to Section 3.1(d) would be less than the number ( the "Minimum Share Number") determined by dividing the Minimum Share Value by the Daily

  Per Share Price of Parent Common Stock on the Closing Date, then the Public Merger Consideration shall be adjusted such that each Public Share shall be converted into the right to receive the following:

       (A) a fraction of a share of Parent Common Stock equal to the Public Share Fraction;

       (B) an amount in cash, without interest, equal to (1) $1.50 minus
    (2)an amount equal to the product of (x) the Cash Proration Factor, multiplied by (y) the Daily Per Share Price of Parent Common Stock on the Closing Date; and

       (C) a fraction of a share of Parent Common Stock equal to the Cash Proration Factor.

   The "Cash Proration Factor" means a fraction, of which (x) the numerator is the Minimum Share Number minus the aggregate number of shares of Parent Common Stock issuable in the Merger pursuant to Section 3.1(d) before giving effect to this Section 3.1(e), and (y) the denominator is the total number of Public Shares.

   Section 3.2 Exchange and Payment. (a) Prior to the Effective Time, parent, after consultation with the Company, shall appoint an agent (the "Exchange Agent") for the purpose of exchanging certificates representing shares of Company Common Stock ("Certificates") for the Merger Consideration. Within two Business Days after the Effective Time (or earlier if requested by the Exchange Agent), Parent will deposit with the Exchange Agent the aggregate Merger Consideration (including cash (in lieu of fractional shares) in the amount required to be paid pursuant to Section 3.3) required to be paid in respect of shares of Company Common Stock (the "Exchange Fund").

   (b) Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each record holder of shares of Company Common Stock at the Effective Time a letter of transmittal, including instructions (the "Letter of Transmittal"), for use in the exchange of Certificates for the appropriate Merger Consideration (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent).

   (c) Upon delivery to the Exchange Agent of a Letter of Transmittal properly completed and executed (with the signature or signatures thereon guaranteed to the extent required by the Letter of Transmittal) by a holder of Company Common Stock accompanied by such holder's Certificates, each holder of Company Common Stock will be entitled to receive (i) the appropriate Merger Consideration in respect of the shares of Company Common Stock represented by its Certificates, and (ii) any dividends and distributions payable pursuant to Section 3.8. Until so surrendered, each Certificate shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration.

   (d) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition to such payment that such Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

   (e) After the Effective Time there shall be no further registration or transfers of the Company Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 3.

   (f) Any portion of the Exchange Fund that remains undistributed to the holders of Certificates twelve months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article 3 shall thereafter look as a general creditor only to Parent for payment of the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock to which they are entitled.

   (g) Any portion of the Merger Consideration delivered to the Exchange Agent pursuant to Section 3.2(a) in respect of Dissenting Shares shall be returned to Parent on demand.

   Section 3.3 Payment for Fractional Interests. No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by $39.90.

   Section 3.4 Restrictions on Company Stock. If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement, Company Stock Plan or other agreement with the Company or under which the Company has any rights, then, except to the extent that the terms governing such Company Common Stock provide that such restriction, repurchase right or risk of forfeiture will be automatically waived (or such restriction, repurchase right or risk of forfeiture is waived with the consent of Parent) in connection with the transactions contemplated by this Agreement, the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested or subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends.

   Section 3.5 No Further Rights as Stockholder of the Company. At the Effective Time, all shares of Company Common Stock outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and the holders of Certificates shall cease to have any rights with respect thereto, except as otherwise provided herein and pursuant to the Nevada Corporation Law. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall be made thereafter. No holder of Certificates shall be entitled to receive any portion of the Merger Consideration to which such holder is entitled pursuant to Section 3.1(d) except upon surrender of such holder's Certificates as provided herein.

   Section 3.6 Adjustment to Merger Consideration. If, during the period beginning on the date of this Agreement and ending on the Closing Date, the outstanding shares of Parent Common Stock shall be changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, stock dividend, stock combination, exchange of shares, readjustment or otherwise, then the number of shares of Parent Common Stock to be issued pursuant to Section 3.1(d) (as adjusted pursuant to Section 3.1(e)) shall be correspondingly adjusted.

   Section 3.7 Replacement Certificates. If any Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any Merger Consideration therefor, require the record holder of such lost, stolen or destroyed Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate.

   Section 3.8 Dividends and Distributions. No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Certificate as provided in Section 3.2 (at which time such holder shall be entitled, subject to the effect of applicable escheat or similar Law, to receive such dividends and distributions, without interest).

   Section 3.9 Abandoned Property; Withholding.

   (a) None of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any stockholder or former stockholder of the Company for any property delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

   (b) Each of Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable under this Agreement to any securityholder of the Company such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax Law or other legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would have otherwise been paid.

   Section 3.10 Dissenting Shares

   (a) If dissenters' right are available in connection with the Merger under Sections 92A.300 to 92A.500 of the Nevada Corporation Law, then, notwithstanding any provision of this Agreement to the contrary, each outstanding share of Company Common Stock with respect to which the holder thereof has validly exercised such dissenters' rights in accordance therewith and, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights (the "Dissenting Shares"), shall not be converted into or represent a right to receive the Merger Consideration, but the holder thereof shall be entitled only to such rights as are granted by the Nevada Corporation Law.


   (b) Notwithstanding the foregoing, if any holder of Dissenting Shares shall effectively withdraw its objection to the Merger or lose its right to demand appraisal of such holder's shares of Company Common Stock then, as of the later of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive, following surrender of the Certificate(s) representing such shares, the Merger Consideration as provided in Section 3.1.

   (c) The Company shall give Parent (i) prompt written notice upon receipt of any written objection to the Merger and/or demand for appraisal of Company Common Stock pursuant to Section 92A.440 of the Nevada Corporation Law, and of withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, which consent shall not unreasonably be withheld, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands.

   (d) Each holder of Dissenting Shares who becomes entitled, pursuant to the Nevada Corporation Law, to payment of the fair value of its shares of Company Common Stock shall receive payment therefor from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or at the times and in the amounts required by the Nevada Corporation Law), and such shares of Company Common Stock shall be cancelled.

   Section 3.11 Treatment of Options

   (a) At the Effective Time, each Company Stock Option (as defined in Section 4.2(b)) then outstanding and unexercised, whether vested or unvested, shall be by assumed by Parent (each, an "Assumed Company Stock Option"). Thereafter, each Assumed Company Stock Option shall be deemed to constitute an option to acquire, on substantially the same terms and conditions as were applicable under such Company Stock Option immediately prior to the Effective Time, for each share of Company Common Stock the holder of such Company Stock Option would have received had such holder exercised such Company Stock Option in full, including as to unvested shares, immediately prior to the Effective Time, the Public Merger Consideration, against payment of an exercise price equal to the exercise price per share for the shares of Company Common Stock otherwise purchasable pursuant to such Company Stock Option immediately prior to the Effective Time. Any restriction on the exercise of a Company Stock Option in effect at the Effective Time shall continue as to the Assumed Company Stock Option in full force and effect after the Effective Time and the term, exercisability, vesting schedule and other provisions of such Assumed Company Stock Option shall otherwise remain unchanged from those applicable to such Company Stock Option immediately prior to the Effective Time, except to the extent that any restriction on exercise, term, exercisability, vesting schedule and other provisions of such Assumed Company Stock Option (as supplemented by the applicable Company Stock Plan) are automatically waived or accelerated (or waived or accelerated with the consent of Parent) in connection with the Merger. The total number of shares of Parent Common Stock subject to any Assumed Company Stock Option immediately after the Effective Time shall be rounded to the nearest whole integer. No fractional share of Parent Common Stock shall be issuable upon exercise of an Assumed Company Stock Option. Any holder of an Assumed Company Stock Option who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock otherwise issuable to such holder under such Assumed Company Stock Option) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Daily Per Share Price on the date such Assumed Company Stock Option is exercised; provided that no cash shall be paid in lieu of a fraction of a share resulting from a partial exercise of an Assumed Company Stock Option; any such fraction of a share shall instead remain subject to such Assumed Company Option and aggregated, to the extent applicable, with any fractional shares resulting from any future exercise of such Assumed Company Stock Option.

   (b) Parent shall, immediately after the Effective Time, offer to each holder of an Assumed Company Stock Option the right to receive, in lieu of the Public Merger Consideration upon exercise thereof pursuant to Section 3.11(a), cash (a "Substitute Cash Payment") in an amount equal to the product of (1) the total number of shares of Company Common Stock underlying such Assumed Company Stock Option immediately prior to the Effective Time, multiplied by (2) the excess, if any, of (A) the sum of (x) $1.50 plus (y) the product of the Public Share Fraction multiplied by the Daily Per Share Price as of the Closing Date, less
(B) the exercise price per share of such Assumed Company Stock Option immediately prior to the Effective Time.

   (c) Prior to the Effective Time, the Company and Parent shall take all action necessary (under the Company Stock Plans or otherwise) to effectuate the provisions of this Section 3.11 and to ensure that, from and after the Effective Time, holders of Company Stock Options have no rights with respect thereto other than those specifically set forth in this Section 3.11. All options issued under the SkyMall Non-Employee Director Stock Option Plan shall remain outstanding for the balance of their respective terms if not earlier exercised, notwithstanding the removal or resignation from the board of directors of the Company or the Surviving Corporation of the holder of any such options.

   (d) As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-8, or another appropriate form, to permit (i) the public resale of the shares of Parent Common Stock subject to the Assumed Company Stock Options after the Effective Time and (ii) the receipt of Substitute Cash Payments, and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement on Form S-8 through the termination of such Assumed Company Stock Options.

   (e) No further stock options, stock appreciation rights or other incentives or awards shall be granted, or shares of stock or other securities or property issued or delivered, under any of the Company Stock Plans subsequent to the Effective Time.

   Section 3.12 Company Warrants. Each Company Warrant (as defined in Section 4.2(b)) outstanding at the Effective Time, which has not theretofore been exercised or cancelled, shall be converted into and represent solely the right to receive, unless otherwise agreed by Parent and the holder of such Company Warrant, upon exercise thereof and payment of any exercise price therefor, for each share of Company Common Stock the holder of such Company Warrant would have been entitled to receive had such Company Warrant been exercised immediately prior to the Effective Time, the Public Merger Consideration. Without limiting the generality of the foregoing, immediately after the Effective Time each Company Warrant shall be deemed to constitute a warrant to acquire, on substantially the same terms and conditions as were applicable under such Company Warrant immediately prior to the Effective Time, for each share of Company Common Stock the holder of such Company Warrant would have been entitled to receive had such holder exercised such Company Warrant in full, including as to unvested shares, immediately prior to the Effective Time, the Public Merger Consideration, against payment of an exercise price equal to the exercise price per share for the shares of Company Common Stock otherwise purchasable pursuant to such Company Warrant immediately prior to the

Effective Time, with such exercise price being rounded to the nearest whole cent. Any restriction on the exercise, conversion or exchange of a Company Warrant in effect at the Effective Time shall continue in full force and effect after the Effective Time and the exercisability and the term and vesting schedule and other provisions of such Company Warrant shall otherwise remain unchanged, except to the extent that any restriction on the exercise or on the term, vesting schedule and other provisions of such Company Warrant are automatically waived or accelerated (or waived or accelerated with the consent of Parent) in connection with the Merger. No fractional share of Parent Common Stock shall be issuable upon exercise of a Company Warrant. Any holder of a Company Warrant who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock otherwise issuable to such holder under such Company Warrant) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Daily Per Share Price on the date such Company Warrant is exercised; provided that no cash shall be paid in lieu of a fraction of a share resulting from a partial exercise of a Company Warrant; any such fraction of a share shall instead remain subject to such Company Warrant and aggregated, to the extent applicable, with any fractional shares resulting from any future exercise of such Company Warrant.

                                   ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   The Company represents and warrants to Parent and Merger Sub as follows:

   Section 4.1 Organization and Authority. The Company and each Company Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has full corporate power and authority to carry on its business as currently conducted and to own, lease, use and operate its assets and properties at the places currently located and in the manner currently used and operated; and is duly qualified to transact business, and is in good standing, in each jurisdiction in which the properties owned, leased, used or operated by it or the nature of the business conducted by it requires it to be so qualified, except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company.
Section 4.1(a) of the Company Disclosure Schedule sets forth the name and state of incorporation of each Company Subsidiary. No Company Subsidiary other than the Significant Subsidiaries has any material business or operations.

   Section 4.2 Capitalization

   (a) The authorized capital stock of the Company consists of 60,000,000 shares, of which 50,000,000 shares are Company Common Stock and 10,000,000 shares are preferred stock, par value $0.001 per share (the "Company Preferred Stock"). As of April 30, 2001, 15,818,711 shares of Company Common Stock were issued and outstanding and no shares of Company Preferred Stock were issued or outstanding. As of the date hereof, 164,400 shares of Company Common Stock are held in the Company's treasury, and no shares of capital stock of the Company are held by any Company Subsidiary. All issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of any preemptive rights, and were offered, issued and sold in all material respects in compliance with all applicable state and federal securities laws and Company Contracts. There are no outstanding bonds, debentures, notes or other indebtedness of the Company or any of the Company Subsidiaries having the right to vote (or convertible into or exchangeable for other securities having the right to vote) on any matters on which stockholders of the Company or any Company Subsidiary may vote ("Voting Debt").

   (b) Section 4.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) all outstanding options to purchase shares of Company Common Stock (each, a "Company Stock Option"), and (ii) all outstanding stock purchase warrants to purchase shares of Company Common Stock (each, a "Company Warrant"), together with, in each case, the holders thereof, the date of issuance, the expiration or maturity date, the exercise, conversion or exchange price, the maximum number of shares of Company Common Stock covered thereby, and the vesting schedule (both before and after giving effect to the Merger), if any, thereof. Each of the Company Stock Options was granted under a Company Stock Plan. The Company has made available to Parent true and complete copies (including all amendments) of all Company Contracts setting forth the terms of, or which relate to, the outstanding Company Stock Options or Company Warrants, which copies set forth all the terms, conditions, provisions, agreements, obligations and undertakings of the Company with respect thereto. All outstanding Company Stock Options and Company Warrants were offered, issued and sold in all material respects in compliance with all applicable federal and state securities laws and Company Contracts, and are not subject to the preemptive rights of any Person. Upon exercise, conversion or exchange of the Company Stock Options and Company Warrants for Company Common Stock in accordance with the terms thereof, such shares will be duly authorized and validly issued, fully paid and nonassessable and will not be subject to, or issued in violation of, the preemptive rights of any Person and will have been offered, issued and sold in all material respects in compliance with all applicable federal and state securities laws and Company Contracts. As of April 30, 2001: (i) 1,430,620 shares of Company Common Stock were issuable, and reserved for issuance, upon exercise of all outstanding Company Stock Options, (ii) 704,380 shares of Company Common Stock were reserved for issuance upon exercise of stock options available for grant under the Company Stock Plans, and (iii) 2,405,752 shares of Company Common Stock were issuable, and reserved for issuance, upon exercise of all outstanding Company Warrants. Except as set forth above or in Section 4.2(b) of the Company Disclosure Schedule, and except for issuances of Company Common Stock upon exercise of Company Stock Options or Company Warrants outstanding as of April 30, 2001, as of the close of business on the date hereof, no shares of capital stock or other equity securities of the Company have been issued or are reserved for issuance or are outstanding. The Company has reserved for issuance a sufficient number of shares of Company Common Stock to satisfy the exercise of all Company Stock Options and Company Warrants outstanding as of the date hereof and the exercise of all Company Stock Options issuable upon exercise of stock options available for grant under the Company Stock Plans as of the date hereof, taking into account the application of all antidilution and other adjustment provisions applicable to such Company Stock Options and Company Warrants through the date hereof.

   (c) Except for Company Stock Options and Company Warrants outstanding as of the date hereof and listed in Section 4.2(b) of the Company Disclosure Schedule, there are not any outstanding or authorized subscriptions, options, warrants, calls, preemptive rights, rights of first refusal, participation rights or other rights, commitments or any similar agreements or undertakings to or by which the Company or any of the Company Subsidiaries is a party or is bound which, directly or indirectly, obligate the Company or any Company Subsidiary to issue, deliver or sell or cause to be issued, delivered or sold any shares of Company Common Stock, Company Preferred Stock or any other capital stock, equity interest or Voting Debt of the Company or any Company Subsidiary, any securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for any such shares, interests or Voting Debt, or any phantom shares, phantom equity interests or stock or equity appreciation rights (full or limited), or obligating the Company or any Company Subsidiary to grant, extend or enter into any of the foregoing. Neither the Company nor any Company Subsidiary is subject to any obligation (contingent or otherwise) to repurchase, redeem or otherwise acquire or retire any shares of capital stock (or options or warrants to acquire any such shares) of the Company or any Company Subsidiary, or to make any investment (in the form of a loan, capital contribution or otherwise) in any Equity Affiliate or other Person. Immediately after the Effective Time, there will be no subscription, option, warrant, call, preemptive right, right of first refusal, participation right or other right, commitment, agreement or undertaking of any character which will entitle (conditionally or unconditionally) any Person to purchase or otherwise acquire, or will obligate (conditionally or unconditionally) the Surviving Corporation (as the Company's successor) or any Subsidiary of the Surviving Corporation that was a Subsidiary of the Company to sell, issue or deliver, any shares of capital stock, any other equity interest or any Voting Debt of the Surviving Corporation or any such Subsidiary or obligating the Surviving Corporation or any such Subsidiary to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, agreement or undertaking. Except for the Company Stock Plans, neither the Company nor any Company Subsidiary has adopted, authorized or assumed any plans, arrangements or practices for the benefit of its officers or employees or directors which require or permit the issuance, sale, purchase or grant of any capital stock, other equity interests or Voting Debt of the Company or any Company Subsidiary, any other securities convertible into, or exercisable or exchangeable for, any such stock, interests or Voting Debt, or any phantom shares, phantom equity interests or stock or equity appreciation rights (full or limited).

   (d) The Company does not have any Subsidiaries other than the Company Subsidiaries. Except for the Company Subsidiaries and except as set forth on
Section 4.2(d) of the Company Disclosure Schedule, the Company does not have any capital, equity, participation or other interest in any Person. All shares of capital stock of each Company Subsidiary are owned of record and beneficially by the Company and free and clear of any Lien or Restriction, except for Liens created under the Revolving Credit Facility, and are validly issued, fully paid and non-assessable. Except as set forth in Section 4.2(d) of the Company Disclosure Schedule, there are no outstanding or authorized subscriptions, options, warrants, calls, preemptive rights, rights of first refusal, participation rights or other rights, commitments or other agreements or undertakings of any character that, directly or indirectly, (x) call for or relate to the sale, pledge, transfer or other disposition by the Company or any Company Subsidiary of any shares of capital stock or other equity interests or any Voting Debt of any Company Subsidiary, or (y) relate to the voting or control of such capital stock, other equity interests or Voting Debt. Except as set forth in Section 4.2(d) of the Company Disclosure Schedule, there are no Company Contracts of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment reasonably likely to be in excess of $25,000 based on the revenues, earnings or financial performance of the Company or any of the Company Subsidiaries during the year 2000 or any subsequent fiscal year, or their respective assets and properties as calculated in accordance therewith. Except as set forth in Section 4.2(d) of the Company Disclosure Schedule, there are no Company Contracts of any character (contingent or otherwise) pursuant to which, after the Effective Time, any Person may be entitled to cause Parent to file a registration statement under the 1933 Act, or which otherwise relate to the registration of any securities of Parent.

   Section 4.3 Charter Documents. The Company heretofore has made available to Parent true and complete copies of the Articles of Incorporation ("Company Charter") and Bylaws ("Company Bylaws"), each as currently in effect, of the Company. The Company has also made available to Parent complete and correct copies of the certificate of incorporation and by-laws or other constitutive, governing or organizational documents of each Company Subsidiary, in each case as amended and currently in effect.

   Section 4.4 Corporate Records. All material actions and transactions taken or entered into by the Company or any Company Subsidiary and requiring action by its board of directors (or other governing body) or stockholders have been duly authorized or ratified as necessary by all necessary board and stockholder action, as applicable. The corporate minute books and stock records of the Company and each Company Subsidiary, as made available to Parent, are true and complete in all material respects.

   Section 4.5 Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to Company Stockholders Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to Company Stockholders Approval. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally, and
(ii) the availability of injunctive relief and other equitable remedies. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of the Company Subsidiaries under,
(w) the Company Charter or Company Bylaws or the comparable constitutive, governing or organizational documents of any of the Company Subsidiaries, (x) subject to the Company providing the notices to, or obtaining the approval or consent of, the parties to those Company Material Contracts listed in Section 4.5(x) of the Company Disclosure Schedule, any Company Material Contract, or (y) subject to the governmental filings and other matters referred to in the following sentence, any Judgment or Law applicable to the Company or any of the Company Subsidiaries or their respective properties or assets, other than, in the case of clauses (x) or (y), any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not (A) have a Material Adverse Effect on the Company, or (B) prevent or materially delay the consummation of the Merger. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to the Company or any of the Company Subsidiaries in connection with the execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated by this Agreement, except for (1) the filing with the FTC and the DOJ of any required premerger notification and report form by the Company under the HSR Act and the expiration or earlier termination of the waiting period under that Act, (2) the filing of the Form S-4 Registration Statement by Parent with the SEC and the declaration by the SEC of the effectiveness of the Form S-4 Registration Statement, (3) the filing of the Articles of Merger with the Secretary of State of the State of Nevada and the Certificate of Merger with the Secretary of State of the State of Delaware, (4) the consents, approvals, orders and authorizations of, and registrations, declarations and filings with, the Governmental Authorities identified in
Section 4.5(4) of the Company Disclosure Schedule and (5) such other consents, approvals, orders, authorizations, registrations, declarations and filings, including under (x) the laws of any foreign country in which the Company or any Company Subsidiary conducts any business or owns any property or assets or (y) the "takeover" laws of various states, the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company or prevent or materially delay the Merger. The Company, the Merger and the other transactions contemplated by this Agreement are not subject to Sections 78.411 to 78.444 of the Nevada Corporation Law, Sections 10-2721 to 10-2727 of the Arizona Revised Statutes or, to the knowledge of the Company, any other state or foreign "takeover" or similar Law. Neither the execution and delivery of this Agreement and the Voting Agreement nor the consummation of the Merger shall result in Parent being an Acquiring Person (as defined in the Rights Agreement, dated as of September 15, 1999, between the Company and Continental Stock Transfer & Trust Company (the "Rights Agreement")) or in any Rights (as defined in the Rights Agreement) being separable or exercisable.

  Section 4.6 Voting Requirements; Board Approval.

   (a) Pursuant to the Nevada Corporation Law and the Company Charter, the only securities of the Company that entitle the holders to vote on this Agreement and the Merger is the Company Common Stock. The Merger requires the approval (the "Company Stockholders Approval") of the holders of a majority of the issued and outstanding shares of Company Common Stock as of the record date for a meeting of stockholders of the Company duly called for the purpose of voting upon this Agreement and the Merger (together with any adjournment or postponement thereof, a "Company Stockholders Meeting").

   (b) The board of directors of the Company, by unanimous vote at a meeting duly called and held, (i) has approved this Agreement and the Merger and determined that the Merger is fair to and in the best interests of the stockholders of the Company, and (ii) has adopted resolutions recommending approval and adoption of this Agreement, and the transactions contemplated hereby, including, without limitation, the Merger, by the stockholders of the Company and its submission to the stockholders of the Company for their consideration and vote at a Company Stockholders Meeting.

   (c) The board of directors of the Company has received an opinion from Robertson Stephens, Inc., financial advisor to the Company, that the proposed consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such holders, and a signed copy of such opinion has been, or promptly upon receipt thereof will be, delivered by the Company to Parent.

  Section 4.7 Financial Statements; Books of Account.

   (a) The Company has heretofore made available to Parent the following consolidated financial statements of the Company, all of which have been prepared in accordance with GAAP consistently applied throughout the periods indicated (except to the extent indicated in the notes thereto and subject, in the case of the interim financial statements, to normal year end audit adjustments) and present fairly, in all material respects, the financial position and results of operations of the Company and the Company Subsidiaries on a consolidated basis as of the dates and for the periods stated:

     (i) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of March 31, 2001 and the related consolidated statements of operation for the three months then ended; and

     (ii) the audited consolidated balance sheets of the Company and the Company Subsidiaries as at December 31, 2000 and 1999 and the consolidated statements of operations, changes in shareholders' equity and cash flows of the Company and its consolidated Subsidiaries for each of the years in the three-year period ended December 31, 2000, certified by Arthur Andersen LLP, whose opinion thereon is included therewith.

   (b) The books and records of the Company and each Company Subsidiary, including the periods covered by the consolidated financial statements listed in Section 4.7(a), are true and complete in all material respects, and accurately and fairly reflect, in all material respects, all of the properties, assets, liabilities and transactions of the Company and each Company Subsidiary in accordance with GAAP consistently applied.

   (c) Arthur Andersen LLP are independent certified public accountants with respect to the Company and the Company Subsidiaries within the meaning of Regulation S-X of the SEC.

   Section 4.8 No Undisclosed Liabilities. There are no liabilities or obligations ("Liabilities") of the Company, except (i) Liabilities described in Section 4.8 of the Company Disclosure Schedule or otherwise disclosed in the Company Disclosure Schedule or this Agreement, (ii) Liabilities reflected in the Company Balance Sheet, (iii) Liabilities with respect to matters otherwise addressed by any of the representations, warranties, covenants or agreements made by the Company in this Agreement, (iv) Liabilities under this Agreement or any document entered into in connection herewith or therewith,
(v) Liabilities incurred in the ordinary course of business since the Company Balance Sheet Date and (vi) other Liabilities which, individually or in the aggregate, would not result in a Material Adverse Effect.

  Section 4.9 Receivables; Vendors.

   (a) Section 4.9(a) of the Company Disclosure Schedule sets forth a list of all Airline Contracts and Vendor Contracts (the counterparty to each such contract, a "Significant Vendor") that accounted for 5% or more of the consolidated total revenues of the Company, during the year ended December 31, 2000. Neither the Company nor any Company Subsidiary has received any written notice or other written (including electronic) communication indicating that any Significant Vendor could reasonably be expected to cease dealing with the Company or could reasonably be expected to otherwise materially reduce the volume of business transacted by such Significant Vendor with the Company below historical levels.

   (b) Section 4.9(b) of the Company Disclosure Schedule describes all barter transactions which, individually or in the aggregate, accounted for 5% or more of the Company's consolidated total revenues during the year ended December 31, 2000.

   Section 4.10 Absence of Certain Changes or Events. Except as set forth in
Section 4.10 of the Company Disclosure Schedule, since the Company Balance Sheet Date, the Company and each of the Company Subsidiaries has, in all material respects, conducted its business only in the ordinary course consistent with prior practice, and there has not been:

     (i) any Material Adverse Effect on the Company and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, could reasonably be expected to result in any Material Adverse Effect on the Company,

     (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock,

     (iii) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock,

     (iv) any granting by the Company or any of the Company Subsidiaries to any officer or employee of the Company or any of the Company Subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the Company Balance Sheet Date,

     (v) any granting by the Company or any of the Company Subsidiaries to any officer or employee of the Company or any of the Company Subsidiaries of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the Company Balance Sheet Date or in the ordinary course of business,

     (vi) any entry into, or renewal or modification by the Company or any of the Company Subsidiaries of, any employment, consulting, severance or termination agreement with any officer or employee of the Company or any of the Company Subsidiaries,

     (vii) any damage, destruction or loss, whether or not covered by insurance, that has had or could reasonably be expected to have a Material Adverse Effect on the Company,

     (viii) any material change in (A) the manner or timing of collecting accounts receivable or satisfying accounts payable, (B) any assumptions underlying or methods of calculating any bad debt, contingency, tax or other reserves or (C) any accounting methods, principles or practices, in each case by the Company or any of the Company Subsidiaries, except insofar as may have been required by GAAP,

     (ix) any material assets of the Company or any Company Subsidiary made subject to any Lien (other than the Lien of the Revolving Credit Facility or any Permitted Encumbrances (as defined in Section 4.13),

     (x) any claims, liabilities or obligations (absolute, accrued or contingent) paid, discharged or satisfied, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of claims, liabilities and obligations reflected or reserved against in the Company Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the Company Balance Sheet Date,

     (xi) any single capital expenditure or commitment in excess of $150,000 for additions to property or equipment, or aggregate capital expenditures and commitments in excess of $250,000 (on a consolidated basis) for additions to property or equipment,

     (xii) written off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business and consistent with past practice,

     (xiii) written down the value of any asset or investment on the Company's books or records, except for depreciation and amortization taken in the ordinary course of business and consistent with past practice,

     (xiv) cancellation of any debts or waiver of any claims or rights in excess of $150,000, or sale, transfer or other disposition of any properties or assets (real, personal or mixed, tangible or intangible) in excess of $150,000, except, in each such case, in transactions in the ordinary course of business and consistent with past practice, or

     (xv) any agreement to do any of the foregoing.

  Section 4.11 Taxes.

   Except as set forth in Section 4.11 of the Company Disclosure Schedule:

     (a) As used in this Agreement, (i) the term "Tax" or, collectively, "Taxes" shall mean any and all federal, state, local and foreign taxes and other assessments, governmental charges, duties, impositions and liabilities in the nature of a tax, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, and (ii) the term "Tax Return" or, collectively, "Tax Returns" shall mean any and all reports, returns or other information required to be supplied to or filed with a Governmental Authority with respect to any Tax, including an information return, claim for refund, amended tax return or declaration of estimated tax. For the purposes of this Section 4.11, references to the Company and each of the Company Subsidiaries shall include former Subsidiaries of the Company for the periods during which any such corporations were included in any consolidated federal income Tax Return of the Company or any consolidated or unitary group of the Company in any state, local or foreign jurisdiction.

     (b) The Company and each of the Company Subsidiaries have timely filed all material federal, state, local and foreign Tax Returns required to be filed by them through the date hereof, and shall timely file all such Tax Returns required to be filed on or before the Effective Time. All such Tax Returns that have been filed are, and all such Tax Returns to be filed on or before the Effective Time will be, true, complete and correct in all material respects. The Company and each of the Company Subsidiaries have paid and discharged (or the Company has paid and discharged on such Company Subsidiary's behalf) all Taxes due from them, other than such Taxes as are being or will be contested in good faith by appropriate proceedings and are adequately reserved for on the Company Balance Sheet in accordance with GAAP. The financial statements referred to in Section 4.7(a) and heretofore delivered to Parent properly reflect in accordance with GAAP all Taxes payable by the Company and the Company Subsidiaries, whether asserted or unasserted, contingent or otherwise, for all taxable periods and portions thereof through the date of such financial statements. Since the Company Balance Sheet Date, the Company and each of the Company Subsidiaries have not incurred any liability for Taxes other than as a result of the operation of the business of the Company and the Company Subsidiaries in the ordinary course of business consistent with past practice.

     (c) As of the Effective Time, the Company and each of the Company Subsidiaries will have paid all Taxes they are required to pay with respect to workers and all other third parties and will have withheld with respect to their employees and contract workers all income Taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld.

     (d) No audit or other examination of any Tax Return of the Company or any of the Company Subsidiaries is presently in progress, nor has the Company or any of the Company Subsidiaries been notified in writing of any request for such an audit or other examination.

     (e) There are (and immediately following the Effective Time there will be) no material Liens on any of the assets of the Company or any of the Company Subsidiaries relating to or attributable to Taxes other than Liens for Taxes not yet due and payable. The Company has no knowledge of any claim relating or attributable to Taxes which, if adversely determined, would result in any material Lien on the assets of the Company or any of the Company Subsidiaries.

     (f) No claim or deficiency for any Taxes has been proposed, threatened, asserted or assessed by the Internal Revenue Service ("IRS") or any other taxing authority or agency in writing against the Company or any of the Company Subsidiaries.

     (g) Neither the Company nor any of the Company Subsidiaries has waived any statute of limitations in respect of any Taxes or agreed to any extension of time that has not yet expired with respect to a Tax assessment or deficiency.

     (h) Neither the Company nor any of the Company Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations.

     (i) Neither the Company nor any of the Company Subsidiaries has knowingly taken any position on their federal income Tax Returns that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

     (j) The Company is not, and has not been at any time during the period specified in Section 897(c)(1)(A)(ii) of the Code, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

     (k) There is no contract, agreement, plan or arrangement to which the Company or any of the Company Subsidiaries is a party which could give rise to the payment of any amount that would not be deductible pursuant to
  Section 162(m) of the Code.

     (l) Neither the Company nor any of the Company Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two (2) years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related distributions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

     (m) There are no material "deferred intercompany transactions" or "intercompany transactions," the income, gain or loss from which has not yet been taken into account under the U.S. federal income Tax Returns filed by the Company and each of the Company Subsidiaries consolidated in such Tax Returns.

     (n) Neither the Company nor any of the Company Subsidiaries is a party to any Tax allocation, Tax sharing, Tax indemnity or similar Contract (other than customary agreements to indemnify lenders or other security holders in respect of Taxes, other than income Taxes).

     (o) Neither the Company nor any of the Company Subsidiaries has any liability for the Taxes of any Person (other than any of the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, or otherwise (other than pursuant to customary agreements to indemnify lenders or other security holders in respect of Taxes, other than income Taxes). The Company has never been a member of an affiliated group filing a consolidated federal income Tax Return, other than a group consisting of the Company and the Company Subsidiaries of which the Company is the common parent.

     (p) Neither the Company nor any of the Company Subsidiaries has any income which is effectively connected with a permanent establishment in any country, other than the country in which such entity is incorporated, as determined in accordance with any applicable income tax treaty and/or such local country's Tax laws.

      (q) The Company does not have, and following the consummation of the Merger the Surviving Corporation will not have, any obligation to make payments to any past or present employees of the Company or the Company Subsidiaries as a result of the imposition of any excise taxes pursuant to
  Section 4999 of the Code or the imposition of any excise or similar taxes pursuant to any similar provision of foreign, state or local law.

   Section 4.12 No Excess Parachute Payments. Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement or otherwise by any employee, member, officer or director of, or any independent contractor or other Person who performs personal services for, the Company or any of its Affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan applicable to the Company or any Company Subsidiaries currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

   Section 4.13 Title to Properties

   (a) The properties and assets (including all material Equipment) owned or leased by the Company and the Company Subsidiaries are, in all material respects, suitable and adequate for the conduct of their respective businesses and operations and include all properties and assets reasonably necessary for the performance of the Company Contracts. The Company and the Company Subsidiaries have good and marketable title to, or valid leasehold interests in, all their properties and assets, except for such as are no longer used or useful in the conduct of their businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. All of such properties and assets, other than properties and assets in which the Company or any of the Company Subsidiaries has leasehold interests, are owned free and clear of all Liens, other than Permitted Encumbrances and the Liens identified in Section 4.13(a) of the Company Disclosure Schedule. For this purpose "Permitted Encumbrances" means any of the following: (a) Liens for Taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the Company's books; (b) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the Company's books; (c) Liens incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds; (d) purchase money security interests or Liens on property acquired or held by the Company in the ordinary course of businesses to secure the acquisition of such property; and (e) easements, restrictions and other minor defects of title which are not, in the aggregate, material and which do not, individually or in the aggregate, materially and adversely affect the value of the property affected thereby.

   (b) Each of the Company and the Company Subsidiaries has complied with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such failures to comply or to be in full force and effect which would not, individually or in the aggregate, have Material Adverse Effect on the Company. The Company and each of the Company Subsidiaries enjoy peaceful and undisturbed possession under all such material leases.

   (c) Section 4.13(c) of the Company Disclosure Schedule sets forth a true and complete list of all Real Property owned, leased, occupied or used by the Company or any Company Subsidiary as of the date of this Agreement. The Company or such Company Subsidiary has title in fee simple to all such owned Real Property; all the Real Property is, in all material respects, structurally sound and in reasonably good operating condition and repair and conforms in all material respects, including usage, with all applicable contractual requirements and building, zoning, subdivision, environmental, land-use, fire and other Laws. All necessary occupancy and other certificates and permits for the lawful use and occupancy of the Real Property and the Equipment thereon have been issued, except where the failure to obtain any such certificate or permit would not materially interfere with the ability of the Company or any of the Company Subsidiaries to occupy and/or use such Real Property or Equipment. All notices or orders to correct violations of Law issued by any Governmental Authority have been complied with in all material respects.

   (d) All of the material Equipment used by the Company is being operated and maintained in all material respects in accordance with the requirements of all applicable Company Contracts and Laws, is in all material respects in good operating condition and repair (wear and tear excepted), and is in all material respects usable and adequate for the current operations of the business of the Company and the Company Subsidiaries.

   Section 4.14 Intellectual Property

   (a) Except as described in Section 4.14(a) of the Company Disclosure Schedule, the Company and the Company Subsidiaries hold or have a right to hold all right, title and interest to, or hold valid and enforceable licenses or sublicenses for, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, servicemarks, trade secrets, applications for trademarks and for servicemarks, know-how and other proprietary rights and information that are used in the business of the Company or any Company Subsidiary as currently conducted (the "Company Intellectual Property"), and the consummation of the transactions contemplated hereby will not materially alter or impair any such rights.

   (b) Neither the Company nor any of the Company Subsidiaries own any patents or patent applications. Section 4.14(b) of the Company Disclosure Schedule sets forth a correct and complete list of all trademarks and service marks and corresponding registrations and applications for registration thereof, trade names, copyrights and corresponding registrations and applications for registrations thereof owned by the Company or any Company Subsidiary; and, except for trademarks and service marks used to showcase companies or products in the Company's catalogues, all patents, trademarks, trade names and copyrights, technology and processes which are used by the Company or any Company Subsidiary pursuant to a license or other right granted by a third party (other than licenses of commercial off-the-shelf and shrink-wrap computer software, and click-wrap agreements).

   (c) Except as described in Section 4.14(c) of the Company Disclosure Schedule, no claim, action, suit or proceeding against the Company or any Company Subsidiary has been made or is pending or, to the knowledge of the Company, threatened, and neither the Company nor any Company Subsidiary has received any written notice of any such claim, action, suit or proceeding in connection with the operation of the business of the Company or any Company Subsidiary or any of the material assets or properties of the Company or any Company Subsidiary, either (i) based upon, challenging or seeking to deny or restrict the use of any Company Intellectual Property in the operation of the Company's or such Company Subsidiary's business, or (ii) alleging that any of the Company's or such Company Subsidiary's activities, services provided or products sold, or Company Intellectual Property used, are being conducted, provided, sold or used in violation of any intellectual property rights of any third person.

   (d) Except as described in Section 4.14(d) of the Company Disclosure Schedule, (i) to the knowledge of the Company, there are no third person's intellectual property rights that infringe upon the Company Intellectual Property, or any Company Intellectual Property or any product or service sold by the Company that violates or infringes upon any intellectual property right owned by, or other right of, a third person, and (ii) there are no pending claims or charges brought by the Company or any Company Subsidiary against any Person with respect to the use of any Company Intellectual Property or the enforcement of any of the Company's and or any Company Subsidiary's rights relating to the Company Intellectual Property.

   (e) Except as set forth on Section 4.14(e) of the Company Disclosure Schedule, (i) the Company or the Company Subsidiaries own all right, title and interest in all material Company Intellectual Property conceived, developed or reduced to practice by the employees, consultants and independent contractors of the Company or any of the Company Subsidiaries for all work done related to the business of the Company or any Company Subsidiary during their time of employment, consultancy or engagement, free of any Lien; (ii) all current and former employees, consultants and independent contractors who are or were involved in, or who have contributed to, the creation or development of any material Company Intellectual Property have executed and delivered to the Company an appropriate written agreement assigning to the Company all right, title and interest in any material Company Intellectual Property they may have contributed to or developed; and (iii) to the Company's knowledge, all such agreements continue to be in full force and effect in accordance with their respective terms with respect to all employees, consultants and independent contractors actively engaged in the research and development of intellectual property for the Company or any Company Subsidiary. No current or former employee, consultant, director, officer, stockholder or independent contractor has made a claim to or, to the knowledge of the Company, has any right, claim or interest in or with respect to any Company Intellectual Property.

   Section 4.15 Noncompetition. Except as set forth in Section 4.15 of the Company Disclosure Schedule, after the Effective Time, neither Parent nor any of its Subsidiaries other than the Surviving Corporation and the Company Subsidiaries will be (by reason of any Company Contract, Judgment or Law binding on the Company, any Company Subsidiary or any of their respective assets or properties prior to the Effective Time), subject to any non-competition or similar restriction on their respective businesses or subject to any limitation or restriction on the Persons with whom they may do business.

   Section 4.16 Legal Proceedings; Judgments.

   (a) Except as set forth in Section 4.16 of the Company Disclosure Schedule, there is no suit, action, investigation, audit or proceeding (each a "Legal Proceeding") pending and, to the knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of the Company Subsidiaries or any of the assets or properties owned or used by the Company or any of the Company Subsidiaries which, if adversely determined, would have a Material Adverse Effect on the Company, (ii) that involves any director or officer of the Company or any Company Subsidiary and his relationship with, or actions on behalf of, the Company or any Company Subsidiary or (iii) that challenges, or that could reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. Except as set forth in Section 4.16 of the Disclosure Schedule, the Company has not received any opinion or memorandum from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability which could reasonably be expected to be material to its business.

   (b) There is no Judgment outstanding against the Company or any of the Company Subsidiaries or any of the assets or properties owned by the Company or any of the Company Subsidiaries. To the knowledge of the Company, no director, officer or key employee of the Company or any of the Company Subsidiaries is subject to any Judgment or Contract that prohibits such officer or key employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any of the Company Subsidiaries.

   Section 4.17 Absence of Changes in Benefit Plans. "Benefit Plans" means each "employee benefit plan," as defined in Section 3(3) of ERISA and each other bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, dental, life insurance, long-term care or supplemental unemployment benefits plan, fringe benefit plan or arrangement or other plan, arrangement, contract or understanding, whether or not insured and whether or not written or oral, that (i) provides or is intended to provide compensation or benefits to any current or former employee, officer, director, retiree, consultant or independent contractor of the Company or any Company Subsidiary and (ii) was maintained or contributed to, or required to be maintained or contributed to, by the Company or any Company Subsidiary during the five-year period preceding the Effective Time. For purposes of this Section 4.17 and Section 4.18, the term "Company Subsidiary" shall mean a Company Subsidiary or any other Person or entity that, together with the Company, is treated as a single employer under Section 414 of the Code or pursuant to Title IV of ERISA. Except as required by applicable Law and as set forth in Section 4.10 or 4.17 of the Company Disclosure Schedule, since October 31, 2000, there has not been any adoption or amendment, or any contractual or other commitment or obligation to adopt or amend, by the Company or any Company Subsidiary of any collective bargaining agreement or Benefit Plan. Except for the Contracts listed in
Section 4.10 or 4.17 of the Company Disclosure Schedule, there exist no employment, collective bargaining, consulting, severance, termination or indemnification agreements, arrangements or understandings, whether written or oral, between the Company or any Company Subsidiary and any current or former employee, officer, independent contractor, consultant, retiree or director of the Company or any Company Subsidiary as to which unsatisfied or potential obligations of the Company or any Company Subsidiary exist. Since October 31, 2000, neither the Company nor any Company Subsidiary (x) has taken any action to accelerate any rights or benefits under any collective bargaining agreement or Benefit Plan for the benefit of any current or former employee, officer, independent contractor, consultant, retiree or director or any group thereof or
(y) has any commitment or obligation to establish or adopt any new or additional plan, contract or arrangement that would meet the definition of Benefit Plan, if it were currently in existence, or to materially increase the benefits under any existing Benefit Plan.

   Section 4.18 ERISA Compliance.

   (a) Benefit Plans Provided. Each Benefit Plan, including each employment, termination, consulting, severance or other Contract for the benefit of any individual current or former employee, officer, independent contractor, consultant, retiree or director of the Company or any Company Subsidiary as to which unsatisfied or potential obligations of the Company or any Company Subsidiary exist, is listed in Section 4.18(a) of the Company Disclosure Schedule. The Company has made available to Parent true, complete and correct copies of all written Benefit Plans, including all amendments thereto, and true, complete and correct descriptions of all unwritten Benefit Plans (including all oral commitments made to employees as to any terms of their employment). The Company has made available to Parent true, complete and correct copies of (v) the most recent annual report on Form 5500 filed with the IRS with respect to each Benefit Plan (if any such report was required), (w) the most recently prepared actuarial report for each Benefit Plan (if any such report was required or prepared), (x) the most recent summary plan description for each Benefit Plan (if any such summary plan description was required or prepared), (y) the most recently received IRS determination letter for each Benefit Plan (if any such determination letter was received) and (z) each trust agreement, insurance policy, group annuity contract and any other funding instrument, if any, relating to any such Benefit Plan, including all amendments thereto.

   (b) Compliance. Each Benefit Plan has been administered in all material respects in accordance with its terms. The Company, each Company Subsidiary and each Benefit Plan has been and is in compliance, in all material respects, with all applicable provisions of ERISA and the Code and all other Laws of any applicable jurisdiction that apply to the Benefit Plans, including all applicable reporting and disclosure requirements. No Benefit Plan is subject to ongoing audit investigation or other administrative proceeding by the IRS, Department of Labor ("DOL") or any other Governmental Authority and no Benefit Plan is the subject of any pending application for administrative relief or self-correction (when permitted) under any voluntary compliance or correction program of the IRS, DOL or any other Governmental Authority.

   (c) Qualified Plans. Each Benefit Plan intended to be qualified under
Section 401(a) of the Code is identified as such in Section 4.18(c) of the Company Disclosure Schedule and has been the subject of a determination letter from the IRS to the effect that such Benefit Plan and its related trust are qualified and exempt from federal income taxes under Code Section 401(a) and 501(a), respectively. No such determination letter has been revoked nor, to the knowledge of the Company, has the revocation of such termination letter been threatened, nor has any such Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect that could reasonably be expected to adversely affect its qualification or materially increase its costs.

   (d) Absence of Certain Status. No Benefit Plan is, or has ever at any time in the past been, (1) covered by Title IV of ERISA, (2) subject to the minimum funding requirements of Section 412 of the Code, (3) a "multiemployer plan" as defined in Section 3(37) or Section 4001(a)(3) of ERISA or a plan of the type described in Section 4063 of ERISA or Section 413(c) of the Code, or (4) a voluntary employees' beneficiary association within the meaning of Code Section 501(c)(9), and neither the Company nor any Company Subsidiary has ever at any time maintained, contributed to or been required to contribute to any of the plans or arrangements described in the foregoing clauses (1) through (4).

   (e) Absence of Certain Liabilities. To the knowledge of the Company, no Person has engaged in a non-exempt "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility that could reasonably be expected to subject the Company or any Company Subsidiary or any officer of the Company or any Company Subsidiary to tax or penalty under ERISA, the Code or other applicable Law that has not been fully and properly corrected. No civil or criminal action or claim (other than uncontested claims for benefits) is pending or, to the knowledge of the Company, threatened with regard to any Benefit Plan. There are no pending or, to the knowledge of the Company, threatened or anticipated claims against any of the Benefit Plans by any employee, former employee or retiree or beneficiary covered under any Benefit Plan or otherwise related to any Benefit Plan (other than routine claims for benefits).

   (f) Effect of Transaction. Except as set forth in Section 4.18(f) of the Company Disclosure Schedule, the execution and delivery of, and the consummation of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event that will or may (x) result in an increase in the amount of compensation or benefits, or accelerate the vesting or timing of payment of any compensation or benefits, payable to or in respect of any employee or former employee or independent contractor or consultant of the Company or any Company Subsidiary or the beneficiary or dependent of any such employee or former employee or independent contractor or consultant or (y) entitle any such Person to severance pay, additional employment compensation or any other payment, benefit or award.

   (g) Welfare Plans. With respect to any Benefit Plan that is an "employee welfare benefit plan", as defined in Section 3(1) of ERISA, (x) no such Benefit Plan is funded through a "welfare benefit fund," as such term is defined in
Section 419(e) of the Code, (y) each such Benefit Plan that is a "group health plan", as such term is defined in Section 5000(b)(1) of the Code, has been and is in compliance in all material respects with the applicable requirements of
Section 4980B(f) of the Code or applicable state Law and the Health Insurance Portability and Accountability Act of 1996, and (z) each such Benefit Plan (including any such Benefit Plan covering retirees or other former employees) may be amended or terminated without a Material Adverse Effect on the Company. No Benefit Plan provides for medical or other insurance benefits to current or future retired employees or former employees of the Company or a Company Subsidiary or other individual other than as provided in clause (y) above.

   Section 4.19 Compliance with Applicable Laws.

   (a) The Company and each of the Company Subsidiaries has in effect all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its assets and properties and to carry on its business as now conducted and proposed to be conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. To the knowledge of the Company, no Governmental Authority is considering limiting, suspending or revoking any of the Company's or any Company Subsidiary's material Permits. The Company and each of the Company Subsidiaries is in compliance with, has not violated, and has conducted its business so as to comply with, the terms of its Permits and with all applicable Laws and Judgments (including, without limitation, those relating to health and safety, hiring, promotion or pay of employees) of any Governmental Authority, except for such noncompliance, violation and/or conduct that has not and would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

   (b) The Company and each of the Company Subsidiaries is, and has been, in compliance with all applicable Environmental Laws, except where noncompliance would not have a Material Adverse Effect. The term "Environmental Laws" means any federal, state, local or foreign statute, code, ordinance, rule, regulation, policy guideline, permit, consent, approval, license, judgment, order, writ, decree, injunction or other authorization, including the requirement to register underground storage tanks, relating to: (A) emissions, discharges, releases or threatened releases of Hazardous Material (as defined below) into the environment, including into ambient air, soil, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly owned treatment works, septic systems or land; or (B) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material, and including the following statutes and their implementing regulations: the Hazardous Materials Transportation Act, 49 U.S.C. (S) 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. (S) 6901 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. (S) 9601 et seq., the Clean Water Act, 33 U.S.C. (S) 1251 et seq. and the Clean Air Act, 42 U.S.C. (S) 7401 et seq.

   (c) During the period of ownership or operation by the Company and the Company Subsidiaries of any of their respective current or previously owned or leased properties, there have been no material releases by the Company or any Company Subsidiary or, to the knowledge of the Company, any other Person of Hazardous Material in, on, under or affecting such properties or, to the knowledge of the Company, any surrounding site. Prior to the period of ownership or operation by the Company and the Company Subsidiaries of any of their respective current or previously owned or leased properties, to the knowledge of the Company, no material quantity of Hazardous Material was generated, treated, stored, disposed of, used, handled or manufactured at, or transported, shipped or disposed of from, such current or previously owned or leased properties, and there were no material releases of Hazardous Material in, on, under or affecting any such property or any surrounding site. The term "Hazardous Material" means (A) hazardous materials, contaminants, pollutants, constituents, medical wastes, hazardous or infectious wastes and hazardous substances as those terms are defined or regulated under any Environmental Law, (B) petroleum, including crude oil and any fractions thereof, (C) natural gas, synthetic gas and any mixtures thereof, (D) asbestos and/or asbestos-containing material and (E) polychlorinated biphenyls ("PCBs") or materials or fluids containing PCBs in excess of 50 parts per million.

   (d) Neither the Company nor any Company Subsidiary and, to the knowledge of the Company, no director, officer, employee or agent of the Company or any Company Subsidiary, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act.

   Section 4.20 Contracts; Debt Instruments. Section 4.20 of the Company Disclosure Schedule, together with Item 14 of Part IV of the Company 10-K/A, sets forth a true and complete list of each Company Contract, in effect on the date of this Agreement:

   (a) which is required by Rule 601 of SEC Regulation S-K to be filed as an exhibit to an Annual Report on Form 10-K of the Company or which is a Company Contract (i) with respect to the acquisition or disposition of a material amount of assets or properties of the Company or any Company Subsidiary (unless such Company Contract has been fully performed), (ii) that contains a covenant not to compete with the Company or any of the Company Subsidiaries or a covenant by the Company or any of the Company Subsidiaries not to compete with any other Person or (iii) that is with an Affiliate or "associate" (as such term is defined in Rule 12b-2 under the 1934 Act) of the Company,

   (b) with respect to indebtedness for money borrowed (other than trade payables in the ordinary and usual course of business),

   (c) pursuant to which the Company or any of the Company Subsidiaries is licensing any Company Intellectual Property or pursuant to which the Company or any of the Company Subsidiaries is a licensee of Company Intellectual Property of others that is material to the conduct of the business of the Company or any of the Company Subsidiaries,

   (d) which constitutes an employment, consulting, agency or commission agreement to which the Company or any of the Company Subsidiaries is a party or is bound (other than standard forms of any such agreement entered into by the Company or any Company Subsidiary in the ordinary course of business pursuant to applicable Law, copies of which have previously been made available to Parent) and (i) provides for severance payments, termination payments, change-in-control payments or other similar payments, and (ii) is not terminable without liability to the Company and the Company Subsidiaries upon 60 days' or less prior notice to the employee, consultant or agent and (iii) involves unsatisfied or potential obligations of $150,000 or more,

   (e) after giving effect to the transactions contemplated hereby, purports to restrict or bind Parent or any of its Subsidiaries (other than the Surviving Corporation and its Subsidiaries), in any material respect,

   (f) that is a labor union or collective bargaining agreement,

   (g) that is material and the terms of which provide that benefits of such Contract are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature contemplated by this Agreement,

   (h) that is material and with any Governmental Authority (other than Company Contracts providing benefits and subsidies in connection with related programs of the Company or any Company Subsidiary),

   (i) where any party is obligated to make annual payments aggregating $500,000 or more (except for Vendor Contracts),

   (j) which constitute those Vendor Contracts that accounted for the twenty largest vendor accounts in fiscal year 2000,

   (k) which constitutes a franchising, partnership, joint venture or similar agreement,

   (l) pursuant to which the Company or any Company Subsidiary has advanced or loaned to any Person amounts in the aggregate exceeding $50,000, or

   (m) which constitutes any other contractual liability (including, without limitation, any guarantee, surety contract, indemnity agreement or arrangement or similar instrument), obligation or transaction and, in the case of any item referred to in this clause (m), is material to the Company and the Company Subsidiaries or their businesses taken as a whole so that the breach of which could reasonably be expected to have a Material Adverse Effect on the Company.

   The Company Contracts referred to in clauses (a) through (m) of this Section
4.20 are referred to herein as "Company Material Contracts." A true and complete copy of each Company Material Contract has been made available to Parent or its representative. Each Company Material Contract is a valid and legally binding obligation of the Company or the Company Subsidiaries, whichever is applicable, and, to the knowledge of the Company, the other parties thereto; all material obligations required to be performed thereunder by the Company or the Company Subsidiaries, whichever is applicable, have been performed in all material respects, and, to the knowledge of the Company, no other party to any such Company Material Contract is in default in any material respect under the terms thereof. Neither the Company nor any of the Company Subsidiaries has received any notice of termination or of intent to terminate any such Company Material Contract. No event has occurred, and no circumstance or condition exists with respect to the Company, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Company Material Contract,
(B) give any Person the right to declare a default or terminate any Company Material Contract, (C) give any Person the right to receive or require a material rebate, refund, set-off, chargeback, penalty or change in delivery schedule under any Company Material Contract, (D) give any Person the right to accelerate the maturity or performance of any Company Material Contract, or (E) give any Person the right to cancel, terminate or modify any Company Material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

   Section 4.21 Related Transactions. Except as described in the Company 10-K/A, none of (i) any current or former director, officer, or employee of the Company or any Company Subsidiary, (ii) to the knowledge of the Company, any current or former stockholder of the Company, or (iii) to the knowledge of the Company, any Affiliate or "associate" (as that term is defined in Rule 12b-2 under the 1934 Act) of any such person referred to in clause (i) or (ii) (A) has any material interest in any assets or properties (whether real or personal, tangible or intangible) of or used in the business of the Company or any Company Subsidiary (other than as an owner of outstanding securities of the Company), (B) is a party to any Company Contract (other than an employment contract identified in Section 4.21 of the Company Disclosure Schedule or an option agreement entered into pursuant to a Company Stock Plan) or (C) to the Company's knowledge, has any direct or indirect interest of any nature whatever (other than an interest of less than 1% of any class of publicly traded securities) in any Person or business which competes with, conducts any business similar to, has any Contract with (whether as a customer or supplier or otherwise), or is involved in any way with, the Company or any Company Subsidiary.

   Section 4.22 Insurance. The Company has insured by reputable insurers its assets that are of an insurable character against risks of liability, casualty and fire in adequate and customary amounts for its business. The Company has made available to Parent complete and correct copies of all such insurance policies. The Company and the Company Subsidiaries have paid all premiums currently due and neither the Company nor any Company Subsidiary is otherwise in default under any such policy. Except as set forth in Section 4.22 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received and is subject to any notice of cancellation or non-renewal of any such policy. Neither the Company nor any of its Subsidiaries has ever been denied insurance.

   Section 4.23 SEC Documents. Since January 1, 1998, the Company has filed with the SEC all required reports and forms and other documents (the "Company SEC Documents"). As of their respective dates, except as subsequently amended in a Company SEC Document, the Company SEC Documents complied in all material respects with the requirements of the 1933 Act or the 1934 Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and, to the Company's knowledge, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

   Section 4.24 Information Supplied. The information supplied by the Company for inclusion or incorporation in Parent's Registration Statement on Form S-4 or any amendment or supplement thereto pursuant to which shares of Parent Common Stock issuable in the Merger will be registered under the 1933 Act (the "Form S-4 Registration Statement") shall not, at the time the Form S-4 Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the prospectus/proxy statement or any amendment or supplement thereto included in the Form S-4 Registration Statement (the "Prospectus/Proxy Statement") shall not, on the date the Prospectus/Proxy Statement is first mailed to the stockholders of the Company or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For this purpose, any information relating to the Company included or incorporated by reference in any such document will be deemed to have been so supplied for inclusion or incorporation therein if such document was available for review by the Company a reasonable time before such document was filed with the SEC and the Company did not object to or otherwise comment on such information (but the foregoing shall not be the exclusive manner in which it may be established that such information was so supplied by the Company specifically for inclusion or incorporation by reference in the Form S-4 Registration Statement or the Prospectus/Proxy Statement).

   Section 4.25 Financial Advisor. Except for Robertson Stephens, Inc., no broker, finder, investment banker or other intermediary is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of the Company Subsidiaries. The Company has made available to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts may become payable and all indemnification and other agreements related to the engagement of Robertson Stephens, Inc.

   Section 4.26 Option Agreement. The representations and warranties made by the Company to Parent in the Option Agreement (including, without limitation, those set forth in Section 6 of the Option Agreement) are true and correct. Such representations and warranties are hereby incorporated by reference thereto into this Agreement and made a part hereof.

                                   ARTICLE 5
            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

   Parent and Merger Sub represent and warrant to the Company as follows:

   Section 5.1 Organization and Authority.

   (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has full power and authority to carry on its business as currently conducted and to own, lease, use and operate its assets and properties at the places currently located and in the manner currently used and operated; and is duly qualified to transact business, and is in good standing, in each jurisdiction in which the properties owned, leased, used or operated by it or the nature of the business conducted by it requires it to be so qualified, except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, a Material Adverse Effect on Parent. Parent has made available to the Company true and complete copies of the Restated Certificate of Incorporation ("Parent Charter") and Bylaws ("Parent Bylaws"), each as currently in effect, of Parent, which documents constitute all of the constitutive, governing or organizational documents of Parent.

   (b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Parent heretofore has made available to the Company true and complete copies of the certificate of incorporation and bylaws, each as currently in effect, of Merger Sub.

   Section 5.2 Capitalization.

   (a) The authorized capital stock of Parent consists of 2,500,000,000 shares, of which 2,350,000,000 shares are Parent Common Stock and 150,000,000 shares are preferred stock, par value $0.01 per share ("Parent Preferred Stock"). At the close of business April 30, 2001, 363,772,065 shares of Parent Common Stock and no shares of Parent Preferred Stock were issued and outstanding. All shares of Parent Common Stock to be issued as the part of the Merger Consideration in the Merger or upon exercise of Company Stock Options or Company Warrants after the Effective Time have been duly authorized and will be, when issued and delivered in accordance with the provisions of Article 3 or the Company Stock Options or Company Warrants assumed by Parent, as applicable, validly issued, fully paid and nonassessable, will not be issued in violation of any preemptive rights, and will be offered, issued and sold in compliance with all applicable state and federal securities laws and Contracts to which Parent is a party.

   (b) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which 100 shares have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Liens.

   Section 5.3 Authority; Noncontravention. Each of Parent and Merger Sub has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes its valid and binding obligation, enforceable against Parent and Merger Sub in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally, and (ii) the availability of injunctive relief and other equitable remedies. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, (x) the Parent Charter or Parent Bylaws or the certificate of incorporation or bylaws of Merger Sub, (y) any material Contract to which Parent or any of its Subsidiaries is a party, nominee, signatory or beneficiary or to which they, or any of their respective properties or assets, are or may be subject or bound or (z) subject to the governmental filings and other matters referred to in the following sentence, any Judgment or Law applicable to Parent or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (y) or (z), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (A) have a Material Adverse Effect on Parent, (B) impair in any material respect the ability of Parent to perform its obligations under this Agreement or (C) prevent or materially delay the Merger. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Parent, Merger Sub or any of Parent's other Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub, as the case may be, of the transactions contemplated hereby, except for (1) the filing with the FTC and the DOJ of any required premerger notification and report form by Parent under the HSR Act and the expiration or earlier termination of the waiting period under that Act, (2) the filing by Parent of the Form S-4 Registration Statement with the SEC and the declaration by the SEC of the effectiveness of the Form S-4 Registration Statement, (3) the filing of the Articles of Merger with the Secretary of State of the State of Nevada, (4) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (5) such other consents, approvals, orders, authorizations, registrations, declarations and filings, including under (x) the laws of any foreign country in which Parent or any of its Subsidiaries conducts any business or owns any property or assets or (y) the "takeover" laws of various states, the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent or prevent or materially delay the Merger.

   Section 5.4 SEC Documents; Financial Statements. Since January 1, 1998, Parent (together with its predecessor) has filed with the SEC all required reports and forms and other documents (the "Parent SEC Documents"). As of their respective dates, except as subsequently amended in any Parent SEC Document, the Parent SEC Documents complied in all material respects with the requirements of the 1933 Act or the 1934 Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later-filed Parent SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 8-K and Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end adjustments). Except as set forth in the Parent SEC Documents and for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the Parent SEC Documents, neither Parent nor any of its Subsidiaries has any liabilities or obligations other than liabilities or obligations which, individually or in the aggregate, would not result in a Material Adverse Effect on Parent.

   Section 5.5 Legal Proceedings. Except as set forth in the Parent SEC Documents, there is no Legal Proceeding pending and, to the knowledge of Parent, no Person has threatened to commence any Legal Proceeding: (i) that involves Parent or any of its Subsidiaries or any of the assets or properties owned or used by Parent or any of its Subsidiaries which, if determined adversely to Parent, could reasonably be expected to have a Material Adverse Effect on Parent or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement.

   Section 5.6 Compliance with Applicable Laws.

   (a) Each of Parent and its Subsidiaries has in effect all Permits necessary for it to own, lease or operate its assets and properties and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits that would not, individually or in the aggregate, have a Material Adverse Effect on Parent. To the knowledge of Parent, no Governmental Authority is considering limiting, suspending or revoking any of Parent's or its Subsidiaries' Permits. Each of Parent and its Subsidiaries is in compliance with, has not violated, and has conducted its business so as to comply with, the terms of its Permits and with all applicable Laws and Judgments (including, without limitation, those relating to health and safety, hiring, promotion or pay of employees) of any Governmental Authority, except for noncompliance that has not and would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

   (b) Parent and each of its Subsidiaries is, and has been, in compliance in all material respects with all applicable Environmental Laws, except for noncompliance which individually or in the aggregate would not have a Material Adverse Effect on Parent.

   (c) During the period of ownership or operation by Parent and its Subsidiaries of any of their respective current or previously owned or leased properties, there have been no releases of Hazardous Material in, on, under or affecting such properties or, to the knowledge of Parent, any surrounding site, except in each case for those which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Parent. Prior to the period of ownership or operation by Parent and its Subsidiaries of any of their respective current or previously owned or leased properties, to the knowledge of Parent, no Hazardous Material was generated, treated, stored, disposed of, used, handled or manufactured at, or transported, shipped or disposed of from, such current or previously owned or leased properties, and there were no releases of Hazardous Material in, on, under or affecting any such property or any surrounding site, except in each case for those which individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on Parent.

   Section 5.7 Information Supplied. The information supplied by Parent for inclusion or incorporation in the Form S-4 Registration Statement shall not, at the time the Form S-4 Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Prospectus/Proxy Statement shall not, on the date the Prospectus/Proxy Statement is first mailed to the stockholders of the Company or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For this purpose, any information relating to Parent included or incorporated by reference in any such document will be deemed to have been so supplied for inclusion or incorporation therein if such document was available for review by Parent a reasonable time before such document was filed with the SEC and Parent did not object to or otherwise comment on such information (but the foregoing shall not be the exclusive manner in which it may be established that such information was so supplied by Parent specifically for inclusion or incorporation by reference in the Form S-4 Registration Statement or the Prospectus/Proxy Statement).

   Section 5.8 Financial Advisor. No broker, finder, investment banker or other intermediary is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

   Section 5.9 Interim Operations of Merger Sub.

   (a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

   (b) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly through any subsidiary, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

                                   ARTICLE 6
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

   Section 6.1 Conduct of Business by the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall, and shall cause the Company Subsidiaries to, in all material respects, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Laws and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and key employees and preserve their relationships with material customers, suppliers, licensors, licensees, distributors, creditors and others having business dealings with them. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time or until the earlier termination of this Agreement pursuant to its terms, except (i) as contemplated by this Agreement, (ii) as set forth in Section 6.1 of the Company Disclosure Schedule, or (iii) with the prior written consent of Parent (which, from and after the sixtieth (60th) day after the date of this Agreement, shall not be unreasonably withheld), the Company shall not, and shall not permit any of the Company Subsidiaries to:

   (a) (i) declare, set aside or pay (whether in cash, stock, property or otherwise) any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any Company Subsidiary to the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (except as required by the terms of any security as in effect on the date hereof) or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

   (b) other than the issuance of Company Common Stock upon the exercise, conversion or exchange of Company Stock Options or Company Warrants outstanding on the date of this Agreement in accordance with their present terms, (A) issue, deliver, grant, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, grant, sale, award, pledge or other encumbrance (including limitations in voting rights) or authorization of, any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, (B) amend or otherwise modify the terms of any of the Company Stock Options, Company Stock Plans or Company Warrants or (C) accelerate the vesting of any of the Company Stock Options (except to the extent such vesting is automatically accelerated in connection with the Merger);

   (c) amend the Company Charter or Company Bylaws or the certificate of incorporation, bylaws or other constitutive, governing or organizational documents of any Company Subsidiary;

   (d) acquire or agree to acquire (for cash or shares of stock or otherwise)
(i) by merging or consolidating with, or by purchasing a substantial portion of the interests in or assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or (ii) except in the ordinary course of business, any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole;

   (e) mortgage or otherwise encumber or subject to any Lien, or sell, lease, license, exchange or otherwise dispose of, any of its assets or properties, other than pursuant to existing agreements and sales or non-exclusive licensing of inventory in the ordinary course of business consistent with past practice and other than Liens incurred in connection with purchase money indebtedness relating to capital expenditures permitted pursuant to Section 6.1(j) and securing only the tangible assets acquired with such purchase money indebtedness;

   (f) dispose of or subject to any Lien any material Company Intellectual Property, except pursuant to existing agreements or through non-exclusive license agreements granted in the ordinary course of business in connection with the performance of services by the Company or any Company Subsidiary;

   (g) (i) increase the rate or terms of compensation payable or to become payable to any of the Company's or any of the Company Subsidiary's directors, officers or employees, other than usual and customary salary increases to non-management employees and increases required under the present terms of any employment agreements, (ii) except as required by applicable Law, pay or agree to pay any pension, retirement allowance, severance, continuation or termination benefit or other employee benefit not provided for by any existing Benefit Plan or employment agreement listed in the Company Disclosure Schedule,
(iii) establish, adopt or commit itself to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, continuation pay, termination pay, retirement or other employee benefit plan, agreement or arrangement, or amend or modify or increase the rate or benefits under or take any action to accelerate the rights or benefits under any collective bargaining agreement or any employee benefit plan, agreement or arrangement, including the Company Stock Plans and any other Benefit Plan, (iv) enter into any employment, indemnification or consulting agreement with or for the benefit of any Person, other than as required by applicable Law and pursuant to standard forms of agreements that have previously been disclosed to Parent, (v) change the terms of or renew any existing employment agreement or (vi) terminate any Company Stock Plan or take any action thereunder that would result in the early vesting of any Company Stock Option;

   (h) change its fiscal year;

   (i) (i) incur any indebtedness for borrowed money (except pursuant to draw downs under the Revolving Credit Facility) or guarantee any indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, or (ii) make any loans, advances (other than advances to employees in the ordinary course of business consistent with past practice) or capital contributions to, or investments in, any other Person, other than to the Company or any Company Subsidiary;

   (j) make or agree to make any capital expenditures in excess of $250,000;

   (k) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, controversy or Legal Proceeding relating to Taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ended December 31, 1999, except as may be required by applicable Law;

   (l) settle any litigation involving the Company or any of its directors or officers for an amount in excess of $500,000, or settle any such litigation for consideration other than cash or Company Common Stock.

   (m) (i) make any amendment or modification to any Company Material Contract that is materially less favorable to the Company, (ii) renew any Company Material Contract on terms materially less favorable to the Company or (iii) terminate any Company Material Contract or waive, release or assign any material rights or claims thereunder;

   (n) form any Subsidiary or acquire any capital, equity, participation or other interest in any Person; or

   (o) authorize any of, or commit or agree to take any of, the foregoing actions.

   Section 6.2 Redemption Rights. The Company shall redeem all outstanding Rights (as defined in the Rights Agreement) in accordance with the applicable provisions of the Rights Agreement, or otherwise terminate or render ineffective such Rights with respect to this Agreement, the Merger, the Voting Agreement, and the Option Agreement or any exercise thereof, prior to the Closing Date.

   Section 6.3 Other Actions. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except as contemplated by this Agreement, the Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, voluntarily take any action that would, or that could reasonably be expected to, result in any of the representations or warranties of such party set forth in this Agreement becoming untrue in any material respect or any of the conditions to the Merger set forth in Article 8 not being satisfied.

   Section 6.4 Notice of Certain Events. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, each of the Company and Parent shall promptly notify the other in writing of: (i) the discovery by such party of any event, condition, fact or circumstance that causes any of the representations or warranties made by such party in this Agreement to be untrue in any material respect; (ii) any material breach of any covenant or obligation of such party in this Agreement; (iii) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article 8 impossible or unlikely; and (iv) the occurrence of any event, condition, fact or circumstance which has had, or which insofar as can reasonably be foreseen is likely to have, a Material Adverse Effect on such party. No notification given to Parent or the Company pursuant to this Section
6.4 shall (x) affect any of the representations, warranties, covenants or obligations of the notifying party or the conditions to the obligations of the parties contained in this Agreement or (y) limit or otherwise affect the remedies available to the other party hereunder.

   Section 6.5 No Solicitation

   (a) Subject to Section 6.5(c), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not, nor shall it permit any of the Company Subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor, representative or agent of, the Company or any of the Company Subsidiaries to, directly or indirectly, (x) solicit or initiate, or encourage the submission of, any Takeover Proposal, (y) enter into any agreement with respect to any Takeover Proposal or (z) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or amend or grant any waiver or release of any standstill agreement. For purposes of this Agreement, "Takeover Proposal" means any proposal other than the Merger (whether or not in writing and whether or not delivered to stockholders of the Company generally) regarding (i) a merger, consolidation, purchase of 20% or more of the assets of the Company (or of assets which generated 20% or more of the revenue or cash flows from operating activities of the Company for the fiscal quarter immediately preceding the Company's receipt, or the public announcement, of such proposal) or other business combination or similar transaction involving the Company, (ii) the acquisition from the Company, in any manner, directly or indirectly, of any equity interest in or any voting securities of the Company which constitute 20% or more of the applicable class of such equity interests or voting securities,
(iii) any tender or exchange offer which, if consummated, would result in the acquisition by any Person or "group" (as defined under Section 13(d) of the 1934 Act and the rules and regulations thereunder) of beneficial ownership of 20% or more of the then outstanding shares of Company Common Stock or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. Neither the Company nor any of the Company Subsidiaries shall, directly or indirectly, release any third party from any confidentiality agreement. Nothing in this Section 6.5 shall prevent the Company or its board of directors from complying with Rule 14e-2 under the 1934 Act with respect to a Takeover Proposal.

   (b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall promptly advise Parent orally and in writing of any request for information or of any Takeover Proposal, or any inquiry with respect to or which could reasonably be expected to lead to any Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the Person making any such request, Takeover Proposal or inquiry. The Company shall keep Parent informed, in all material respects, of the status and details of any such request, Takeover Proposal or inquiry. Any information provided to Parent by the Company in accordance with this Section 6.5(b) shall be subject to the terms of the Confidentiality Agreement.

   (c) Notwithstanding Section 6.5(a), the Company may participate in discussions or negotiations with, afford access to the properties, books, records, officers, employees and representatives of the Company and provide non-public information to a third party who, on an unsolicited basis after the date of this Agreement, has delivered to the Company in writing a Takeover Proposal which the board of directors of the Company reasonably determines in good faith (after consultation with its independent financial advisor) constitutes a Superior Proposal, provided that the Company enters into a non-disclosure agreement with such third party on terms regarding the protection of confidential information that are at least as restrictive as those contained in the Confidentiality Agreement. A "Superior Proposal" is a Takeover Proposal:

     (i) which would result in the Company's shareholders receiving consideration per share of Company Common Stock (valuing non-cash consideration at its fair market value as determined in good faith by the board of directors of the Company after consultation with its independent financial advisor) that is superior from a financial point of view to the Merger Consideration per share of Company Common Stock; (ii) which is not subject to a financing contingency; and (iii) which is made by a Person which the board of directors of the Company reasonably determines in good faith (after consultation with its independent financial advisor) has the financial resources necessary to carry out the transaction.

   (d) The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties (other than Parent and Merger Sub) conducted prior to the date of this Agreement with respect to any of the foregoing.

   Section 6.6 Contract Consents. The Company shall use commercially reasonable efforts to, prior to the Effective Time, deliver all notices required to be delivered, and obtain all consents required to be obtained, in connection with the consummation of the Merger under the terms of any Company Material Contract; provided that the Company shall not be required to pay any consideration in connection therewith.

   Section 6.7 Additional Insurance. Parent may give written notice to the Company, at any time prior to the Company Stockholders Meeting, directing the Company to obtain additional insurance, covering the Company and its directors and officers, in respect of any litigation then pending against the Company. Such notice shall specify (i) any litigation for which such additional insurance is to be obtained; and (ii) the amount of the policy; provided, that such policy amount shall not exceed $10 million and the premium therefor shall not exceed $200,000. Upon receipt of such notice, the Company shall promptly obtain such insurance; provided, however, that Parent shall promptly reimburse the Company for the amount of such premium if this Agreement is subsequently terminated.

   Section 6.8 Ashton Settlement. The Company intends to enter into a settlement agreement with Alan C. and Karen Ashton (the "Ashtons") pursuant to which the Company will agree to pay to the Ashtons an amount (the "Ashton Settlement Amount") in cash on or about the Closing Date. Parent consents to the Company's entering into such agreement; provided that (i) the Ashton Settlement Amount does not exceed $5,100,000, (ii) the agreement includes a full and unconditional release by the Ashtons of any and all claims, liabilities and causes of action of any kind or nature that the Ashtons have or may have against the Company or any of its affiliates, control persons, officers, directors, shareholders, employees, agents or representatives, and
(iii) the form and content of the agreement and any other agreements entered into in connection therewith are reasonably acceptable to Parent (it being agreed that the draft form of agreement provided to Parent on May 11,

2001 is acceptable to Parent). The Company shall book the full amount of the Ashton Settlement Amount as a liability and create an appropriate reserve therefore in accordance with GAAP prior to the Effective Time. At or immediately prior to the Effective Time, Parent shall advance immediately available funds to or on behalf of the Company in an amount equal to the Ashton Settlement Amount; provided that (A) such funds are applied to the payment of the Ashton Settlement Amount pursuant to the settlement agreement, and (B) the Company has theretofore complied with all of its obligations under this Section 6.8.

   Section 6.9 Company Employees. If any person that, as of the Closing Date, has been continuously employed by the Company or any Significant Subsidiary as a full time employee for at least a year is terminated after the Effective Time for any reason other than "For Cause" prior to the first anniversary of the Closing Date, then the Surviving Corporation shall pay to such employee a cash severance payment in an amount equal to the base compensation amount being paid to such employee at the time of termination for the greater of (i) two weeks for each year of continuous service as a full time employee of the Company or any of its Subsidiaries (including all service prior to the Closing Date) and
(ii) ninety (90) days. Termination shall be "For Cause" if (i) the employee in question has engaged in illegal or other wrongful conduct detrimental to the business or reputation of the Surviving Corporation or any Subsidiary or Affiliate of the Surviving Corporation, or is charged with or convicted of a felony; (ii) such employee refuses or fails to act in accordance with any reasonable direction or order of the employee's supervisor or any officer of the Surviving Corporation; or (iii) the employee has engaged in any fraud, embezzlement, misappropriation or similar conduct against the Surviving Corporation or any of its Subsidiaries or Affiliates. The provisions of this
Section 6.9 shall not apply to any officer of the Company that has an employment contract with the Company or any of its Subsidiaries or with the Surviving Corporation or Parent.

                                   ARTICLE 7
                             ADDITIONAL AGREEMENTS

   Section 7.1 Preparation of Form S-4 and Proxy Solicitation; Other Filings; Company Stockholders Meeting.

   (a) Parent shall use its reasonable best efforts to file the Form S-4 Registration Statement with the SEC within 15 Business Days after the date of this Agreement. The Company shall cooperate with Parent in the preparation of the Prospectus/Proxy Statement, which shall form part of the Form S-4 Registration Statement. Without limiting the generality of the foregoing, the Company shall furnish Parent with all information concerning the Company and the Company Subsidiaries as may be required in connection with the preparation of the Form S-4 Registration Statement. As promptly as reasonably practicable after the date of this Agreement, Parent shall prepare and file any other filings required under the 1934 Act, the 1933 Act or any other Federal or state "blue sky" laws relating to the Merger and the other transactions contemplated by this Agreement (together with all amendments thereto, the "Other Filings"). The Company shall cooperate with Parent in the preparation and filing of the Other Filings. Each of Parent and the Company will notify the other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Form S-4 Registration Statement, the Prospectus/Proxy Statement or any Other Filing or for additional information and will supply the other with copies of all correspondence between such company or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the Form S-4 Registration Statement, the Prospectus/Proxy Statement or any Other Filing. Each of Parent and the Company shall use all reasonable efforts to cause the Form S-4 Registration Statement to become effective as promptly as reasonably practicable, and to cause to be taken all action necessary under any applicable Federal or state "blue sky" laws in connection with the issuance of shares of Parent Common Stock in connection with the Merger and the transactions contemplated by this Agreement. The Company authorizes Parent to utilize in the Form S-4 Registration Statement (including the Prospectus/Proxy Statement) and in any Other Filing the information concerning the Company and the Company Subsidiaries provided to the Parent in connection with the preparation of the foregoing documents. Parent will promptly advise the Company when the Form S-4

Registration Statement becomes effective and of any supplements or amendments thereto, and the Company shall not distribute any written material that would constitute a "prospectus" relating to the Merger or the Parent Common Stock within the meaning of the 1933 Act or any state securities law without the prior written consent of Parent, which consent shall not be unreasonably withheld. As promptly as reasonably practicable after the Form S-4 Registration Statement has been declared effective by the SEC, the Company shall mail the Prospectus/Proxy Statement to its stockholders and solicit such stockholders' proxy to vote in favor of this Agreement and the Merger at a Company Stockholders Meeting called for such purpose. The Company shall use its reasonable best efforts to solicit such proxies from its stockholders, and shall take all other action necessary or advisable to secure the Company Stockholders Approval, by June 30, 2001, or as soon thereafter as practicable and in any event within 25 business days after the mailing of the Prospectus/Proxy Statement to the stockholders of the Company. Parent will cooperate with the Company in the mailing of the Prospects/Proxy Statement.

   (b) The Company agrees promptly to advise Parent if at any time prior to the Effective Time any information concerning the Company or any of the Company Subsidiaries that is included (or incorporated by reference) in the Prospectus/Proxy Statement is or has become incorrect or incomplete in any material respect, and to provide Parent with the information needed to correct such inaccuracy or omission. The Company will furnish Parent with such supplemental information as may be necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to the Company and the Company Subsidiaries, to comply in all material respects with applicable law after the mailing thereof to the stockholders of the Company. Parent agrees promptly to advise the Company if at any time prior to the Effective Time any information concerning Parent that is included (or incorporated by reference) in the Prospectus/Proxy Statement is or has become incorrect or incomplete in any material respect, and to provide the Company with the information needed to correct such inaccuracy or omission. Parent will furnish the Company with such supplemental information as may be necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to Parent, to comply in all material respects with applicable law after the mailing thereof to the stockholders of the Company.

   (c) In addition to the foregoing, the Company will take all action necessary in accordance with the Nevada Corporation Law and the Company Charter and Company Bylaws to convene a Company Stockholders Meeting for the purpose of obtaining the Company Stockholder Approval for this Agreement and the Merger. The Company shall use its reasonable efforts to solicit such proxies from its stockholders, and shall take all other action necessary or advisable to secure such approval of the Company's stockholders and, through its board of directors, shall recommend to its stockholders that they grant such approval; provided, however, that the board of directors of the Company shall be permitted to withdraw or modify its recommendation to the Company's stockholders in a manner adverse to Parent if, but only if, (i) the board of directors determines in good faith by a majority vote, based on the advice of the Company's outside counsel, that it must take such action to comply with its fiduciary obligations under applicable Law and (ii) the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action and describing its reasons for taking such action (such notice to be delivered not less than two Business Days prior to the time such action is taken). Unless this Agreement is previously terminated in accordance with
Article 9, however, nothing contained herein shall affect the obligation of the Company to submit this Agreement and the Merger for the consideration and vote of the Company's stockholders at a Company Stockholders Meeting, even if the board of directors of the Company determines at any time after the date hereof that the Merger is no longer advisable or recommends that the Company's stockholders reject the Merger.

   Section 7.2 Access to Information.

   (a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries to, (a) afford to Parent, and to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent ("Parent Representatives"), reasonable access to all of their respective properties, books, contracts, commitments, personnel and records during normal business hours and (b) provide Parent and Parent Representatives with such information concerning the business, properties and assets of the Company and the Company Subsidiaries as Parent or any Parent Representative may reasonably request. Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall provide to Parent copies of:

     (i) all unaudited monthly financial statements prepared by the Company;

     (ii) any written materials or communication sent by or on behalf of the Company to its stockholders;

     (iii) any material notice, document or other communications sent by or on behalf of the Company or any of the Company Subsidiaries to any party to a Company Material Contract; and

     (iv) any material notice, report or other document received by the Company or any of the Company Subsidiaries from, or any notice, report or other document filed by the Company or any of the Company Subsidiaries with, any Governmental Authority.

   (b) Parent will hold, and will cause its Parent Representatives to hold, any confidential information obtained pursuant to this Section 7.2 confidential in accordance with the provisions of the Confidentiality Agreement.

   Section 7.3 Appropriate Actions; Consents; Filings.

   (a) Subject to Section 7.3(b), each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the making of all necessary notices to and registrations and filings with Governmental Authorities and other third parties (including making any required filings and thereafter making any other required submissions under the HSR Act with respect to the transactions contemplated herein), (ii) the obtaining of all necessary actions or nonactions, consents, approvals or waivers from Governmental Authorities and other third parties (including parties to Company Material Contracts); provided that neither party shall be required to pay any consideration in connection with obtaining any third party consents, (iii) the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, (v) the defending of any Legal Proceedings challenging this Agreement or the transactions contemplated hereby, including the using of all commercially reasonable efforts necessary to lift, rescind or mitigate the effect of any injunction or restraining order or other order adversely affecting the ability of any party hereto to consummate the transactions contemplated hereby, (vi) the using of all commercially reasonable efforts to fulfill all conditions to the obligations of Parent, Merger Sub or the Company pursuant to this Agreement; provided that neither party shall be required to pay any consideration in connection with obtaining any third party consents, and (vii) the using of all reasonable efforts to prevent, with respect to a threatened or pending temporary, preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order, the entry, enactment or promulgation thereof, as the case may be. In connection with and without limiting the foregoing, the Company and the members of its board of directors shall (i) grant such approvals and take all such other actions as may be necessary so that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, grant such approvals and take all such other actions as may be necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to eliminate or minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

   (b) Notwithstanding anything to the contrary contained in this Agreement (including Section 7.3(a)), none of Parent, Merger Sub or the Company shall be obligated to take any action pursuant to the foregoing if the taking of such action or the obtaining of any waiver, consent, approval or exemption is reasonably likely to result in Parent or the Company, as applicable, being obligated: (A) to dispose of or transfer, or to cause any of its Subsidiaries to dispose of or to transfer, any of its assets or properties, (B) to discontinue, or cause any of its Subsidiaries to discontinue, offering any product or service, (C) to license or otherwise make available to any Person any intellectual property owned or held by such party or any of its Subsidiaries; (D) to make, or cause any of its Subsidiaries to make, any commitment (to any Governmental Authority or otherwise) regarding its future operations; (E) to commit the Surviving Corporation or any of its Subsidiaries to take any action referred to in clauses (A) to (D) above; or (F) to take such other action as would impact in a manner materially adverse to Parent the economic or business benefits of the transactions contemplated by this Agreement.

   Section 7.4 Conveyance Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time. All of such taxes and expenses shall be borne by Parent.

   Section 7.5 Indemnification of the Company's Directors, Officers, Employees.

   (a) The certificate of incorporation and the bylaws of the Surviving Corporation shall contain provisions with respect to indemnification and exculpation from liability substantially identical to those set forth in the Company Charter and the Company Bylaws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals (the "Indemnified Parties") who on or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by Law.

   (b) For a period of three years after the Effective Time, Parent shall cause the Surviving Corporation to cause to be maintained in effect the current policy of directors' and officer's insurance maintained by the Company for events occurring at or prior to the Effective Time (provided that the Surviving Corporation may substitute therefor one or more policies that are no less favorable than such current policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage); provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 7.5(b) more than an amount equal to 200% of the current annual premiums paid by the Company for such insurance, but in such case shall purchase as much coverage as possible for such amount.

   (c) If the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provisions shall be made so that the successors of the Surviving Corporation shall assume the obligations set forth in this Section 7.5. This Section 7.5 is intended to benefit, and shall be enforceable by, the Indemnified Parties and their respective heirs, personal representatives, successor and assigns and shall survive the consummation of the Merger.

   Section 7.6 Letter of Accountants. The Company shall use its reasonable efforts to cause to be delivered to Parent a "comfort" letter of Arthur Andersen LLP, the Company's independent public accountants, dated and delivered on a date within two business days before the date on which the Prospectus/Proxy Statement is mailed, addressed to Parent, in form and substance reasonably satisfactory to Parent and reasonably customary in scope and substance for letters delivered by independent public accountants in similar circumstances.

   Section 7.7 Fees and Expenses. Except as provided in Sections 6.7, 7.4 and 9.5(b), whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

   Section 7.8 Public Announcements. Parent and Merger Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or court process.

   Section 7.9 Rule 145 Affiliates. Prior to the Closing Date, Company shall deliver to Parent a letter identifying all Persons who are, at the time this Agreement and the Merger are submitted for approval to Company's stockholders, "affiliates" of the Company for purposes of Rule 145 under the 1933 Act. The Company shall use its reasonable best efforts to cause each such Person to execute and deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit A.

   Section 7.10 Tax Matters.

   (a) The Merger is intended to be constituted as a "reorganization" within the meaning of Section 368(a) of the Code, and the parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Treasury Regulation (S)1.368-2(g).

   (b) Neither Parent, Merger Sub nor the Company shall (except as specifically contemplated by this Agreement) directly or indirectly take, or fail to take, any action that, whether before or after the Merger, could reasonably be expected to (i) prevent it from providing the representations required of it in connection with obtaining the opinions specified in Section 8.2(h) or 8.3(f), as applicable or (ii) adversely affect the intended tax treatment of the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

   Section 7.11 Certificates and Other Deliveries.

   (a) On or prior to the Closing Date, the Company shall have delivered, or caused to be delivered, to Parent (i) certificates of good standing from the Secretary of State of the State of Nevada stating that the Company and the Significant Subsidiaries are validly existing corporations in good standing in such State and certificates from the Secretary of State of the State of Arizona stating that the Company and the Significant Subsidiaries are qualified to do business in such State; (ii) duly adopted resolutions of the board of directors of the Company (A) approving the Company's execution, delivery and performance of this Agreement and the other agreements and instruments contemplated hereby, and (B) determining that the Merger is in the best interests of the Company and its stockholders, and recommending to the Company's stockholders that they approve this Agreement and the Merger certified by the Secretary of the Company; and (iii) a true and complete copy of the certificate of incorporation or comparable governing instruments, as amended, of the Company and the Company Subsidiaries certified by the Secretary of the state of incorporation or comparable authority in other jurisdictions, and a true and complete copy of the bylaws or comparable governing instruments, as amended, of the Company and each Company Subsidiary certified by the Secretary of the Company and of each Company Subsidiary, as applicable.

   (b) On or prior to the Closing Date, Parent shall have delivered, or caused to be delivered, to the Company (i) a good standing certificate from the Secretary of State of Delaware stating that Parent is a validly existing corporation together with a certificate of good standing from the Secretary of State of Delaware stating that Merger Sub is a validly existing corporation in good standing; (ii) duly adopted resolutions of the board of directors of Parent and of Merger Sub, approving the execution, delivery and performance of this Agreement and the other agreements and instruments contemplated hereby, each certified by the Secretary or the Assistant Secretary of Parent or Merger Sub, as applicable; (iii) a true and complete copy of the certificate of incorporation of each of Parent and Merger Sub, certified by the Secretary of State of the State of state of its incorporation; and (iv) a true and complete copy of Parent's bylaws and Merger Sub's bylaws, each certified by the Secretary or Assistant Secretary of Parent or Merger Sub, as applicable.

                                   ARTICLE 8
                              CONDITIONS PRECEDENT

   Section 8.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver, to the extent permitted by applicable Law, on or prior to the Closing Date of each of the following conditions:

     (a) Stockholder Approvals. The Company Stockholders Approval shall have been obtained and be in full force and effect.

     (b) No Injunctions or Restraints. No Law, Judgment, temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger on the terms contemplated hereby shall be in effect.

     (c) HSR Act. Any required waiting period (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     (d) Form S-4 Registration Statement. The Form S-4 Registration Statement shall have been declared effective by the SEC under the 1933 Act. No stop order suspending the effectiveness of the Form S-4 Registration Statement shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC.

   Section 8.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and consummate the transactions contemplated hereby are also subject to the satisfaction or waiver by Parent (provided that the condition set forth in Section 8.2(h) shall not be waivable), to the extent permitted by applicable law, on or prior to the Closing Date of each of the following conditions:

     (a) Accuracy of Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

     (b) Performance of Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Parent shall have received a certificate of the Chief Executive Officer of the Company to such effect.

     (c) No Adverse Enactments. There shall not have been any action taken, or any Law or Judgment enacted, promulgated, entered, issued, enforced or deemed applicable, by any foreign or United States federal, state or local Governmental Authority, and there shall be no pending Legal Proceeding by any Governmental Authority, which (i) makes or is reasonably likely to make this Agreement, the Merger or any of the other transactions contemplated by this Agreement illegal, (ii) imposes or is reasonably likely to result in the imposition of material damages or penalties on the Company, Parent or Merger Sub by reason of the consummation of any of the transactions contemplated by this Agreement, (iii) prohibits or materially limits or is reasonably likely to result in the prohibition of or imposition of material limitations on the ownership or operation by the Company, any Company Subsidiary, Parent or any Subsidiary of Parent of any material portion of the business or assets of the Company, any Company Subsidiary, Parent or any Subsidiary of Parent or requires or is reasonably likely to require the Company, any Company Subsidiary, Parent or any Subsidiary of Parent to dispose of or hold separate any material portion of the business or assets of the Company, any Company Subsidiary, Parent or any Subsidiary of Parent as a result of the Merger or any of the other transactions contemplated by this Agreement, (iv) imposes or is reasonably likely to result in the imposition of material limitations on the ability of Parent or Merger Sub to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation, (v) prohibits or is reasonably likely to result in the prohibition of Parent from effectively controlling in any material respect the business or operations of the Surviving Corporation or any of its Subsidiaries, or requires or is reasonably likely to require the Company, any Company Subsidiary, Parent or any Subsidiary of Parent to cease or refrain from engaging in any material business if the Merger is consummated, or (vi) after giving effect to the Merger, is reasonably likely to have a Material Adverse Effect on Parent or the Surviving Corporation.

     (d) Dissenters' Rights. The Company shall not have received pursuant to
  Section 92A.440 of the Nevada Corporation Law any perfected demands for payment in connection with the Merger with respect to more than 5% of the outstanding shares of Company Common Stock, which demands shall continue to be in effect as of the Effective Time.

     (e) Consents and Approvals. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that such notices to and licenses, permits, consents, approvals, authorization and orders of Governmental Authorities as are required in connection with the consummation of the transactions hereby (collectively, "Company Approvals"), have been made or obtained by the Company and are in full force and effect, without the imposition of any limitations, prohibitions or requirements of the type referred to in Section 7.3(b), other than those Company Approvals which, if not made or obtained, would not, either individually or in the aggregate, (A) result in the imposition of any limitations, prohibitions or requirements of the type referred to in
  Section 7.3(b), or (B) have, after the Effective Time, a Material Adverse Effect on Parent or a Material Adverse Effect on the Company.

     (f) No Material Adverse Change. From and including the date hereof, there shall not have occurred or arisen any event, violation, inaccuracy, circumstance or other matter which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company.

     (g) Opinion of Counsel. Parent shall have received an opinion of Greenberg Traurig, counsel to the Company, and/or other counsel reasonably acceptable to Parent, substantially in the form of Exhibit B.

     (h) Tax Opinion. Parent shall have received an opinion from Baker Botts L.L.P., dated the Closing Date, to the effect that the Merger will qualify for federal income tax purposes as a "reorganization" within the meaning of
  Section 368 of the Code and that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368 of the Code. In rendering such opinion such counsel shall be entitled to rely upon customary representations of officers of Parent, Merger Sub and the Company and make customary assumptions and qualifications.

     (i) Rights. All outstanding Rights (as defined in the Rights Agreement) shall have been redeemed, terminated or otherwise rendered ineffective to the extent required by Section 6.2.

   Section 8.3 Additional Conditions to Obligations of Company. The obligation of the Company to effect the Merger and consummate the transactions contemplated hereby are also subject to the satisfaction or waiver (provided that the condition provided in Section 8.3(f) shall not be waivable) by the Company, to the extent permitted by applicable law, on or prior to the Closing Date of each of the following conditions:

     (a) Accuracy of Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer (or the President) or the Chief Financial Officer of Parent to such effect.

     (b) Performance of Agreements and Covenants. P rent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate of the Chief Executive Officer (or the President) or the Chief Financial Officer of Parent to such effect.

     (c) No Adverse Enactments. There shall not have been any action taken, or any Law or Judgment enacted, promulgated, entered, issued, enforced or deemed applicable, by any foreign or United States federal, state or local Governmental Authority, and there shall be no pending Legal Proceeding by any Governmental Authority, which (i) makes or is reasonably likely to make this Agreement, the Merger or any of the other transactions contemplated by this Agreement illegal, (ii) imposes or is reasonably likely to result in the imposition of material damages or penalties on the Company, Parent or Merger Sub, by reason of the consummation of any of the transactions contemplated by this Agreement, that are material in relation to Parent and its Subsidiaries taken as a whole (determined after giving effect to the Merger), (iii) prohibits or materially limits or is reasonably likely to prohibit or impose material limitations on the ownership or operation by Parent or any Subsidiary of any material portion of the business or assets of Parent or any Subsidiary (determined after giving effect to the Merger) or compels or may compel Parent or any Subsidiary to dispose of or hold separate any material portion of the business or assets of Parent or such Subsidiary (determined after giving effect to the Merger), as a result of the Merger or any of the other transactions contemplated by this Agreement, or (iv) otherwise is reasonably likely to have a Material Adverse Effect on Parent (determined after giving effect to the Merger).

     (d) No Material Adverse Change. From and including the date hereof, there shall not have occurred or arisen any event, violation, inaccuracy, circumstance or other matter which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Parent.

     (e) Opinion of Counsel. The Company shall have received an opinion of Baker Botts L.L.P., counsel to Parent, and/or other counsel reasonably acceptable to the Company, substantially in the form of Exhibit C.

     (f) Tax Opinion. The Company shall have received an opinion from Greenberg Traurig, LLP, dated the Closing Date, to the effect that the Merger will qualify for federal income tax purposes as a "reorganization" within the meaning of Section 368 of the Code and that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368 of the Code. In rendering such opinion such counsel shall be entitled to rely upon customary representations of officers of Parent, Merger Sub and the Company and make customary assumptions and qualifications.

                                   ARTICLE 9
                       TERMINATION, AMENDMENT AND WAIVER

   Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholders Approval has been obtained:

     (a) by mutual written consent of Parent and the Company, or

     (b) by either Parent or the Company, if the Merger shall not have occurred by September 30, 2001 (the "Reference Date"); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Merger to occur on or before the Reference Date and such action or failure to act constitutes a breach of this Agreement; or

     (c) by either Parent or the Company, if any court or other Governmental Authority of competent jurisdiction shall have issued an injunction or order permanently enjoining, restraining or prohibiting the Merger and such injunction or order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party who is in breach of his obligation, pursuant to Section 7.3(a), to use commercially reasonable efforts to lift or rescind any such injunction or order before it became final and nonappealable.

      (d) by Parent, in the event of a breach by the Company of any of its representations, warranties, covenants or other agreements contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 8.2(a) or 8.2(b) and (B) cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach or, if earlier, by the Reference Date (provided that Parent is not then in breach of any of its representations, warranties, covenants or other agreements contained in this Agreement which would give rise to the failure of a condition set forth in Section 8.3(a) or 8.3(b)); or

      (e) by the Company, in the event of a breach by Parent of any of its representations, warranties, covenants or other agreements contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 8.3(a) or 8.3(b) and (B) cannot be or has not been cured within 30 days after the giving of written notice to Parent of such breach or, if earlier, by the Reference Date (provided that the Company is not then in breach of any of its representations, warranties, covenants or other agreements contained in this Agreement which would give rise to the failure of a condition set forth in Section 8.2(a) or 8.2(b)); or

      (f) by Parent, if (i) after the date of this Agreement, the Company receives, or a public announcement is made of, a Takeover Proposal and (ii)
  (A) the Company breaches its obligation under Section 7.1(c) to submit this Agreement and the Merger to the Company's stockholders for their consideration and vote at a Company Stockholders Meeting; (B) the board of directors of the Company withholds, withdraws or modifies in any manner adverse to Parent its recommendation to the stockholders of the Company that they vote in favor of approval of this Agreement and the Merger; or
  (C) the Company Stockholders Meeting (including any adjournments thereof) shall have been held and completed and the required Company Stockholders Approval shall not have been obtained with respect to this Agreement and the Merger.

      (g) By the Company, if (i) after the date of this Agreement, the Company receives, or a public announcement is made of, a Takeover Proposal and (ii) the Company Stockholders Meeting (including any adjournments thereof) shall have been held and completed and the required Company Stockholders Approval shall not have been obtained with respect to this Agreement and the Merger and (iii) the Company has paid to Parent the Liquidated Damages Payment and the Expense Reimbursement Payment.

      (h) By either Parent or the Company, if (i) after the date of this Agreement and prior to the Company Stockholders Meeting, the Company has not received, and a public announcement has not been made of, a Takeover Proposal, and (ii) the Company Stockholders Meeting (including any adjournments thereof) shall have been held and completed and the required Company Stockholders Approval shall not have been obtained with respect to this Agreement and the Merger.

   Section 9.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers or directors, except that each of (i) Section 7.2(b),
Section 7.7, Section 7.8, this Section 9.2, Section 9.5 and Article 11 (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful and material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

   Section 9.3 Amendment. This Agreement may be amended prior to the Effective Time by the parties at any time before or after the Company Stockholders Approval is obtained; provided, however, that after such Company Stockholders Approval is obtained there shall not be made any amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

   Section 9.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 9.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing, signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

   Section 9.5 Termination Fee.

   (a) If this Agreement is terminated by Parent pursuant to Section 9.1(f), then the Company shall pay to Parent liquidated damages in the amount of $1,940,000 (the "Liquidated Damages Payment").

    (b) If this Agreement is terminated by Parent pursuant to Section 9.1(d) or 9.1(f), then, in addition to the Liquidated Damages Payment, the Company shall reimburse Parent for one-half (up to an aggregate of $500,000) of (i) those expenses, other than attorneys' and accountants' fees and expenses, incurred by Parent in connection with printing the Form S-4 Registration Statement and the Prospectus/Proxy Statement and the mailing of the Prospectus/Proxy Statement, and (ii) the filing fee incurred in connection with any required filing of the premerger notification and report form pursuant to the HSR Act (collectively, the "Expense Reimbursement Payment").

   (c) Any Liquidated Damages Payment or Expense Reimbursement Payment owed by the Company to Parent pursuant to Section 9.5(a) or (b) shall be paid within two Business Days after the termination of this Agreement, and shall be in lieu of other damages or expenses incurred in the event of breach of this Agreement. Any such payment shall be made by wire transfer of immediately available funds to an account designated by Parent. If the Company fails to timely pay any Liquidated Damages Payment or Expense Reimbursement Payment due to Parent hereunder, the Company shall pay all costs and expenses (including the legal costs and expenses) incurred by Parent in connection with any action, including the prosecution of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of such payment at the rate of 10% per annum from the date such payment is required to be paid to the date it is paid in full.

   Section 9.6 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 9.1, an amendment of this Agreement pursuant to Section 9.3 or an extension or waiver pursuant to Section
9.4 shall, in order to be effective, require in the case of Parent, Merger Sub or the Company, action by its board of directors, acting by the affirmative vote of a majority of the members of the entire board of directors.

                                   ARTICLE 10
                               GENERAL PROVISIONS

   Section 10.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

    if to Parent or Merger Sub, to:

    Gemstar-TV Guide International, Inc.
    135 North Los Robles Avenue, Suite 800
    Pasadena, California 91101
    Attention: Chief Executive Officer
    Fax: 626-792-0257

     with a copy to:

    Baker Botts L.L.P.
    599 Lexington Avenue
    New York, New York 10022
    Attention: Robert W. Murray Jr.
    Fax: 212-705-5125

    if to the Company, to:

    SkyMall, Inc.
    1520 E. Pima Street
    Phoenix, AZ 85034
    Attention: Chief Executive Officer
    Fax: 602-724-2849

    with a copy to:

    Greenberg Traurig, LLP
    2375 East Camelback Road, Suite 700
    Phoenix, AZ 85016
    Attention: Bruce E. Macdonough
    Fax: 602-445-8618

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if delivered prior to 5 p.m. on a Business Day, in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

   Section 10.2 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

   Section 10.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

   Section 10.4 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

   Section 10.5 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this agreement or the transactions contemplated hereby.

   Section 10.6 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except for Section 7.5, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

   Section 10.7 Entire Agreement. This Agreement, together with the Confidentiality Agreement and the other agreements contemplated hereby, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

   Section 10.8 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

   Section 10.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

   Section 10.10 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that each party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

   Section 10.11 Schedules. The Company has set forth information in the Company Disclosure Schedule in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of the Company Disclosure Schedule need not be set forth in any other section of the Company Disclosure Schedule so long as its relevance to the latter section of the Company Disclosure Schedule or section of the Agreement is apparent on the face of the information disclosed in the Company Disclosure Schedule or reasonably ascertainable by Parent from such information. The fact that any item of information is disclosed in the Company Disclosure Schedule to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

                  [Reminder of page intentionally left blank]

   The parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          GEMSTAR-TV GUIDE INTERNATIONAL, INC.

                                             /s/ Henry Yuen
                                        By: ___________________________________
                                            Name: Henry Yuen
                                            Title: Chief Executive Officer

                                          GSKY ACQUISITION SUB, INC.

                                             /s/ Henry Yuen
                                        By: ___________________________________
                                            Name: Henry Yuen
                                            Title: Chief Executive Officer

                                          SKYMALL, INC

                                             /s/ Robert M. Worsley
                                        By: ___________________________________
                                            Name: Robert M. Worsley
                                            Title: CEO & Chairman

                                                                         Annex B

                                 [LOGO OF ROBERTSON STEPHENS INVESTMENT BANKERS]

                                  May 14, 2001

Board of Directors
SkyMall, Inc.
1520 East Pima Street
Phoenix, AZ 85034

Members of the Board:

   We understand that SkyMall, Inc. (the "Company"), Gemstar-TV Guide International, Inc. ("Acquiror") and GSky Acquisition Sub, Inc. (a wholly owned subsidiary of Acquiror, "Merger Sub") are proposing to enter into an Agreement and Plan of Merger (the "Agreement") which will provide, among other things, for the merger (the "Merger") of the Company with and into Merger Sub. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Acquiror. Under the terms, and subject to the conditions, set forth in a draft of the Agreement dated May 10, 2001 (the "Draft Agreement"), at the effective time of the Merger, each share of common stock of the Company, par value $0.001 per share ("Company Common Stock"), outstanding immediately prior to the effective time of the Merger (the "Effective Time"), other than (i) shares (the "Worsley Shares") beneficially owned by Robert M. Worsley, Christi
M. Worsley and/or the Robert Merrill Worsley and Christi Marie Worsley Family Revocable Trust dated July 29, 1998, (ii) certain shares to be canceled pursuant to the Agreement and (iii) shares held by stockholders who properly exercise dissenters' rights ("Dissenting Shares"), will be converted into the right to receive, subject to adjustment as provided in the Agreement, the following (the "Public Merger Consideration"): (a) 0.03759 (the "Public Share Fraction") of a share of common stock of the Acquiror, par value $0.01 per share ("Acquiror Common Stock") and (b) $1.50 in cash, without interest. Under the terms, and subject to the conditions, set forth in the Draft Agreement, at the effective time of the Merger, each Worsley Share outstanding immediately prior to the Effective Time will be converted into the right to receive, subject to adjustment as provided in the Agreement, the following (the "Worsley Merger Consideration"): (a) a fraction of a share of Acquiror Common Stock equal to the Public Share Fraction; and (b) a fraction of a share of Acquiror Common Stock determined by dividing $1.50 by the volume weighted average sales price of a share of Acquiror Common Stock on the closing date. The terms and conditions of the Merger are set out more fully in the Draft Agreement.

   You have asked us whether, in our opinion, the Public Merger Consideration is fair from a financial point of view and as of the date hereof to the "Holders of Company Common Stock". The "Holders of Company Common Stock" shall be defined as all holders of Company Common Stock other than Acquiror, Merger Sub, any affiliates of Acquiror or Merger Sub or any holders of Worsley Shares or Dissenting Shares.

For purposes of this opinion we have, among other things:

     (i) reviewed certain publicly available financial statements and other business and financial information of the Company and Acquiror, respectively;

     (ii) reviewed certain internal financial statements and other financial and operating data, including certain financial forecasts and other forward-looking information, concerning the Company prepared by the management of the Company;

     (iii) reviewed with the Company and Acquiror certain publicly available estimates of research analysts relating to Acquiror;

     (iv) held discussions with the respective managements of the Company and Acquiror concerning the businesses, past and current operations, financial condition and future prospects of both the Company and Acquiror, independently and combined, including discussions with the managements of the Company and Acquiror concerning their views regarding the strategic rationale for the Merger;

     (v) reviewed the financial terms and conditions set forth in the Draft Agreement;

     (vi) reviewed the stock price and trading history of Company Common Stock and Acquiror Common Stock;

     (vii) compared the financial performance of the Company and Acquiror and the prices and trading activity of Company Common Stock and Acquiror Common Stock with that of certain other publicly traded companies comparable with the Company and Acquiror, respectively;

     (viii) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions that we deemed relevant;

     (ix) reviewed the pro forma impact of the Merger on Acquiror's earnings before interest, taxes, depreciation and amortization ("EBITDA") per share, cash earnings per share and GAAP (as defined below) earnings per share;

     (x) prepared a discounted cash flow analysis of the Company;

     (xi) participated in discussions and negotiations among representatives of the Company and Acquiror and their financial and legal advisors; and

     (xii) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

   In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us orally or otherwise discussed with us by the managements of the Company and Acquiror) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, any of such information. We have relied upon the assurances of the managements of the Company and Acquiror that they are not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of the Company or Acquiror, nor were we furnished with any such evaluation or appraisal. With respect to the financial forecasts and projections (and the assumptions and bases therefor) for the Company that we have reviewed, we have assumed that such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments of the management of the Company as to the future financial condition and performance of the Company and we have further assumed that such projections and forecasts will be realized in the amounts and in the time periods currently estimated. With respect to the Acquiror, we have discussed with the management of Acquiror certain publicly available estimates of research analysts relating to Acquiror and we have been advised, and we have assumed, that such estimates represent reasonable estimates and judgments as to the future financial condition and performance of Acquiror and we have further assumed that such estimates will be realized in the amounts and in the time periods currently estimated. We have assumed that the Merger will be consummated upon the terms set forth in the Draft Agreement without material alteration thereof, including, among other things, that the Merger will be accounted for as a purchase method business combination in accordance with U.S. generally accepted accounting principles ("GAAP") and that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. In addition, we have assumed that the historical financial statements of each of the Company and Acquiror reviewed by us have been prepared and fairly presented in accordance with U.S. GAAP consistently applied.

   This opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view and as of the date hereof, of the Public Merger Consideration to the Holders of Company Common Stock. We do not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the Merger, (ii) any tax or other consequences that might result from the Merger or (iii) what the value of Acquiror Common Stock will be when issued to the Company's stockholders pursuant to the Merger or the price at which the shares of Acquiror Common Stock that are issued pursuant to the Merger may be traded in the future. Our opinion does not address the relative merits of the Merger and the other business strategies that the Company's Board of Directors has considered or may be considering, nor does it address the decision of the Company's Board of Directors to proceed with the Merger. Neither does our opinion address any legal or accounting matters, as to which we understand that Acquiror obtained such advice as it deemed necessary from qualified professionals.

   We are acting as financial advisor to the Company in connection with the Merger and will receive (i) a fee contingent upon the delivery of this opinion and (ii) an additional fee contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement. We maintain a market in the shares of Acquiror Common Stock. In the ordinary course of business, we may trade in the Company's securities and Acquiror's securities for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in the Company's securities or Acquiror's securities.

   Our opinion expressed herein is provided for the information of the Board of Directors of the Company in connection with its evaluation of the Merger. Our opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote, or take any other action, with respect to the Merger. This opinion may not be summarized, described or referred to or furnished to any party except with our express prior written consent.

   Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Public Merger Consideration is fair to the Holders of Company Common Stock from a financial point of view.

                                          Very truly yours,

                                          Robertson Stephens, Inc.

                                          /s/ Robertson Stephens, Inc.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   Gemstar's certificate of incorporation and bylaws provide for indemnification of the officers and directors of Gemstar to the fullest extent permitted by law. Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") provides that a Delaware corporation has the power to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which a director derived an improper personal benefit.

   Section 145 of the DGCL provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

Item 21. Exhibits and Financial Statement Schedules.

   (a) The following exhibits are filed herewith or incorporated herein by reference:

 Exhibit
   No.
 -------
  2.01   Agreement and Plan of Merger, dated as of May 14, 2001, among the
         Registrant, GSky Acquisition Sub, Inc. and SkyMall, Inc. (included as
         Annex A to the Proxy Statement/Prospectus). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.

  2.02   Voting Agreement, dated as of May 14, 2001, between the Registrant and
         Robert M. Worsley, Christi M. Worsley and The Robert Merrill Worsley
         Family Revocable Trust, dated July 28, 1998.

  2.03   Option Agreement, dated as of May 14, 2001, between the Registrant and
         SkyMall, Inc.

  4.01   Second Amended and Restated Rights Agreement, effective as of July 12,
         2000, between the Registrant and American Stock Transfer & Trust
         Company (including as an exhibit thereto the form of the Certificate of Incorporation of the Registrant) (Incorporated by reference to the Form 8-K filed by the Registrant with the Securities and Exchange
         Commission on July 12, 2000, File No. 0-26878).

  5.01 Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.

  8.01 Opinion of Baker Botts L.L.P. as to certain U.S. federal income tax matters.

  8.02 Opinion of Greenberg Traurig, LLP as to certain U.S. federal income tax matters.

 10.01   Lock-Up Agreement between the Registrant and Robert M. Worsley,
         Christi M. Worsley and The Robert Merrill Worsley Family Revocable
         Trust, dated July 28, 1998.

 10.02 Employment Agreement between SkyMall, Inc. and Robert M. Worsley, dated May 14, 2001.

 23.01   Consent of Baker Botts L.L.P. (included in Exhibit 5.01 and 8.01).

 Exhibit
   No.
 -------
 23.02   Consent of Greenberg Traurig, LLP (included in Exhibit 8.02).

 23.03   Consent of KPMG LLP.

 23.04   Consent of Arthur Andersen LLP.

 24.01   Power of attorney (included on Page S-1 of this Registration
         Statement).

 99.01 Form of Proxy Card to be used in connection with the Special Meeting of Stockholders of SkyMall.

 99.02   Consent of Robertson Stephens, Inc.

Item 22. Undertakings.

   The undersigned Registrant hereby undertakes:

   That for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   That every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California on June 14, 2001.

                                                 GEMSTAR-TV GUIDE INTERNATIONAL, INC.


                                                              /s/ Henry C. Yuen
                                                 By: _______________________________________
                                                               Henry C. Yuen,
                                                          Chairman of the Board and
                                                           Chief Executive Officer


                                                             /s/ Elsie Ma Leung
                                                 By: _______________________________________
                                                               Elsie Ma Leung,
                                                   Chief Financial Officer, Co-President,
                                                   Co-Chief Operating Officer and Director

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Henry C. Yuen and Elsie Ma Leung, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, without the other, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including any subsequent registration statement for the same offering that may be filed under Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                 Signature                           Capacity                Date
                 ---------                           --------                ----

           /s/ Henry C. Yuen                Chairman of the Board and    June 14, 2001
___________________________________________ Chief Executive Officer
               Henry C. Yuen                (Principal Executive
                                            Officer)

          /s/ Elsie Ma Leung                Co-President, Co-Chief       June 14, 2001
___________________________________________ Operating Officer, Chief
              Elsie Ma Leung                Financial Officer,
                                            Director
                                            (Principal Financial and
                                            Accounting Officer)

          /s/ Peter C. Boylan III           Director                     June 14, 2001
___________________________________________
            Peter C. Boylan III


                                            Director
___________________________________________
                Chase Carey

         /s/ George F. Carrier              Director                     June 14, 2001
___________________________________________
         George F. Carrier, Ph.D.

     /s/ Nicholas Donatiello, Jr.           Director                     June 14, 2001
___________________________________________
         Nicholas Donatiello, Jr.

                                            Director
___________________________________________
                David Devoe

         /s/ Douglas B. Macrae              Director                     June 14, 2001
___________________________________________
             Douglas B. Macrae

          /s/ James E. Meyer                Director                     June 14, 2001
___________________________________________
              James E. Meyer

                                            Director
___________________________________________
              Rupert Murdoch

                                            Director
___________________________________________
              Lachlan Murdoch

        /s/ Jonathan B. Orlick              Director                     June 14, 2001
___________________________________________
            Jonathan B. Orlick

                                 EXHIBIT INDEX

 Exhibit
   No.                            Document Description
 -------                          --------------------
  2.01   Agreement and Plan of Merger, dated as of May 14, 2001, among the
         Registrant, GSky Acquisition Sub, Inc. and SkyMall, Inc. (included as
         Annex A to the Proxy Statement/Prospectus).
         The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.

  2.02   Voting Agreement, dated as of May 14, 2001, between the Registrant and
         Robert M. Worsley, Christi M. Worsley and The Robert Merrill Worsley
         Family Revocable Trust, dated July 28, 1998.

  2.03   Option Agreement, dated as of May 14, 2001, between the Registrant and
         SkyMall, Inc.

  4.01   Second Amended and Restated Rights Agreement, effective as of July 12,
         2000, between the Registrant and American Stock Transfer & Trust
         Company (including as an exhibit thereto the form of the Certificate of Incorporation of the Registrant) (Incorporated by reference to the Form 8-K filed by the Registrant with the Securities and Exchange
         Commission on July 12, 2000, File No. 0-26878).

  5.01 Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.

  8.01 Opinion of Baker Botts L.L.P. as to certain U.S. federal income tax matters.

  8.02 Opinion of Greenberg Traurig, LLP as to certain U.S. federal income tax matters.

 10.01   Lock-Up Agreement between the Registrant and Robert M. Worsley,
         Christi M. Worsley and The Robert Merrill Worsley Family Revocable
         Trust, dated July 28, 1998.

 10.02 Employment Agreement between SkyMall, Inc. and Robert M. Worsley, dated May 14, 2001.

 23.01   Consent of Baker Botts L.L.P. (included in Exhibit 5.01 and 8.01).

 23.02   Consent of Greenberg Traurig, LLP (included in Exhibit 8.02).

 23.03   Consent of KPMG LLP.

 23.04   Consent of Arthur Andersen LLP.

 24.01   Power of attorney (included on Page S-1 of this Registration
         Statement).

 99.01 Form of Proxy Card to be used in connection with the Special Meeting of Stockholders of SkyMall.

 99.02   Consent of Robertson Stephens, Inc.